UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

PHYSICIANS FORMULA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
common stock, par value $0.01 per share of Physicians Formula Holdings, Inc. (the “Common Stock”).
(2) Aggregate number of securities to which transaction applies:
13,714,447 shares of Common Stock; 2,075,389 shares of Common Stock underlying outstanding stock options; and 650,000 shares of Common Stock underlying outstanding warrants.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 13,714,447 shares of Common Stock multiplied by $4.90 per share; (B) options to purchase 1,584,389 shares of Common Stock with exercise prices less than $4.90 per share multiplied by $2.97 (which is the difference between $4.90 and the weighted average exercise price of $1.93 per share); and (C) warrants to purchase 650,000 shares of Common Stock with exercise prices less than $4.90 per share multiplied by $4.65 (which is the difference between $4.90 and the weighted average exercise price of $0.25 per share). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying $0.00013640 by the sum of the preceding sentence.

(4) Proposed maximum aggregate value of transaction:
$74,928,926
(5) Total fee paid:
$10,220
☐ Fee paid previously with preliminary materials.
☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
$7,399
(2) Form, Schedule or Registration Statement No.:
Schedule 14A
(3) Filing Party:
Physicians Formula Holdings, Inc.
(4) Date Filed:
September 11, 2012

Preliminary Copy

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

[•], 2012

Dear Stockholder:

Our board of directors has unanimously approved an agreement and plan of merger dated September 26, 2012, which we refer to as the merger agreement, providing for the acquisition of Physicians Formula Holdings, Inc. by Markwins International Corporation, a privately held cosmetics and beauty care company.  If the merger contemplated by the merger agreement is completed, you will be entitled to receive $4.90 in cash, without interest and less any applicable withholding tax, for each share of our common stock you own immediately prior to the effective time of the merger (unless you have properly demanded and validly perfected your statutory rights of appraisal with respect to the merger).

At a special meeting of our stockholders, you will be asked to consider and vote on a proposal to adopt the merger agreement. A special committee of our board of directors, consisting entirely of independent directors, negotiated, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger.  Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable, and in the best interests of our company and our stockholders and is recommending that our stockholders adopt the merger agreement and approve the merger and any other matters related to the foregoing that require approval of our stockholders.  Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The special meeting will be held on [ • ], 2012 at [ • ] a.m. local time, at our corporate office located at 1055 West 8th Street, Azusa, California 91702. Notice of the special meeting and the related proxy statement are enclosed.  The proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement (and any amendments or supplements thereto) and the merger agreement carefully. You may also obtain more information about our company from documents we have filed with the Securities and Exchange Commission, which you can obtain for free at the SEC’s website www.sec.gov.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the proposal. If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares in favor of the proposal to adopt the merger agreement will have the same effect as voting against the proposal.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet, as explained in the proxy voting instructions attached to the proxy card.  If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or nominee.

Thank you in advance for your cooperation and continued support.

Sincerely,

Ingrid Jackel
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ • ], 2012, and is first being mailed to stockholders on or about [ • ], 2012.

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ], 2012

To the Stockholders of Physicians Formula Holdings, Inc.:

A special meeting of stockholders of Physicians Formula Holdings, Inc., a Delaware corporation, will be held on [ • ], 2012 at [ • ] a.m. local time, at our corporate office located at 1055 West 8th Street, Azusa, California 91702, for the following purposes:

1.             To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of September 26, 2012, as may be amended from time to time, which we refer to as the merger agreement, by and among our company, Markwins International Corporation, a California corporation, which we refer to as Parent, and Markwins Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as MergerSub. Pursuant to the terms of the merger agreement, MergerSub will merge with and into our company with our company continuing as the surviving corporation of the merger and each issued and outstanding share of our common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by Parent, MergerSub or our company, or by any direct or indirect wholly-owned subsidiary or affiliate of Parent, and shares of common stock held by stockholders, if any, who have properly demanded and validly perfected their statutory rights of appraisal with respect to the merger), will be converted into the right to receive $4.90 in cash, without interest and less any applicable withholding tax;

2.             To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with and items of compensation which may become payable to our named executive officers that are based on or otherwise related to the merger, which we refer to as the “golden parachute” compensation; and

3.             To approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Only stockholders of record of our common stock as of the close of business on October 10, 2012, which we refer to as the record date, are entitled to notice of and to vote at the special meeting.  All stockholders of record as of the record date are cordially invited to attend the special meeting in person.

The merger agreement, the merger and the “golden parachute” compensation arrangements are more fully described in the accompanying proxy statement, which we urge you to read carefully and in its entirety. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, which we also urge you to read carefully and in its entirety. The vote on the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the merger.

Your vote is very important, regardless of the number of shares of common stock you own. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. In connection with the merger agreement, certain of our stockholders entered into voting agreements with Parent that cover approximately 22.1% of the outstanding shares of our common stock as of the record date. Under the terms of these voting agreements, such stockholders have agreed to, among other things, vote, or cause to be voted, their shares of common stock in favor of adoption of the merger agreement.

Our board of directors has unanimously approved the merger agreement and declared it advisable, and unanimously recommends that you vote “FOR” adoption of the merger agreement. Our board of directors also unanimously recommends that you vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation which may become payable to our named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please mark, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet, as explained in the proxy voting instructions included on the proxy card, to ensure that your shares of common stock will be represented at the special meeting. Stockholders who attend the special meeting may revoke their proxies and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted “FOR” each of the three proposals described above.

If you fail to submit a proxy to vote your shares or to vote in person at the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, brokerage firm or other nominee, you must obtain a legal proxy from such nominee in order to vote in person at the special meeting. If your shares are held by a bank, brokerage firm or other nominee, please bring your statement evidencing your beneficial ownership of common stock and photo identification to gain admission to the special meeting.

Our stockholders who do not vote or submit a proxy in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if the merger is completed, but only if they properly demand and validly perfect statutory rights of appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the proxy statement, and set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached to the proxy statement as Annex D.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING: Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at [•] a.m. (local time). Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (626) 334-3395.

In addition to delivering the proxy materials for the special meeting to be held on [ • ], 2012 to stockholders by mail, we have also made the proxy statement for such meeting available at http://investor.physiciansformula.com/sec.cfm.

By Order of the Board of Directors,

Ingrid Jackel
Chief Executive Officer
Azusa, California
[ • ], 2012

i

Annex A	Agreement and Plan of Merger, dated September 26, 2012, by and among Markwins International Corporation, Markwins Merger Sub, Inc., and Physicians Formula Holdings, Inc.	A-1

Annex B-1	Forms of Voting Agreements entered into by Ms. Jackel and Mr. Rogers	B1-1

Annex B-2	Form of Voting Agreement entered into by Mill Road, L.P.	B2-1

Annex C	Opinion of Blackstone Advisory Partners L.P.	C-1

Annex D	Section 262 of the Delaware General Corporation Law	D-1

ii

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

PROXY STATEMENT

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 75.

The Parties to the Merger (Page 13)

Physicians Formula Holdings, Inc.

Physicians Formula Holdings, Inc. is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under our Physicians Formula brand name, created in 1937, we develop, market and distribute innovative, premium-priced products for the mass market channel. We differentiate our company by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, our products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid. Physicians Formula Holdings, Inc. is referred to in this proxy statement as “our company,” “we,” “us,” “our,” or “Physicians Formula.”

Our company was incorporated in 2003. Our corporate headquarters and principal executive offices are located at 1055 West 8th Street, Azusa, California 91702, and our telephone number is (626) 334-3395.

Parent

Markwins International Corporation is a California corporation and is referred to in this proxy statement as “Parent.”  Parent’s principal executive offices are located at 22067 Ferrero Parkway, City of Industry, California 91786, and its telephone number is (909) 595-8898.

Parent is a global leader in color cosmetics, cosmetic accessories and beauty collections. Founded by Eric Chen, its chief executive officer, nearly 30 years ago, the privately-held company is recognized as a top 20 purveyor in the global cosmetic industry. Parent’s brands cater to and reach consumers of all ages, ethnicities and skin tones. Parent’s brand portfolio includes wet n wild®, The Color Workshop®, Black Radiance®, The Color Institute® and POP® amongst many others. As of September 2012, Parent’s brands can be found in over 42,000 retail outlets including Department, Specialty, Mass, Drug and Food stores, and are available in more than 60 countries, spanning 6 continents.

MergerSub

Markwins Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, was formed solely for the purpose of consummating the merger. Markwins Merger Sub, Inc. is referred to in this proxy statement as “MergerSub.”

MergerSub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.  MergerSub’s principal executive offices are located at 22067 Ferrero Parkway, City of Industry, California 91786, and its telephone number is (909) 595-8898.

The Merger (Page 50)

The merger agreement provides that MergerSub will merge with and into our company with our company continuing as a wholly-owned subsidiary of Parent. In the merger, each share of our common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the effective time of the merger (other than shares owned by our company, or by Parent, MergerSub or any direct or indirect wholly-owned subsidiary or affiliate of Parent, and shares held by our stockholders, if any, who have properly demanded and validly perfected their statutory rights of appraisal with respect to the merger) will be converted into the right to receive $4.90 in cash, without interest and less any applicable withholding tax, which we refer to as the merger consideration.

The Special Meeting (Page 14)

Time, Place and Purpose (Page 14)

The special meeting will be held on [ • ], 2012 at [ • ] a.m. local time, at our corporate office located at 1055 West 8th Street, Azusa, California 91702. You will be asked to (i) consider and vote upon a proposal to adopt the merger agreement, pursuant to which MergerSub will merge with and into our company with our company continuing as the surviving corporation of the merger and a wholly-owned subsidiary of Parent, (ii) approve, on an advisory (non-binding) basis, certain agreements and other items of compensation tied to or based on the merger which may become payable to our named executive officers under arrangements with our company (which we refer to as the “golden parachute” compensation) and (iii) consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum (Page 14)

You are entitled to notice of and to vote at the special meeting if you owned shares of our common stock at the close of business on October 10, 2012, which we refer to as the record date. You will have one vote for each share of common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were 13,714,447 shares of our common stock issued, outstanding and entitled to vote. A majority of the shares of common stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals at the special meeting.

Vote Required for Approval (Page 14)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date. Failure to vote your shares by proxy or in person or an abstention will have the same effect as voting against adoption of the merger agreement.

Approval of the advisory (non-binding) proposal on the “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on our company or Parent and is not a condition to completion of the merger. If the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation may be paid to our named executive officers even if stockholders fail to approve the “golden parachute” compensation. Abstentions will be treated as votes against the proposal to approve the “golden parachute” compensation if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, any failure to vote will have no effect on the approval of this proposal.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.  Abstentions will be treated as votes against this proposal.  However, any failure to vote will have no effect on the approval of this proposal.

As of the close of business on the record date, our directors and executive officers beneficially owned in the aggregate 3,048,967 shares of our common stock (excluding approximately 1,593,090 shares of our common stock, in the aggregate, underlying currently unexercised stock options and warrants), representing approximately 22.2% of the shares entitled to vote at the special meeting.

Voting Agreements (Page 15)

As condition to the willingness of Parent and MergerSub to enter into the merger agreement and as an inducement and in consideration therefor, Parent and MergerSub required that each of Mill Road Capital, L.P., which we refer to as Mill Road, Ingrid Jackel and Jeffery P. Rogers enter into voting agreements with Parent agreeing to vote for the adoption of the merger agreement and any other proposal in favor of the merger and against any other competing acquisition proposals.  As of the record date, Mill Road, Ms. Jackel and Mr. Rogers are entitled to vote (or control the vote of), in the aggregate, 3,028,967 shares of our common stock, representing approximately 22.1% of the shares entitled to vote at the special meeting.

Consideration to be Received in the Merger (Page 50)

If the merger is completed, you will be entitled to receive $4.90 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the effective time of the merger, unless you have properly demanded and validly perfected your statutory rights of appraisal with respect to the merger.

Payment for Shares (Page 51)

Promptly following the effective time of the merger, a paying agent will mail to you a letter of transmittal and instructions. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, and you should follow the instructions in the letter of transmittal for the return of your stock certificates or the book entry transfer of any uncertificated shares.

Cancellation of Shares (Page 50)

You will not own any shares of the surviving corporation or Parent and will not have any rights as a stockholder following consummation of the merger.  As a result of the merger, our company will cease to be an independent, publicly-traded company.

Treatment of Options and Warrants (Page 50)

The merger agreement provides that at the effective time of the merger each then-outstanding stock option not previously exercised, whether or not then vested, will be cancelled and converted into the right to receive a cash payment, less any applicable withholding tax and without interest, equal to (A) the excess, if any, of $4.90 over the per share exercise price of such option multiplied by (B) the number of shares of common stock subject to such stock option.  The merger agreement also provides that at the effective time of the merger each then-outstanding warrant not previously exercised, whether or not then vested, will be cancelled and converted into the right to receive a cash payment, less any applicable withholding tax and without interest, equal to (A) the excess, if any, of $4.90 over the per share exercise price of such warrant multiplied by (B) the number of shares of common stock subject to such warrant.

Recommendation of our Board of Directors (Page 29)

Our board of directors has unanimously, upon the unanimous recommendation of the special committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of our company and our stockholders, (ii) authorized and approved in all respects the merger agreement, and authorized and directed the execution of the merger agreement and any other ancillary agreements contemplated thereby to which we are a party and (iii) resolved to recommend that our stockholders adopt the merger agreement and approve the merger and any other matters related to the foregoing that require the approval of our stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of our company and our stockholders and its decision to approve the merger agreement and recommend its adoption to our stockholders, our board of directors evaluated a variety of business, financial and market factors described more fully beginning on page 29. Our board of directors based its recommendation in part on the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of independent legal and financial advisors and was comprised at all times of independent directors with no financial interest in a transaction other than as equity holders in our company. See “The Merger (Proposal 1)—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 29.

Interests of Our Directors and Executive Officers in the Merger (Page 42)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest, including the following:

•                  similar to the manner in which all outstanding options will be treated, at the effective time of the merger each then-outstanding stock option held by our directors and executive officers not previously exercised, whether or not then vested, will be cancelled and converted into the right to receive a cash payment, less any applicable withholding tax and without interest, equal to (A) the excess, if any, of $4.90 over the per share option exercise price multiplied by (B) the number of shares of common stock subject to such stock option; and

•                  the merger agreement provides for indemnification arrangements for each of our current and former directors and executive officers that will continue for six years following the effective time of the merger, as well as continued insurance coverage covering such director’s or executive officer’s service to our company as a director or executive officer.

Similar to stock options, the merger agreement also provides that at the effective time of the merger each then-outstanding warrant not previously exercised, whether or not then vested, will be cancelled and converted into the right to receive a cash payment, less any applicable withholding tax and without interest, equal to (A) the excess, if any, of $4.90 over the per share exercise price of such warrant multiplied by (B) the number of shares of common stock subject to such warrant. Mill Road holds a warrant to purchase up to 650,000 shares of our common stock with an exercise price of $0.25 per share. Mr. Lynch, one of our directors, is a Senior Managing Director of Mill Road.

Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and the recommendation that our stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger.

Opinion of Financial Advisor to the Special Committee (Page 32)

Blackstone Advisory Partners L.P., which we refer to as Blackstone, delivered its opinion to the special committee that, as of September 26, 2012 and based on and subject to the assumptions made, matters considered and limitations on the review undertaken by Blackstone described in its opinion, the $4.90 per share in cash to be received by the holders of shares of our common stock in the merger pursuant to the merger agreement was fair to such holders from a financial point of view.  The full text of the written opinion of Blackstone, dated September 26, 2012, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Blackstone in preparing such opinion, is attached to this proxy statement as Annex C. Pursuant to the engagement letter dated February 16, 2012, pursuant to which we engaged Blackstone, we agreed to pay Blackstone fees for its services which are currently estimated to be approximately $2.0 million in the aggregate, the payment of which is contingent upon consummation of the merger.

Financing (Page 40)

Parent and its wholly-owned subsidiary, Markwins Beauty Products, Inc., have obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which are expected to be sufficient for Parent and MergerSub to pay the aggregate merger consideration, the amounts payable with respect to stock options and warrants to acquire shares of our common stock, and the related fees and expenses of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which such financing will be provided). See “The Merger (Proposal 1)—Financing of the Merger” beginning on page 40.

Material Accounting Treatment (Page 47)

The merger will be accounted for as a purchase under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to goodwill.  Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (Page 47)

The exchange of shares of common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. U.S. persons that exchange their shares of common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of common stock surrendered.  Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and non-U.S. taxes.

Regulatory Approvals (Page 48)

Except for the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Relating to the Merger (Page 48)

To our knowledge, as of the date this proxy statement is being filed, there is no pending litigation relating to the merger contemplated by the merger agreement we entered into with Parent and MergerSub.

Three stockholder class action lawsuits were filed following the announcement that we entered into the merger agreement on August 14, 2012 with Physicians Formula Superior Holdings, LLC and Physicians Formula Merger Sub, Inc. (each of which are affiliates of Swander Pace Capital). We refer to that merger agreement as the Swander Pace merger agreement, and we refer to the affiliates of Swander Pace Capital that were party to the Swander Pace merger agreement as Swander Pace. These three lawsuits were filed against our company, the members of our board of directors, and Swander Pace. One such lawsuit also includes Swander Pace Capital and Mill Road as defendants. These lawsuits include claims asserting that the members of our board of directors breached their fiduciary duties to maximize stockholder value in connection with the merger contemplated by the Swander Pace merger agreement and breached their fiduciary duty of disclosure by failing to disclose all material information in our public filings.  We believe that these lawsuits are without merit and intend to defend them vigorously.  Plaintiffs in one or more of these lawsuits may file amended complaints withdrawing claims related to the Swander Pace merger agreement and asserting claims related to the merger contemplated by the merger agreement we entered into with Parent and MergerSub.

Termination of the Swander Pace Merger Agreement (page 49)

On August 14, 2012, we entered into a merger agreement with Physicians Formula Superior Holdings, LLC and Physicians Formula Merger Sub, Inc., each of which is an affiliate of Swander Pace Capital, pursuant to which such parties agreed to acquire all of the outstanding shares of our common stock at a price of $4.25 per share.

Under the terms of the Swander Pace merger agreement, we were permitted to respond to unsolicited acquisition proposals that met certain conditions. If our board of directors intended to determine that any such acquisition proposal constituted a superior proposal to the merger contemplated by the Swander Pace merger agreement, we were required to notify Swander Pace that our board of directors intended to make such determination. In that event, Swander Pace had the right to offer to amend the terms of the Swander Pace merger agreement such that such acquisition proposal no longer constituted a superior proposal. If Swander Pace did not make such an offer, our board of directors was permitted to change its recommendation to our stockholders that they adopt the Swander Pace merger agreement and we were permitted to terminate the Swander Pace merger agreement. Following the receipt of Parent’s unsolicited acquisition proposal to acquire all of the outstanding shares of our common stock at a price of $4.90 per share and following subsequent negotiations with Parent, on September 26, 2012, we terminated the Swander Pace merger agreement after complying with the terms of the Swander Pace merger agreement and the process described in the preceding sentences and we entered into the merger agreement with Parent and MergerSub. In connection with the termination of the Swander Pace merger agreement, we paid Swander Pace a termination fee of $1,285,000 on September 27, 2012.

Restrictions on Solicitations of Other Offers (Page 56)

The merger agreement restricts our ability to solicit, initiate, facilitate, propose or enter into or engage in discussions or negotiations with third parties regarding a proposal to acquire a significant interest in us or a substantial portion of our assets. However, under certain circumstances, if we receive a bona fide unsolicited written acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants and Other Agreements—No Solicitation; Acquisition Proposals” below) from a third party that our board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—Covenants and Other Agreements—No Solicitation; Acquisition Proposals” below) or would reasonably be expected to lead to a superior proposal and is from a party reasonably capable of consummating such acquisition proposal in a timely manner, we may furnish information to that third party and engage in negotiations with that third party, subject to specified conditions.

Conditions to the Closing of the Merger (Page 60)

A number of conditions must be satisfied or waived before the merger can be completed, including the following conditions:

•                                          adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the special meeting;

•                                          all material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any governmental entity required to consummate the merger shall have been obtained or filed or shall have occurred;

•                                          the accuracy as of September 26, 2012 and as of the closing of the merger of the representations and warranties made by each of the parties in the merger agreement to the extent specified therein;

•                                          the aggregate amount of our unpaid obligations and expenses that we incurred in connection with the potential sale of our company and the negotiation and execution of the merger agreement and the consummation of the transactions contemplated thereby as of September 26, 2012, plus the amount that we have and may incur between September 26, 2012 and the closing of the merger in connection with the performance of our obligations (and enforcement of our rights) under the merger agreement shall not exceed an amount agreed upon by the parties by more than $800,000;

•                                          performance of or compliance with the pre-closing covenants and agreements by each of the parties to the merger agreement to the extent specified therein; and

•                                          absence of certain events, circumstances, changes, occurrences, states of fact or effects prior to the effective time of the merger that have had or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on our company.

Neither we nor Parent can offer any assurance that any or all of the conditions will be satisfied or waived or that the merger will occur, or if it occurs, as to its timing.

Termination of the Merger Agreement and Termination Fees (Page 63)

The merger agreement may be terminated by the mutual written consent of our company, Parent and MergerSub, or under certain specified circumstances by either our company or Parent. Upon termination of the merger agreement under specified circumstances, we may be required to pay a termination fee of $1,500,000 to Parent.  In addition, upon termination of the merger agreement under other specified circumstances, Parent may be required to pay us a termination fee of $3,500,000.

Market Price of Common Stock (Page 68)

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “FACE.” The closing sale price of our common stock on August 14, 2012, the last trading day prior to the announcement of the Swander Pace merger agreement was $3.68. The $4.90 per share to be paid for each share of common stock in the merger represents:

•                  a premium of approximately 33% to the closing price on August 14, 2012; and

•                  a premium of approximately 40% to the one-month volume-weighted average price of $3.50 per share as of
August 14, 2012.

From May 31, 2011 until September 6, 2012, our common stock traded below $4.90 per share and had not exceeded $4.90 per share since May 31, 2011, when it reached $4.99 during intra-day trading, though its closing price that day was $4.60. The closing price of our common stock had been below $4.90 every trading day since May 20, 2011, when it closed at $5.09. On September 6, 2012, we announced the receipt of Parent’s unsolicited, nonbinding proposal to acquire all of our outstanding shares of common stock at a price of $4.90 per share. During the four years prior to September 6, 2012, the closing price of our common stock had been below $4.90 at the end of 95% of the trading days for that period.

The closing sale price of our common stock on the NASDAQ Global Select Market on October 2, 2012, the last trading day before the filing of this proxy statement, was $4.90.

Appraisal Rights (Page 71)

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the “fair value” of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by the DGCL. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached hereto as Annex D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger, the “golden parachute” compensation and the special meeting and are qualified in their entirety by the more detailed information contained elsewhere in this proxy statement. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including the attached annexes. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully. See “Where You Can Find More Information” beginning on page 75.

Q.                                   What is the proposed transaction?

A.                                    The proposed transaction is the acquisition of our company by Parent pursuant to the merger agreement. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, at the effective time of the merger, MergerSub, a wholly-owned subsidiary of Parent, will merge with and into our company. Our company will be the surviving corporation of the merger and will continue as a wholly-owned subsidiary of Parent following the effective time of the merger.

Q.                                   What will I receive in the merger?

A.                                    Upon completion of the merger, you will be entitled to receive $4.90 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you owned immediately prior to the effective time of the merger, unless you have properly demanded and validly perfected your statutory rights of appraisal with respect to the merger. For example, if you owned 100 shares of common stock immediately prior to the effective time of the merger, you will receive $490.00 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. After the merger, you will not own any shares in the surviving corporation of the merger or Parent whether or not you vote in favor of the proposal to adopt the merger agreement.

Q.                                   When and where is the special meeting?

A.                                    The special meeting will be held on [ • ], 2012 at [ • ] a.m. local time, at [ • ].

Q.                                   What vote is required to approve the proposal to adopt the merger agreement?

A.                                    The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is required to approve this proposal. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote against this proposal.

Q.                                   What vote is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement?

A.                                    Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Q.                                   Have any stockholders already agreed to vote to adopt the merger agreement?

A.                                   Yes. Mill Road, our largest stockholder, Ingrid Jackel, our Chief Executive Officer and a member of our board of directors, and Jeffery P. Rogers, our President and a member of our board of directors, have each entered into voting agreements with Parent. Under these voting agreements, among other things, these stockholders have irrevocably agreed, on the terms and subject to the conditions specified in the voting agreements, to vote all shares of our common stock owned by such stockholders in favor of the adoption of the merger agreement and against any competing acquisition proposal. The forms of voting agreement entered into by these stockholders are attached as Annex B-1 and Annex B-2 hereto. As of the record date, these stockholders held an aggregate of approximately 3,028,967 shares of our common stock (excluding approximately 1,743,889 shares of common stock, in the aggregate, underlying outstanding stock options and warrants) representing approximately 22.1% of the outstanding shares of our common stock as of the record date. Pursuant to such voting agreements, if such stockholders acquire beneficial or record ownership of any additional shares of our common stock, such shares will also be subject to the voting agreements.

Q.                                   What effects will the merger have on Physicians Formula?

A.                                    If the merger occurs, after the effective time of the merger, our company will cease to be a publicly-traded company and will be wholly-owned by Parent. After the effective time of the merger, you will no longer have any interest in our future earnings or growth and you will no longer be a stockholder of our company. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, which we refer to as Exchange Act, will be terminated. In addition, upon completion of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market.

Q.                                   What happens if the merger is not consummated?

A.                                    If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, the merger will not occur and our stockholders will not receive any payment for their shares. Instead, our company will remain an independent public company and our common stock will continue to be registered under the Exchange Act and, provided we continue to comply with applicable continued listing requirements, listed and traded on the NASDAQ Global Select Market. Under specified circumstances, we may be required to pay a fee to Parent, or Parent may be required to pay a fee to us, in the event the merger agreement is terminated as described under the caption “The Merger Agreement—Termination Fees” beginning on page 50.  You should also read “The Merger (Proposal 1)—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 29 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.                                   What is the “golden parachute” compensation?

A.                                    The “golden parachute” compensation is certain compensation that is tied to or based on the merger which may become payable to our named executive officers in specified circumstances. See “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 66.

Q.                                   What vote is required to approve the “golden parachute” compensation?

A.                                    The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal.

Q.                                   What happens if stockholders do not approve the “golden parachute” compensation?

A.                                    Approval of the “golden parachute” compensation is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on our company or Parent. If the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation may be paid even if our stockholders do not approve the “golden parachute” compensation.

Q.                                   How does the board of directors recommend that I vote?

A.                                    Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” approval of the “golden parachute” compensation, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. You should read “The Merger (Proposal 1)—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 29 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.                                   How do I cast my vote?

A.                                    You may vote:

•                  Via Proxy: By marking, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” each of the proposals described in this proxy statement. If your shares are held in “street name” through a broker, bank or other nominee, you may vote by completing and returning the voting form provided by your broker, bank or other nominee.

•                  Via the Internet or telephone: If your shares are registered in your name, you may submit a proxy authorizing the voting of your shares over the Internet or telephonically.  Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. (Eastern time) on [•], the day prior to the special meeting.  You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.  If your shares are held in “street name”, you may cause your shares to be voted via the Internet or telephone through your broker, bank or other nominee if they offer that service. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

•                  In person: If your shares are registered in your name, you may attend the special meeting and vote your shares in person.  Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy card or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” and you wish to attend and vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q.                                   If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.                                    Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the proposal to adopt the merger agreement, but will not have an effect on the proposal to approve the “golden parachute” compensation or to adjourn the special meeting.

Q:                                  What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:                                   Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement. Abstentions are also treated as votes against this proposal.

Approval of the advisory (non-binding) proposal on the “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Abstentions are treated as votes against this proposal if your shares are otherwise present in person or otherwise represented by proxy at the special meeting.  However, any failure to vote your shares by proxy or in person will have no effect on the approval of this proposal.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.  Abstentions are treated as votes against this proposal if your shares are otherwise present in person or otherwise represented by proxy at the special meeting.  However, any failure to vote your shares by proxy or in person will have no effect on the approval of this proposal.

Q.                                   How can I change or revoke my proxy?

A.                                    You have the right to change or revoke your proxy in one of three ways:

•                  You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you revoke your proxy, provided the notice is received before the vote is taken at the special meeting.

•                  You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares.  If you originally submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. (Eastern time) on [•], the date prior to the date of the special meeting.

•                  You can attend the meeting and vote in person.  Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker, bank or other nominee to vote your shares, the above does not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.                                   What do I do if I receive more than one proxy or set of voting instructions?

A.                                    If your shares are registered in different names or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each such proxy or set of voting instructions should be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.                                   What happens if I sell my shares before the special meeting or before the completion of the merger?

A.                                    The record date of the special meeting is October 10, 2012, which is prior to the special meeting and prior to the date that the merger is expected to be completed. If you transfer your shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our stockholders in the merger. In order to receive the merger consideration for your shares, you must hold your shares through the effective time of the merger.

Q.                                   Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.                                    Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions including strictly complying with the requirements of Section 262 of the Delaware General Corporation Law.  See “Rights of Appraisal” beginning on page 71.

Q.                                   When is the merger expected to be completed?

A.                                    The merger agreement provides that, subject to specified exceptions, either party may terminate the agreement if the closing of the merger does not occur on or before December 31, 2012. Our goal is to close the transaction as soon as practical. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, our stockholders must adopt the merger agreement, and the other closing conditions under the merger agreement must be satisfied or waived.  See “The Merger Agreement—Closing and Effective Time” and “The Merger Agreement—Covenants and Other Agreements—Conditions of the Merger” beginning on pages 50 and 60, respectively.

Q:                                  Who will bear the cost of this solicitation?

A:                               We will bear the expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby. Additional solicitation may be made by telephone, facsimile or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation for their solicitation efforts. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact.

Q.                                   Will a proxy solicitor be used?

A.                                    No, we have not engaged a proxy solicitor to assist in the solicitation of proxies for the special meeting.

Q.                                   Should I send in my stock certificates now?

A.                                    No.  If the merger agreement is adopted and the merger is completed, a paying agent will send you a letter of transmittal with detailed written instructions for exchanging your shares of common stock (whether certificated or uncertificated) for the merger consideration.  Please do not send your certificates in now.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effectuate the surrender of your “street name” shares in exchange for the merger consideration.

Q.                                   What are the U.S. federal income tax consequences of the merger?

A.                                    The receipt of cash by you in exchange for your shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes, and also generally will be a taxable transaction under applicable state, local and non-U.S. tax laws. If you are a U.S. person, you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of common stock exchanged for cash pursuant to the merger agreement. Such gain or loss generally will be capital gain or loss. Capital gains recognized by an individual stockholder are eligible for preferential rates of U.S. federal income tax if the shares of common stock were held for more than one year. If the shares are held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates. We recommend that you consult your own tax advisors as to the particular tax consequences to you of the merger, including the effect of U.S. federal, state and local tax laws or non-U.S. laws. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 47 for a more detailed description of the U.S. federal income tax consequences of the merger.

Q.                                   What do I need to do now?

A.                                    We urge you to read this proxy statement carefully, including the annexes and the other documents referred to or incorporated by reference herein, and to consider how the merger affects you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card or authorizing a proxy by telephone or the Internet. Even if you plan to attend the special meeting, we encourage you to return the enclosed proxy card or to submit your proxy by telephone or the Internet.  If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote. Do NOT return your stock certificate(s) with your proxy.

Q.                                   Who can help answer my other questions?

A.                                    If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock or need additional copies of the proxy statement or the enclosed proxy card, please (1) mail your request to Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attn: Investor Relations or (2) call our Investor Relations department at (626) 334-3395.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Questions and Answers about the Special Meeting and the Merger,” “Summary Term Sheet,” “The Merger (Proposal 1),” “Opinion of Financial Advisor to the Special Committee,” “Considerations Relating to the Proposed Merger,” and “Unaudited Projected Financial Information” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere, except as required by law. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement under circumstances that could require us to pay a $1,500,000 termination fee;

•                  the outcome of any legal proceedings that have been or may be instituted against our company and others relating to the merger agreement or the Swander Pace merger agreement;

•                  the timing of, and conditions associated with, the completion of the merger;

•                  the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•                  the failure of the merger to close for any other reason;

•                  the possibility that alternative acquisition proposals will or will not be made;

•                  the failure of Parent or MergerSub to obtain sufficient funds to close the merger;

•                  risks that the proposed merger disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•                  the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•                  the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•                  the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all;

•                  the amount of the costs, fees, expenses and charges related to the merger; and

•                  other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 8-K, 10-Q and 10-K, including but not limited to, the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 75.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under our Physicians Formula brand name, created in 1937, we develop, market and distribute innovative, premium-priced products for the mass market channel. We differentiate our company by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, our products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Our company was incorporated in 2003. Our corporate headquarters and principal executive offices are located at 1055 West 8th Street, Azusa, California 91702, and our telephone number is (626) 334-3395.

For more information about our company, please visit our website at www.physiciansformula.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 75. Our common stock is publicly-traded on the NASDAQ Global Select Market under the symbol “FACE.”

Parent

Markwins International Corporation is a California corporation and is referred to in this proxy statement as “Parent.”  Parent’s principal executive offices are located at 22067 Ferrero Parkway, City of Industry, California 91786, and its telephone number is (909) 595-8898.

Parent is a global leader in color cosmetics, cosmetic accessories and beauty collections. Founded by Eric Chen, its chief executive officer, nearly 30 years ago, the privately-held company is recognized as a top 20 purveyor in the global cosmetic industry. Parent’s brands cater to and reach consumers of all ages, ethnicities and skin tones. Parent’s brand portfolio includes wet n wild®, The Color Workshop®, Black Radiance®, The Color Institute® and POP® amongst many others. As of September 2012, Parent’s brands can be found in over 42,000 retail outlets including Department, Specialty, Mass, Drug and Food stores, and are available in more than 60 countries, spanning 6 continents.

MergerSub

Markwins Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, was formed solely for the purpose of consummating the merger. Markwins Merger Sub, Inc. is referred to in this proxy statement as “MergerSub.”

MergerSub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.  MergerSub’s principal executive offices are located at 22067 Ferrero Parkway, City of Industry, California 91786, and its telephone number is (909) 595-8898.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [ • ], 2012 at [ • ] a.m. local time, at [ • ] , or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to (i) consider and vote upon a proposal to adopt the merger agreement, pursuant to which MergerSub will merge with and into our company with our company continuing as the surviving corporation of the merger and a wholly-owned subsidiary of Parent, (ii) approve, on an advisory (non-binding) basis, certain agreements and other items of compensation tied to or based on the merger which may become payable to our named executive officers under arrangements with our company (which we refer to in this proxy statement as the “golden parachute” compensation) and (iii) consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement

Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders do not adopt the merger agreement or if the other closing conditions set forth in the merger agreement are not satisfied or waived, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Other than the three proposals described above, we do not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Quorum

We have fixed the close of business on October 10, 2012 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to receive notice of and vote at the special meeting. As of the close of business on the record date, there were 13,714,447 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting, present in person or represented by a duly authorized and properly completed proxy, constitutes a quorum for the purpose of considering the proposals. Shares of common stock represented at the special meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained and shares held in “street name” as to which voting instructions are provided by the beneficial owner to the bank, brokerage firm or other nominee that holds such shares on at least one of the proposals described in this proxy statement, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting.

If your shares of common stock are held in “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, brokerage firm or other nominee, as the case may be. Brokers who hold shares of our common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because it is expected that brokers and other nominees will not have discretionary authority to vote on any of the three proposals described in this proxy statement, we anticipate that there will not be any broker non-votes in connection with any of the proposals. If your broker or other nominee holds your shares in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee.

Vote Required for Approval

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding that are entitled to vote at the special meeting.

Approval of the advisory (non-binding) proposal on the “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on our company or Parent and is not a condition to completion of the merger. If the merger is completed, the “golden parachute” compensation may be paid to our named executive officers in certain circumstances even if stockholders fail to approve the “golden parachute” compensation.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

If you do not submit a proxy by telephone or the Internet or by returning a signed proxy card by mail or vote your shares in person or if you “ABSTAIN” from voting on your proxy card or ballot, it will have the same effect as a vote against the proposal to adopt the merger agreement.

If you do not submit a proxy by telephone or the Internet or by returning a signed proxy card by mail or vote your shares in person, it will have no effect on the proposal to approve the “golden parachute” compensation or on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you “ABSTAIN” from voting on your proxy card or ballot, it will have the same effect as a vote against the proposal to approve the “golden parachute” compensation and on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the proposal to adopt the merger agreement.

As of the record date, our directors and executive officers beneficially owned in the aggregate 3,048,967 shares of our common stock (excluding approximately 1,593,090 shares of our common stock, in the aggregate, underlying currently unexercised stock options and warrants), representing approximately 22.2% of the shares entitled to vote at the special meeting.

Voting Agreements

As condition to the willingness of Parent and MergerSub to enter into the merger agreement and as an inducement and in consideration therefor, Parent and MergerSub required that each of Mill Road, Ingrid Jackel and Jeffery P. Rogers enter into a voting agreement with Parent.  Mill Road is our largest stockholder, and Mr. Lynch a member of our board of directors and of the special committee, is a Senior Managing Director of Mill Road. Ms. Jackel and Mr. Rogers serve as our Chief Executive Officer and President, respectively, and also serve on our board of directors.

Under these voting agreements, among other things, these stockholders have irrevocably agreed, on the terms and subject to the conditions specified in the voting agreements, to vote all shares of our common stock owned by such stockholders in favor of the adoption of the merger agreement and against any competing acquisition proposal. The forms of voting agreements entered into by these stockholders are included as Annex B-1 and Annex B-2 hereto. As of the record date, these stockholders held an aggregate of approximately 3,028,967 shares of our common stock (excluding approximately 1,743,889 shares of common stock, in the aggregate, underlying outstanding stock options and warrants) representing approximately 22.1% of the outstanding shares of our common stock as of the record date. Pursuant to such voting agreements, if such stockholders acquire beneficial or record ownership of any additional shares of common stock, such shares will also be subject to the voting agreements.

Previously, each of Mill Road, Ms. Jackel and Mr. Rogers entered into voting agreements with Swander Pace, requiring such stockholders to vote in favor of the Swander Pace merger agreement. The Swander Pace voting agreements were terminated in accordance with their terms.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you direct on your proxy card or by such other method. If you sign your proxy card without indicating instructions as to how to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the “golden parachute” compensation, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The laws of Delaware, under which our company is incorporated, specifically permit electronically transmitted proxies, provided that each proxy contains or is submitted with information that enables the inspectors of election to determine that the proxy was authorized by the stockholder. When you log on to the Internet website address, you will receive instructions on how to proceed with voting your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow our stockholders to appoint a proxy to vote their shares of common stock, and to confirm that their instructions have been properly recorded.

Proxies received at any time before the start of the special meeting and not revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy in one of three ways:

•                  You can deliver to our corporate secretary a written notice bearing a date later than the proxy you delivered to us stating that you revoke your proxy, provided the notice is received before the vote is taken at the special meeting.

•                  You can complete, execute and deliver to our corporate secretary a later-dated proxy for the same shares. If you originally submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit a later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. (Eastern time) on [•], the date prior to the date of the special meeting.

•                  You can attend the meeting and vote in person.  Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to us at Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attention: Corporate Secretary, or hand-delivered to our corporate secretary at or before the taking of the vote at the special meeting.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of common stock, the above instructions do not apply and, instead, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.   When the merger is completed, a paying agent will mail to you a separate letter of transmittal that will enable you to receive the merger consideration in exchange for your shares of common stock (whether held in certificated or uncertificated form).

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient votes for adoption of the merger agreement proposal at the special meeting. Any adjournments may be made without notice (if such adjournment is for not more than 30 days), other than an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting. Any signed proxies we receive in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide notice of the new meeting date as required by law. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Appraisal Rights of Stockholders

Stockholders are entitled to statutory appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the “fair value” of your shares determined by the Delaware Court of Chancery and to receive payment in cash for your shares at that value, provided that you strictly comply with requirements under Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to our company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 71 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute, reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by our company on behalf of our board of directors. Our directors, officers and employees may also solicit proxies by personal interview, mail, electronic mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record and obtain such holders’ voting instructions. Upon request, we will reimburse such brokers and fiduciaries for their reasonable out-of-pocket expenses.

Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please (1) mail your request to Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attn: Investor Relations or (2) call our Investor Relations department at (626) 334-3395.

THE MERGER (PROPOSAL 1)

Background of the Merger

As part of our company’s ongoing strategic planning process, our board of directors and members of our management have regularly reviewed and evaluated our strategic direction and alternatives in light of the performance of our business operations, market, economic and competitive developments and other conditions.  In connection with these periodic reviews, our board of directors has, from time to time in the ordinary course of business, received communications and advice from various investment banking firms regarding market conditions and parties that may be interested in exploring a potential strategic transaction involving our company.

In October 2010, our board of directors considered its role in exploring, evaluating and considering a potential strategic transaction. Our board of directors discussed the possible advantages of establishing a committee of independent and disinterested directors to explore, evaluate, consider and negotiate the terms of a potential acquisition or other strategic transaction involving our company. Our board of directors observed that such a committee, due to its size, would be able to more efficiently manage the process of exploring, evaluating, considering and negotiating any potential proposals received by our company.  Following this discussion, our board of directors determined to establish such a committee whose primary purpose and responsibility was to direct and oversee an exploration of the strategic alternatives available to our company to maximize stockholder value. Our board of directors determined that the committee, which we refer to as the special committee, would be comprised of Mr. Padraic L. Spence (Chairman), Mr. Thomas E. Lynch, Mr. Zvi Eiref and Mr. Charles J. Hinkaty. None of the directors appointed to the special committee had or has interests in a potential strategic transaction that differ from those of our stockholders generally. The special committee met two times in 2010. During those meetings, the special committee discussed and considered initiating a process to explore the strategic alternatives available to our company to maximize stockholder value. The special committee identified several investment banks that could potentially serve as its independent financial advisor in connection with that process and selected four investment banks to make a presentation to our board of directors in March 2011.

In March 2011, the four investment banks selected by the special committee each made a presentation to our board of directors regarding the advisability of initiating a process to explore the strategic alternatives available to our company to maximize stockholder value. The special committee met following those presentations and determined not to initiate such a process in part based on the information it reviewed in such presentations and in part because our company had just begun a costly marketing investment program that would depress short-term profitability results and could result in a reduced valuation for our company.

In October 2011, the special committee met. During this meeting it decided to meet again in early 2012 after our company’s annual budget had been finalized. Based upon the special committee’s assessment of our company’s prospects at that time, the special committee planned to consider the advisability of initiating a process to explore the strategic alternatives available to our company to maximize stockholder value.

Mr. Spence resigned from our board of directors in May 2011 and Mr. Lynch was subsequently appointed as chairman of the special committee in October 2011. Mr. Eiref resigned from our board of directors in December 2011.  In June 2011, Mr. Bruce E. Kanter was appointed to our board of directors. He was appointed to the special committee in December 2011. In December 2011, Mr. Alec Taylor was appointed to our board of directors and to the special committee. As of our annual meeting in December 2011 and continuing through today, the special committee members are Messrs. Lynch (Chairman), Hinkaty, Kanter and Taylor, each of whom is an independent director, and none of whom had or has interests in a potential strategic transaction that differ from those of our stockholders generally.

In February 2012, our board of directors adopted a charter for the special committee, which provides that the primary purpose and responsibility of the special committee is to direct and oversee an exploration of strategic alternatives available to our company to maximize stockholder value, and to advise our full board of directors in that regard.

In January and February 2012, the special committee identified several investment banks that could potentially serve as its independent financial advisor in connection with the process of exploring, evaluating, considering and negotiating a potential strategic transaction, and several law firms that could potentially serve as independent legal counsel that would advise our board of directors in connection with that process, but that would primarily report to the special committee. After considering the background, independence and qualifications of each investment bank and law firm interviewed by the special committee, the special committee retained Blackstone Advisory Partners L.P., who we refer to as Blackstone, as its independent financial advisor, and authorized our company to retain Sheppard, Mullin, Richter & Hampton LLP, who we refer to as Sheppard Mullin, as independent legal counsel.  On February 16, 2012, the special committee finalized its engagement of Blackstone as its independent financial advisor.  In connection with Blackstone’s issuance of its fairness opinion referred to elsewhere in this proxy statement, no limitations were imposed by the special committee with respect to the investigations made or procedures followed by Blackstone in connection with the issuance of its opinion.  On February 16, 2012, we engaged Sheppard Mullin as our independent legal counsel.

On February 13, 2012, we received an unsolicited non-binding letter of interest from Parent. In that letter, Parent indicated that it was interested in engaging in a business combination with our company, and that based on available public information regarding our company, Parent was prepared to offer our stockholders $4.00 per share in cash, subject to, among other things, its due diligence, securing financing, the parties’ agreement on mutually acceptable documentation and appropriate approvals by both its and our company’s board of directors.

On February 17, 2012, the special committee met to, among other things, discuss the February 13 letter of interest received from Parent. The special committee reviewed the terms of the letter of interest with representatives of Blackstone, including an analysis of the $4.00 per share offer price. The special committee discussed appropriate next steps to take with respect to responding to Parent and with respect to the overall strategic process. As to the latter, the special committee discussed requesting that our management prepare a three-year financial forecast, which would be provided to potential buyers later in the strategic process, and which would help the special committee in its evaluation of future potential offers.  The special committee also discussed potential parties we could consider contacting who may be interested in pursuing a strategic transaction involving our company. Following discussion, the special committee instructed Blackstone to contact Parent to inform it that the special committee would be reviewing the letter of interest and would be responding following an analysis and consideration of its terms.  The special committee decided to request that management prepare a three-year financial forecast and also instructed Blackstone to prepare a list of parties based on the discussion at the meeting who may be interested in pursuing a strategic transaction involving our company and to provide such list to the special committee for its review.

On March 2, 2012, the special committee met to, among other things, briefly discuss the letter of interest received from Parent.  In addition, during this meeting, the special committee reviewed with our management and Blackstone a draft of the three-year forecast our management prepared at the request of the special committee.

On March 13, 2012, the special committee met to, among other things, discuss an appropriate response to the February 13 letter of interest received from Parent. After reviewing the terms of the letter with representatives of Sheppard Mullin and Blackstone, and following a discussion of its terms, the special committee instructed Blackstone to contact Parent to inform it that the special committee did not consider the $4.00 per share price offer to be sufficient. The special committee also reviewed and discussed an updated draft of our company’s three-year forecast that was prepared by our management at the request of the special committee and provided to the special committee in advance of the meeting.

On March 16, 2012, in accordance with the request of the special committee, a Blackstone representative contacted Parent to inform it that the special committee did not consider the $4.00 per share offer price to be sufficient and that the special committee would consider granting Parent exclusivity if it materially increased its per share offer price, subject to our right to appropriate fiduciary-outs if negotiations resulted in the parties entering into a definitive agreement.

On March 26, 2012, the compensation committee of our board of directors approved retention bonuses for each of our Chief Executive Officer and President that would be payable following the six month anniversary of the consummation of any change of control transaction, including a merger, if such executive continued to be employed on the six month anniversary of the consummation of the change of control transaction or if his or her employment was terminated without cause any time prior to such six month anniversary. In order to be eligible to receive the retention bonus, the amount of the consideration paid for each outstanding share of our common stock in the change of control transaction must be at least $5.00.

During late March and early April 2012, the special committee, with assistance from Blackstone and our management, developed a list of more than 60 potential buyers that may be interested in pursuing a strategic transaction involving our company.  At the request of the special committee, throughout the course of the strategic process, Blackstone made contact with 68 potential buyers (30 strategic buyers and 38 financial buyers) and coordinated the execution of confidentiality agreements with those potential buyers that indicated an interest in obtaining non-public information regarding our company. In addition, during this time period, at the request of the special committee, our management reviewed with Blackstone certain financial projections covering the remainder of 2012 that were previously prepared by our management.  At the request of the special committee, these financial projections were delivered by Blackstone only to those potential buyers who entered into a confidentiality agreement.

Beginning in April 2012, the special committee instructed Blackstone, with the assistance of our management, to establish an electronic data room and populate it with information regarding our company for purposes of permitting potential buyers to perform their diligence in connection with their evaluation of pursuing a strategic transaction involving our company.

On April 30, 2012, the special committee met to, among other things, discuss the status of the strategic process.  In addition, the special committee reviewed with our management and Blackstone an updated draft of our company’s three-year forecast.  After discussion, the special committee accepted such forecast, which became the management case forecast referred to elsewhere in this proxy statement and in the “—Opinion of Financial Advisor to the Special Committee” section below.

At the request of the special committee, Blackstone continued to discuss the opportunity with potential buyers through mid-May 2012.  Ultimately 15 parties (three strategic buyers and 12 financial buyers), following the execution of a confidentiality agreement, were provided access to non-public information regarding our company, including our management’s financial projections covering the remainder of 2012 that were part of management’s three-year forecast as discussed above. All such parties were requested to submit a non-binding indication of interest to Blackstone by May 18, 2012 if they had any interest in further pursuing a strategic transaction involving our company. As discussed below, three such parties (Swander Pace, Parent and a potential financial buyer, who we refer to as Financial Bidder B, who evaluated potential strategic transactions involving our company under conditions of confidentiality) submitted a non-binding indication of interest to Blackstone on May 18, 2012.

For convenience and continuity of discussion, references in the balance of this “Background of the Merger” discussion to Swander Pace include Swander Pace Capital and the affiliates of Swander Pace Capital formed for the purpose of acquiring our company, Physicians Formula Superior Holdings, LLC and Physicians Formula Merger Sub, Inc.

Between early April 2012 and May 18, 2012, Swander Pace, Parent and Financial Bidder B continued to perform their preliminary due diligence review of our company and each held discussions with certain members of our management and Blackstone regarding our business.

On May 18, 2012, Parent submitted a non-binding indication of interest that superseded its letter of interest dated February 13, 2012. In its May 18 indication of interest, Parent indicated that, based on its initial review of the material provided to it to date and on publicly available information, it was prepared to offer a price per share in cash of between $4.35 and $4.80, subject to the completion of due diligence, financing, appropriate employment agreements with members of our senior management, regulatory approvals and negotiation of a mutually agreeable definitive agreement.

On May 18, 2012, Financial Bidder B submitted a non-binding indication of interest in which it indicated that, based on its preliminary review of our company and our operations, it would propose acquiring all of our outstanding common stock for $4.00 per share. Its offer was subject to the completion of due diligence and the execution of a definitive agreement.

On May 18, 2012, Swander Pace submitted a non-binding indication of interest in which it indicated that, based on its review of the information provided to it to date, it believed that our company had a total enterprise value that would yield a price of $4.50 per share.

On May 22, 2012, the special committee met to, among other things, discuss the strategic process and the results of the first round bidding process and to evaluate appropriate next steps in the strategic process.  Members of our management and representatives of Sheppard Mullin and Blackstone participated in portions of the meeting. At the request of the special committee, Blackstone representatives reviewed a summary of the three indications of interest, all of which were previously provided to the special committee. At the request of the special committee, Blackstone representatives also reviewed with the special committee the information they had learned about the three potential buyers during the process.  Following a discussion of the terms of the three indications of interest, including the potential buyers who submitted the indications of interests, and other potential buyers who could potentially enter the process at a later stage, the implied valuation of our company based on the terms of these indications of interest and our company’s 2012 performance relative to such implied valuations, the special committee instructed Blackstone to coordinate management presentations for Swander Pace, Parent and Financial Bidder B and to coordinate the continuing due diligence effort. The special committee also instructed Blackstone to contact certain potential international strategic buyers.

During the end of May 2012 and through June 2012, Swander Pace, Parent and Financial Bidder B continued their due diligence and participated in management presentations.  In connection with such management presentations, the management case forecast was provided to the three potential buyers.

On June 11, 2012, at the request of the special committee, Blackstone provided a draft of the agreement and plan of merger along with a process letter, to Swander Pace, Parent and Financial Bidder B. The process letter invited such parties to submit a revised, non-binding offer to acquire all of our company’s outstanding securities, together with any proposed revisions to the merger agreement that was provided to such parties and an indication of any required closing conditions. Such offers were requested to be delivered no later than June 26, 2012.

In June 2012, we engaged Potter Anderson & Corroon LLP, who we refer to as Potter Anderson, as special Delaware legal counsel to advise our company on matters of Delaware law. Sheppard Mullin consulted with Potter Anderson throughout the process.

During the period between May 18, 2012 and June 26, 2012, our management, with Blackstone’s assistance, responded to due diligence requests of each of Swander Pace and Financial Bidder B and updated information in the electronic data room.

On June 26, 2012, Financial Bidder B communicated to Blackstone that its financial analyses of a possible acquisition of our company did not result in future performance metrics that warranted its further continuation in the process and Financial Bidder B decided not to submit a revised, non-binding offer.

On June 26, 2012, Swander Pace submitted a non-binding letter of intent to acquire all of our company’s outstanding securities at a per share price of $4.25, subject to the grant of an exclusivity period, further due diligence, the negotiation of a definitive merger agreement, and the execution of debt and equity commitment letters in connection with financing the acquisition. In addition, the letter of intent provided that if we entered into any definitive agreement concerning the sale or other disposition of our company with a party other than Swander Pace or if we terminated discussions with Swander Pace on or prior to December 26, 2012, we would be required to reimburse Swander Pace for up to $500,000 of its out-of-pocket expenses incurred in connection with its evaluation of our company and the negotiation of the terms of a transaction.

On June 27, 2012, at the request of the special committee, Blackstone contacted the financial adviser to Parent to inquire if Parent would be interested in submitting a non-binding offer even though the June 26th deadline for such offers had passed. A representative of Parent’s financial adviser indicated that he would contact Parent and contact Blackstone thereafter.

On June 28, 2012, the special committee met to, among other things, discuss the strategic process and the results of the second round bidding process. At the request of the special committee, Blackstone representatives provided the special committee with an update regarding the second round of non-binding proposals solicited on our company’s behalf and informed the special committee that the only proposal submitted was the June 26 Swander Pace letter of intent. Blackstone representatives also informed the special committee that none of the potential international strategic buyers that the special committee instructed Blackstone to contact expressed interest in evaluating a strategic transaction involving our company. The special committee reviewed the terms of the June 26 Swander Pace letter of intent with representatives of Blackstone and Sheppard Mullin. The special committee then discussed the terms of that letter of intent, including the price being offered and the financing required by Swander Pace to complete the proposed transaction. At the request of the special committee, Sheppard Mullin representatives reviewed the fiduciary duties of our directors in considering a sale of our company.  After further discussion of the terms of the June 26 Swander Pace letter of intent and taking into account that it was the only proposal submitted during the second round of the process, the special committee instructed Blackstone to communicate to Swander Pace that if Swander Pace increased its per share offer price from $4.25 to $4.75, the special committee would consider granting Swander Pace a 30-day exclusivity period during which Swander Pace could continue its evaluation of a strategic transaction involving our company, and that we would be willing to reimburse Swander Pace for its out-of-pocket expenses incurred in connection with its evaluation of our company and the negotiation of the terms of a transaction if we terminated the exclusivity period early, but that there would be no other expense reimbursement requirements. The special committee also instructed Blackstone to clarify with Swander Pace certain of the terms in its June 26 letter of intent and to follow-up with Parent’s financial adviser regarding their conversation on June 27, 2012.

On July 2, 2012, the special committee met to discuss the status of the strategic process and to receive a report from Blackstone regarding the communications it was instructed to have since the previous special committee meeting.  Blackstone representatives reported that in exchange for a 30-day exclusivity period Swander Pace might offer $4.35 per share and that Parent indicated that it would need at least 60 additional days to complete its due diligence and that, based on its due diligence and evaluation completed to date, it did not expect that it would be able to make an offer above $4.00 per share.  Following a discussion with representatives of Sheppard Mullin and Blackstone, the special committee instructed Blackstone to clarify with Swander Pace certain of the terms in the June 26 Swander Pace letter of intent and to offer to Swander Pace a 30-day exclusivity period to allow it to continue its evaluation of a strategic transaction involving our company, subject to our right to terminate the exclusivity period early for any reason upon reimbursement to Swander Pace for up to $250,000 of its out-of-pocket expenses incurred in connection with its evaluation of our company and the negotiation of the terms of a transaction, but that there would be no other expense reimbursement requirements. The special committee also instructed Blackstone to contact Parent and Financial Bidder B to inquire as to their respective interest in continuing to evaluate a strategic transaction involving our company.

On July 5, 2012, Swander Pace submitted a revised non-binding letter of intent to acquire all of our company’s outstanding securities at a per share price of $4.25, subject to the grant of a 30-day exclusivity period, further due diligence, the negotiation of a definitive merger agreement, and the execution of debt and equity commitment letters in connection with financing the acquisition. While Swander Pace had previously orally indicated to Blackstone that it might offer $4.35 per share, as explained in the paragraph below, Swander Pace decided to offer $4.25 per share after analyzing certain additional capitalization information.

On July 11, 2012, the special committee met to discuss the status of the strategic process and to receive a report from Blackstone regarding the communications it had since the previous special committee meeting.  Blackstone representatives reported that Financial Bidder B reiterated that the maximum price it might be prepared to offer is $4.00 per share and Parent indicated that it would require a 90-day exclusivity period to continue in the process and that, in any event, it did not expect to offer more than $4.00 per share.  With respect to Swander Pace, Blackstone representatives reported that, although Swander Pace had previously orally indicated to Blackstone that it might offer $4.35 per share, after taking into account outstanding options and warrants to acquire shares of our common stock, Swander Pace indicated that it was unwilling to offer more than $4.25 per share as reflected in its July 5 letter.

The special committee reviewed the terms of the July 5 Swander Pace letter of intent with representatives of Blackstone and Sheppard Mullin. After discussing the terms of the July 5 Swander Pace letter of intent, and taking into account that the $4.25 per share offer contained therein represented an approximately 24% premium to the closing price of our common stock on July 11, 2012, the special committee instructed Blackstone and Sheppard Mullin to prepare a 30-day exclusivity agreement to be entered into between our company and Swander Pace and to provide the same to Swander Pace for its review and execution.  Under the proposed exclusivity agreement, we could terminate the agreement at any time prior to the end of the 30-day exclusivity period for any reason upon reimbursement to Swander Pace of up to $250,000 of expenses it incurred in connection with its evaluation of pursuing the proposed transaction.  The special committee also instructed Blackstone to inform Parent and Financial Bidder B that we would be granting a 30-day exclusivity period to another potential buyer.

On July 13, 2012, we entered into a 30-day exclusivity agreement with Swander Pace containing the early termination provisions described in the immediately preceding paragraph. The exclusivity agreement did not contain any offer price or other material term of the proposed transaction.

On July 20, 2012, the special committee met to review the status of the strategic process with Blackstone, the ongoing due diligence being performed by Swander Pace and our management’s ability to accommodate Swander Pace’s due diligence requests in a timely manner especially in light of the limited resources available to our management and its ongoing obligations with respect to running our business in the ordinary course. Following discussion, the special committee determined it would continue to monitor our management’s ability to meet Swander Pace’s diligence needs while still being able to effectively run our business.

On July 26, 2012, legal counsel to Swander Pace, Kirkland & Ellis, LLP, who we refer to as K&E, delivered, on behalf of Swander Pace, to Sheppard Mullin a revised draft of the merger agreement that was provided to Swander Pace on June 11, 2012. Between July 26, 2012 and through the time the parties signed the Swander Pace merger agreement, representatives of Sheppard Mullin and K&E engaged in extensive negotiations regarding the terms of the Swander Pace merger agreement.

During the month of July 2012 and through the time the parties signed the Swander Pace merger agreement, Swander Pace continued its due diligence.  In connection with its due diligence, we provided Swander Pace with updated financial projections for all of 2012 reflecting actual results through June 30, 2012.

On July 27, 2012, a representative of Parent made an unsolicited contact to Blackstone to indicate that Parent may be willing to increase its per share offer price modestly to something above $4.00 but less than $5.00.  Blackstone did not engage in discussions and informed this representative of Parent that our company was bound by an exclusivity agreement with another potential buyer.

On July 31, 2012, the special committee met to discuss the status of the strategic process and to receive a report from Blackstone regarding the unsolicited contact made by a representative of Parent on July 27, 2012.  The special committee reviewed with Sheppard Mullin and Blackstone representative the terms of the exclusivity agreement with Swander Pace, which permitted our company to terminate the exclusivity agreement prior to its August 13, 2012 termination date for any reason upon reimbursement to Swander Pace of up to $250,000 of expenses it incurred in connection with its evaluation of the proposed transaction. Following discussion of the status of the negotiations with Swander Pace, and in light of the prior statements made by Parent with respect to the amount of time it needed to consummate a transaction and the absence of a definitive offer price that was significantly greater than the $4.25 per share offer price previously communicated by Swander Pace, the special committee determined to continue negotiating exclusively with Swander Pace in accordance with the terms of the exclusivity agreement.  At the request of the special committee, Sheppard Mullin representatives reviewed the terms of the merger agreement proposed to be entered into with Swander Pace, including conditions to closing, representations and warranties, the termination provisions and provisions related to the conditions under which termination fees would be payable and the amount of such fees and specific performance.  The special committee discussed the terms of such merger agreement at length and, after such discussion, determined that it would be able to more efficiently manage the process of directing negotiations with Swander Pace if it formed a negotiation subcommittee, as permitted under the special committee charter, that would be empowered to direct and oversee such negotiations and that would keep the special committee updated and informed regarding the status of such negotiations as necessary and appropriate. The special committee appointed Messrs. Lynch and Taylor to the negotiation subcommittee due, in part, to their previous experience in the sale of public companies and their professional backgrounds.

At the end of July 2012 and the beginning of August 2012, our management met with Blackstone representatives as Blackstone was completing its financial analysis in connection with the preparation of its fairness opinion.  At the request of the special committee, our management prepared a revised set of financial projections covering the remainder of 2012 through the end of 2015, which formed the management sensitivity case forecast referred to elsewhere in this proxy statement in the “—Opinion of Financial Advisor to the Special Committee” and “—Unaudited Projected Financial Information” sections below. This forecast was prepared in recognition of, and to assist the special committee in understanding and evaluating, the risks inherent in the management case forecast, including the risk of decelerating growth within the U.S. color cosmetics sector, the uncertainty with respect to performance of certain new products, and the uncertainty with respect to the scope of future business opportunities within a concentrated customer base, and the impact on the value of our company in the event our company was unable to achieve the financial projections in the management case forecast.  To achieve that objective, for the management sensitivity case forecast, our management reduced the projected revenue compound annual growth rate, or CAGR, for 2012 through 2015 to 6.0% (as compared to 15.6% assumed in the management case forecast), and reduced target 2015 adjusted earnings before interest, taxes, depreciation, and amortization, or EBITDA, margin to 15.0% (as compared to 17.7% assumed in the management case forecast). The management sensitivity case forecast was not shared with Swander Pace, Parent or any other potential buyer prior to its inclusion in the preliminary proxy statement that our company filed with the SEC on the evening of September 10, 2012.

On August 2, 2012, the negotiation subcommittee met to discuss the terms of the revised draft of the merger agreement that was delivered on July 26, 2012 by K&E on behalf of Swander Pace. At the instruction of the negotiation subcommittee, Sheppard Mullin representatives reviewed the terms of the revised draft that were the subject of ongoing negotiation. After discussion, the negotiation subcommittee determined that certain of those terms should be considered by the special committee.

On August 3, 2012, the special committee met to discuss the terms of the revised draft of the merger agreement that was delivered on July 26, 2012 by K&E on behalf of Swander Pace. At the request of the special committee, Sheppard Mullin representatives reviewed the terms of the revised draft that were the subject of ongoing negotiation.  After discussion, the special committee instructed Sheppard Mullin regarding the special committee’s position as to such terms.

On August 6, 2012, at the request of the negotiation subcommittee, Sheppard Mullin, on behalf of the Company, delivered a revised draft of the merger agreement to K&E.

On August 8, 2012, the negotiation subcommittee met to discuss, among other things, the status of the Blackstone fairness opinion and the status of negotiations of the merger agreement proposed to be entered into with Swander Pace.  At the request of the negotiation subcommittee, Sheppard Mullin representatives reviewed the terms of the merger agreement that were the subject of ongoing negotiations.  After discussion, the negotiation subcommittee instructed Sheppard Mullin regarding the negotiation subcommittee’s position as to such terms.

On August 9, 2012, K&E, on behalf of Swander Pace, delivered a revised draft of the merger agreement to Sheppard Mullin and drafts of the voting agreements that Swander Pace requested be entered into by each of Mill Road, Ingrid Jackel, a member of our board of directors and our Chief Executive Officer, and Jeffrey Rogers, a member of our board of directors and our President. Mr. Lynch, a member of our board of directors and the Chairperson of the special committee, is a Senior Managing Director of Mill Road.

Mill Road, on the one hand, and Ms. Jackel and Mr. Rogers, on the other, each engaged separate legal counsel to advise them with respect to their voting agreements. Between August 9, 2012 and the time the parties signed their respective voting agreements, respective counsel to Mill Road, Ms. Jackel and Mr. Rogers, and K&E, on behalf of Swander Pace, engaged in extensive discussions over the terms of the voting agreements.

On August 9, 2012, K&E, on behalf of Swander Pace, also delivered a draft of the equity commitment letters and limited guarantee to Sheppard Mullin. Between August 9, 2012 and through the time the parties signed the Swander Pace merger agreement, representatives of Sheppard Mullin and K&E engaged in extensive discussions over the terms of the equity commitment letter and the limited guarantee.

On August 10, 2012, the negotiation subcommittee met to discuss the terms of the revised draft of the merger agreement dated August 9, 2012 that was delivered by K&E on behalf of Swander Pace. At the instruction of the negotiation subcommittee, Sheppard Mullin representatives reviewed the terms of such revised draft that were the subject of ongoing negotiation.  After discussion, the negotiation subcommittee instructed Sheppard Mullin regarding the negotiation subcommittee’s position as to such terms.

On August 10, 2012, at the instruction of the negotiation subcommittee, Sheppard Mullin, on behalf of the Company, delivered a revised draft of the merger agreement to K&E.

On August 11, 2012, the negotiation subcommittee met to discuss the status of the merger agreement negotiations.  After discussion, the negotiation subcommittee instructed Sheppard Mullin regarding the negotiation subcommittee’s position as to the terms of the merger agreement that were the subject of ongoing negotiation.

On August 12, 2012, K&E, on behalf of Swander Pace, delivered a draft of the debt commitment letters to Sheppard Mullin. Over the course of the next two days, representatives of Sheppard Mullin and K&E engaged in discussions over the terms of the debt commitment letters.

On August 13, 2012, the negotiation subcommittee met to discuss the status of the negotiations of the merger agreement proposed to be entered into with Swander Pace, the equity and debt commitment letters and the limited guarantee.  At the instruction of the negotiation subcommittee, Sheppard Mullin representatives discussed the terms of such merger agreement that were the subject of ongoing negotiation.  After discussion, the negotiation subcommittee instructed Sheppard Mullin regarding the negotiation subcommittee’s position as to such terms.

Later on August 13, 2012, the special committee met.  During this meeting, the negotiation subcommittee, and at the request of the negotiation subcommittee, Sheppard Mullin representatives, provided the special committee with an update on the status of negotiations of the merger agreement proposed to be entered into with Swander Pace and related agreements.  After discussion, the special committee instructed Sheppard Mullin regarding the special committee’s position as to terms of such merger agreement and related agreements that were the subject of ongoing negotiation. Representatives of Sheppard Mullin and Potter Anderson reviewed again with the special committee the fiduciary duties of all directors in the context of the transaction contemplated by such merger agreement.

After the term of the exclusivity agreement with Swander Pace expired on August 13, 2012, at the instruction of the special committee, Blackstone representatives contacted a representative of Parent to inquire if the price per share at which Parent would consider pursuing a strategic transaction involving our company had changed from the price previously communicated to the special committee, which was something modestly above $4.00 but less than $5.00. Such representative indicated that affiliates of Parent were in the process of selling or refinancing certain assets and, upon completion of that sale or refinancing, Parent may be in a position to increase its most-recently-communicated offer price for our company. However, no commitment to do so was made at that time. At no time during these discussions did Blackstone reveal the identity of Swander Pace or the amount of its per share offer price.

On the morning of August 14, 2012, the special committee met.  During this meeting, at the request of the special committee, Sheppard Mullin representatives provided the special committee with an update on the status of negotiations of the terms of the merger agreement proposed to be entered into with Swander Pace since the previous meeting of the special committee. The special committee also discussed the management case and management sensitivity case forecasts, including the considerable execution risks (especially during 2014 and 2015) related to the forecasts. After discussion, the special committee instructed Sheppard Mullin regarding the special committee’s position as to the terms of such merger agreement that were the subject of ongoing negotiation.

Later on August 14, 2012, as previously scheduled, we released our second quarter 2012 financial results and held our regularly scheduled conference call to discuss our second quarter results.

Later on August 14, 2012, the special committee met again. At the invitation of the special committee, the other two members of our board of directors, Ms. Jackel and Mr. Rogers, attended portions of the meeting.  During this meeting, at the request of the special committee, Sheppard Mullin representatives reviewed in detail the proposed final terms of the merger agreement proposed to be entered into with Swander Pace, the debt and equity commitment letters, the limited guarantee and the voting agreements, drafts of which had been provided to the special committee and Ms. Jackel and Mr. Rogers.  The special committee members asked a number of questions regarding the proposed final terms of such documents.  Representatives of Blackstone presented to the special committee the financial analyses they had used in connection with the preparation of their fairness opinion.  The Blackstone representatives informed the special committee that, based on discussions with our management and the special committee regarding the risks underlying, and uncertainty of achieving, the management case forecast, Blackstone gave less weight to the management case forecast and more weight to the management sensitivity case forecast for purposes of its analyses.  Blackstone then delivered its oral opinion that, as of August 14, 2012, the merger consideration of $4.25 per share to be received by our stockholders pursuant to the terms of the Swander Pace merger agreement was fair, from a financial point of view, to such stockholders. Blackstone subsequently confirmed its oral opinion in writing, dated August 14, 2012. At this time, Ms. Jackel and Mr. Rogers left the meeting. At the request of the special committee, Sheppard Mullin representatives reviewed with the special committee the fiduciary duties of our directors with respect to the Swander Pace merger agreement and the merger contemplated thereby. Following a discussion of the terms of the Swander Pace merger agreement and the related transaction documents, our second quarter 2012 financial results, our management’s projections for full year 2012 performance and our long-term financial projections, including the risks and uncertainties related to the achievement of the long-term financial projections, the special committee unanimously adopted resolutions approving the Swander Pace merger agreement and the related transaction documents and recommending that our board of directors approve the Swander Pace merger agreement and the related transaction documents and submit the Swander Pace merger agreement to our stockholders with a recommendation that they adopt it.

Following the meeting of the special committee, our board of directors met. At the invitation of our board of directors, Sheppard Mullin and Blackstone representatives also participated in the meeting. At the request of the special committee, Blackstone representatives reviewed the process overseen and directed by the special committee and discussed the alternatives considered by the special committee. Our board of directors then reviewed all information available to and considered by the special committee, including our second quarter 2012 financial results, our management’s projections for full year 2012 performance and our long-term financial projections, including the risks and uncertainties related to the achievement of the projections for full year 2012 and the long-term financial projections. At the request of our board of directors, members of the special committee reviewed the special committee’s reasons for recommending that our board of directors approve our company entering into the Swander Pace merger agreement and our board of directors considered the special committee’s determination that remaining as a stand-alone company was less favorable to our stockholders than the proposed merger with Swander Pace pursuant to the terms of the Swander Pace merger agreement and related transaction documents. At the request of our board of directors, Sheppard Mullin representatives reviewed with our board of directors its fiduciary duties with respect to the Swander Pace merger agreement and the merger contemplated thereby, and then reviewed with our board of directors the resolutions proposed to approve the Swander Pace merger agreement and the related transaction documents and the special committee’s unanimous recommendation regarding such matters.  Following such discussion, our board of directors, having received the recommendation of the special committee, unanimously approved the Swander Pace merger agreement and the related transaction documents, declared the Swander Pace merger agreement advisable and resolved to recommend that our stockholders adopt the Swander Pace merger agreement.

Later in the evening on August 14, 2012, the parties executed and delivered the Swander Pace merger agreement, the debt commitment letter, the equity commitment letter, the guarantee, and the voting agreements.

On the morning of August 15, 2012, the parties issued a joint press release announcing the execution of the Swander Pace merger agreement. Later that same day and continuing through the next day, in accordance with the requirements of the Swander Pace merger agreement, we requested that all confidential information previously provided to potential buyers pursuant to the terms of the confidentiality agreements referred to above be destroyed (with a customary certification thereof) or returned to Sheppard Mullin on our behalf.

On August 17, 2012, Blackstone representatives received an unsolicited non-binding indication of interest from Parent and forwarded it to the special committee. The indication of interest contemplated an acquisition of all outstanding shares of our common stock for $4.78 per share in cash. The per share price assumed that Parent would not be responsible for paying the $1,285,000 break-up fee or similar fee under the terms of the Swander Pace merger agreement, and was subject to various conditions, including the completion of due diligence, the negotiation of a mutually agreeable definitive agreement, negotiation of appropriate employment agreements with members of our senior management, securing financing and regulatory approvals.

On August 18, 2012, the special committee met to discuss the August 17 indication of interest from Parent and our company’s rights and obligations related thereto under the Swander Pace merger agreement.  The special committee reviewed the material terms of the indication of interest with Sheppard Mullin and Blackstone representatives. The special committee, together with its advisors, considered the capability of Parent to complete the acquisition contemplated by its indication of interest in a timely manner, including Parent’s financial position and its ability to obtain financing for the potential acquisition of our company, in light of the statements made by Parent earlier in the process that it was pursuing other transactions and that it needed 60 days to complete its diligence. At the request of the special committee, Sheppard Mullin representatives also reviewed with the special committee the fiduciary duties of our directors. Subject to our board of directors determining that the acquisition proposal contemplated by the indication of interest would reasonably be expected to lead to a “superior proposal” (as such term was defined in the Swander Pace merger agreement, which is identical to the way such term is defined in the merger agreement we entered into with Parent as further explained under “The Merger Agreement—Covenants and Other Agreements—No Solicitation; Acquisition Proposals” below) and is from a party reasonably capable of consummating such acquisition proposal in a timely manner, and subject to our company’s compliance with its obligations under the terms of the Swander Pace merger agreement, the special committee instructed Blackstone to contact the representatives of Parent to clarify certain terms of its offer and to communicate the special committee’s position with respect to the per share offer price, the assumption regarding the payment of any break-up fee or similar fee under the terms of the Swander Pace merger agreement and the conditions indicated in the indication of interest.

Later on August 18, 2012, our board of directors met to discuss the August 17 indication of interest from Parent and our company’s rights and obligations related thereto under the Swander Pace merger agreement.  Our board of directors reviewed the material terms of the indication of interest with Sheppard Mullin and Blackstone representatives and considered the capability of Parent, financial and otherwise, to close the acquisition contemplated by its indication of interest in a timely manner.  At the request of our board of directors, Sheppard Mullin representatives also reviewed with our board of directors the fiduciary duties of our directors.  Following a discussion, our board of directors (after consultation with Sheppard Mullin and Blackstone) determined that the acquisition proposal described in the indication of interest would reasonably be expected to lead to a superior proposal and is from a party reasonably capable of consummating such acquisition proposal in a timely manner. Pursuant to the terms of the Swander Pace merger agreement, we provided Swander Pace with a copy of the indication of interest on August 18, 2012.

On August 19, 2012, Blackstone representatives received a revised non-binding indication of interest from Parent and forwarded it to the special committee. This indication of interest, which superseded the indication of interest dated August 17, 2012, contemplated an acquisition of all outstanding shares of our common stock for $4.90 per share in cash. Similar to the August 17 indication of interest, the $4.90 per share price assumed that Parent would not be responsible for paying any topping or similar fee under the terms of the Swander Pace merger agreement, and was subject to various conditions, including the completion of due diligence, the negotiation of a mutually agreeable definitive agreement, negotiation of appropriate employment agreements with members of our senior management (but the employment of members of our management would not be a condition to closing a transaction), securing financing and regulatory approvals.

On August 20, 2012, the special committee met to discuss the August 19 indication of interest from Parent. At the instruction of the special committee, Sheppard Mullin representatives reviewed the material terms of the indication of interest and the relevant terms of the Swander Pace merger agreement and our company’s rights and obligations thereunder with respect to the indication of interest.  The special committee instructed Blackstone to contact Parent’s representatives to further clarify Parent’s offer terms and timeline. Pursuant to the terms of the Swander Pace merger agreement, we provided Swander Pace with a copy of the August 19 indication of interest on August 20, 2012.

On August 20, 2012, Blackstone representatives received another revised non-binding indication of interest from Parent and forwarded it to the special committee. This revised indication of interest contemplated an acquisition of all outstanding shares of our common stock for $4.90 per share in cash. The August 20 indication of interest assumed that we would pay any topping or similar fee under the terms of the Swander Pace merger agreement, but indicated that such payment would not reduce the $4.90 per share offer price. The offer described in the August 20 indication of interest included the same conditions contained in the August 19 indication of interest. Pursuant to the terms of the Swander Pace merger agreement, we provided Swander Pace with a copy of the August 20 indication of interest on August 21, 2012.

During the weeks of August 20, 2012, August 27, 2012, September 3, 2012, September 10, 2012 and September 17, 2012, we responded to due diligence requests that Parent submitted, and Parent’s representatives participated in management presentations and performed due diligence on our company.

On August 23, 2012, Blackstone representatives received a proposed merger agreement from Parent. The terms of the proposed merger agreement contained substantially the same terms as the Swander Pace merger agreement with the following notable differences: (i) references to equity financing, including the limitations on our right to seek specific performance with respect to the equity financing, were deleted, thereby expanding our ability to seek specific performance of Parent’s obligations under the merger agreement, (ii)  references to the limited guarantee were deleted because Parent, an operating company, was going to be a party to the merger agreement as opposed to a newly formed entity for purposes of entering into the merger agreement such as was the case under the Swander Pace merger agreement, and (iii) the amounts of the termination fees payable by us and Parent were increased to $1.5 million and $2.0 million, respectively.  Pursuant to the terms of the Swander Pace merger agreement, we provided Swander Pace with a copy of the proposed merger agreement that was submitted by Parent on August 23, 2012.

On August 24, 2012, members of the special committee informally discussed the terms of the August 23 proposed merger agreement received from Parent and authorized the negotiation subcommittee to oversee negotiations of such agreement as it did with respect to the Swander Pace merger agreement.

On August 25, 2012, the negotiation subcommittee met to discuss the August 23 proposed merger agreement received from Parent and the status of discussions and negotiations with Parent. At the request of the negotiation subcommittee, Blackstone representatives reviewed the status of discussions with Parent, including information provided to Blackstone by Parent representatives regarding Parent’s ongoing discussions with potential lenders who would provide debt financing to Parent.  At the request of the negotiation subcommittee, Sheppard Mullin representatives reviewed the differences between the terms of the Swander Pace merger agreement and the terms of the August 23 proposed merger agreement received from Parent.  After discussion, the negotiation subcommittee instructed Sheppard Mullin regarding the negotiation subcommittee’s position as to certain of the terms of the proposed merger agreement being negotiated with Parent. The negotiation subcommittee also instructed Blackstone to contact Parent’s representatives regarding the timing of Parent’s completion of its due diligence and its efforts to secure debt financing, and also instructed Blackstone to contact Swander Pace regarding the preparation and filing of a preliminary proxy statement with respect to the Swander Pace merger agreement.

On August 27, 2012, at the instruction of the negotiation subcommittee, Sheppard Mullin, on behalf of the Company, delivered a revised draft of the proposed merger agreement to Buchalter Nemer, legal counsel to Parent.

During the weeks of August 20, 2012, August 27, 2012, September 3, 2012 and September 10, 2012, representatives of Sheppard Mullin and representatives of Buchalter Nemer engaged in negotiations regarding the terms of a proposed merger agreement between our company and Parent and the related debt and equity commitment letters and other ancillary documents.

On August 29, 2012, in order to allow us time to discuss the acquisition proposal made by Parent with Parent and its advisors, Swander Pace waived our compliance with the requirement in the Swander Pace merger agreement that required us to file the proxy statement within 15 days of the date of the Swander Pace merger agreement.  Swander Pace agreed not to assert any right or remedy that Swander Pace may have against us as a result of such non-compliance, so long as we filed the proxy statement on or before September 7, 2012.

On September 5, 2012, the special committee met to discuss the status of discussions and negotiations with Parent. At the request of the special committee, Blackstone representatives reviewed the status of discussions and negotiations with Parent and its representatives, including the status of its due diligence and its efforts to secure debt financing. At the request of the special committee, Sheppard Mullin representatives provided the special committee with an update on the status of negotiations of the terms of the proposed merger agreement with Parent. The special committee then discussed the heavy trading volume of our common stock on September 4th and 5th, and that our common stock closed at $4.37 on September 5th after reaching an intraday trading high of $4.48, both of which exceeded the $4.25 per share merger consideration set forth in the Swander Pace merger agreement.

Following the meeting of the special committee, our board of directors met. At the invitation of our board of directors, Sheppard Mullin and Blackstone representatives also participated in the meeting. At the request of the special committee, Blackstone representatives reviewed the status of discussions and negotiations with Parent and its representatives, including the status of its due diligence and its efforts to secure debt financing. Sheppard Mullin representatives provided our board of directors with an update on the status of negotiations of the terms of the proposed merger agreement with Parent. Our board of directors then discussed the heavy trading volume of our common stock on September 4th and 5th, and that our common stock closed at $4.37 on September 5th after reaching an intraday trading high of $4.48, both of which exceeded the $4.25 per share merger consideration set forth in the Swander Pace merger agreement.

On September 6, 2012, due to the increase in the trading price and trading volume of our common stock, we issued a press release announcing the existence of the acquisition proposal made by Parent.

On September 7, 2012, in order to allow us additional time to discuss the acquisition proposal made by Parent with Parent, Swander Pace executed another waiver with respect to the requirement that we file the proxy statement on or before September 7, 2012.  Swander Pace agreed not to assert any right or remedy that Swander Pace may have against us as a result of such non-compliance, so long as we filed the proxy statement on or before September 10, 2012.

On the evening of September 10, 2012, we filed a preliminary proxy statement with the SEC.

On September 16, 2012, representatives of Parent, on behalf of Parent, provided drafts of equity and debt commitment letters to Sheppard Mullin that Parent would enter into in connection with entering into a merger agreement with our company.

On September 16, 2012, the negotiation subcommittee met to discuss the terms of the equity and debt commitment letters submitted on behalf of Parent. At the request of the negotiation subcommittee, Sheppard Mullin and Blackstone representatives attended the meeting. At the request of the negotiation subcommittee, Sheppard Mullin representatives provided a summary of the terms of such commitment letters.  After discussion, the negotiation subcommittee instructed Blackstone to contact Parent’s representatives regarding the needed modifications in the commitment letters in order that they provide sufficient comfort with respect to Parent’s ability to consummate its acquisition proposal.

Over the course of the week of September 17, 2012, representatives of Sheppard Mullin and of Blackstone and representatives of Parent and of Buchalter Nemer engaged in discussions over the terms of the equity and debt commitment letters.

On September 23, 2012, Buchalter Nemer, on behalf of Parent, provided revised drafts of the equity and debt commitment letters to Sheppard Mullin.

Later on September 23, 2012, the negotiation subcommittee met to discuss the terms of the revised drafts of equity and debt commitment letters submitted on behalf of Parent earlier that day. At the request of the negotiation subcommittee, Sheppard Mullin and Blackstone representatives attended the meeting. At the request of the negotiation subcommittee, Sheppard Mullin representatives provided a summary of the terms of such commitment letters.  After discussion, the negotiation subcommittee instructed Sheppard Mullin to contact Parent’s representatives regarding the needed modifications in the commitment letters in order that they provide sufficient comfort with respect to Parent’s ability to consummate its acquisition proposal.

In the morning of September 24, 2012, representatives of Sheppard Mullin and representatives of Buchalter Nemer engaged in discussions over the terms of the equity and debt commitment letters.

In the afternoon of September 24, 2012, the special committee met to discuss the status of discussions and negotiations with Parent regarding the terms of a proposed merger agreement between our company and Parent and the terms of the equity and debt commitment letters that Parent was attempting to secure. At the request of the special committee, Sheppard Mullin representatives reviewed the status of discussions and negotiations with Buchalter Nemer representatives earlier in the day that were held at the request of the negotiation subcommittee.

In the evening of September 24, 2012, Buchalter Nemer, on behalf of Parent, provided the following documents to Sheppard Mullin, which documents constituted the acquisition proposal submitted on behalf of Parent as a result of discussions and negotiations following the submission by Parent of its non-binding offer to acquire all of our outstanding shares of our common stock for $4.90 per share: (1) an agreement and plan of merger proposed to be entered into by and among our company, Parent and MergerSub, which was executed by Parent and MergerSub, (2) a debt commitment letter executed by Parent and the lender party thereto, (3) an equity commitment letter executed by Parent and the sole shareholders of Parent, (4) voting agreements proposed to be entered into between Parent and MergerSub, on the one hand, and each of Mill Road, Ms. Jackel and Mr. Rogers, on the other hand, which were executed by Parent and MergerSub and (5) an escrow letter pursuant to which the signature page to the merger agreement that was executed by Parent and MergerSub was being delivered.

On September 25, 2012, the special committee met to discuss the documents described in the paragraph above. At the invitation of the special committee, the other two members of our board of directors, Ms. Jackel and Mr. Rogers, attended portions of the meeting, and Sheppard Mullin and Blackstone representatives also participated in the meeting.  During this meeting, at the request of the special committee, Sheppard Mullin representatives reviewed in detail the key differences between the terms of the merger agreement proposed to be entered into with Parent and MergerSub and the Swander Pace merger agreement, the related debt and equity commitment letters and voting agreements. The special committee reviewed the materials and other information provided by Parent regarding the financing sources that were or would be available to the sole shareholders of Parent in order for them to contribute the funds contemplated by the equity commitment letter.  The special committee members asked a number of questions regarding the proposed terms of the documents that constituted Parent’s acquisition proposal.  At this time, Ms. Jackel and Mr. Rogers left the meeting. Following discussion, the special committee unanimously recommended that our board of directors resolve that it intends to determine that the acquisition proposal contemplated by the merger agreement proposed to be entered into with Parent and MergerSub constitutes a superior proposal for purposes of the Swander Pace merger agreement, unless Swander Pace offers to amend the terms of the Swander Pace merger agreement such that such acquisition proposal no longer constitutes a superior proposal, and that Parent is reasonably capable of consummating such proposal in a timely manner.

Immediately following the meeting of the special committee on September 25, 2012, our board of directors met. At the invitation of our board of directors, Sheppard Mullin and Blackstone representatives also participated in the meeting. At the request of our board of directors, Sheppard Mullin representatives reviewed with our board of directors what was required under the terms of the Swander Pace merger agreement in order for our board of directors to determine that the acquisition proposal contemplated by the merger agreement proposed to be entered into with Parent and MergerSub constitutes a superior proposal for purposes of the Swander Pace merger agreement, thereby starting the matching period contemplated by the Swander Pace merger agreement, including the fiduciary duties of our directors under applicable law in making such a determination. Following a discussion of the key differences between the terms of the merger agreement proposed to be entered into with Parent and MergerSub and the Swander Pace merger agreement, our board of directors, having received the recommendation of the special committee, unanimously adopted resolutions authorizing our company to notify Swander Pace that our board of directors intended to determine that the acquisition proposal contemplated by the merger agreement proposed to be entered into with Parent and MergerSub constituted a superior proposal for purposes of the Swander Pace merger agreement, unless Swander Pace offered to amend the terms of the Swander Pace merger agreement such that such acquisition proposal no longer constituted a superior proposal, and that Parent is reasonably capable of consummating such proposal in a timely manner.

Immediately following the meeting of our board of directors, we provided the notice described in the paragraph above to Swander Pace. Pursuant to the terms of the Swander Pace merger agreement, that notice commenced a four-business-day period during which, if Swander Pace so requested, our company was required to negotiate in good faith with Swander Pace to make such adjustments to the terms and conditions of the Swander Pace merger agreement such that Parent’s acquisition proposal would no longer be a superior proposal.

On September 26, 2012, Swander Pace notified us that it had determined not to further negotiate the terms of the Swander Pace merger agreement pursuant to its rights under the Swander Pace merger agreement. In such notice, Swander Pace also stated that it would not object if, prior to the expiration of the four-business-day negotiating period, our board of directors determined that Parent’s acquisition proposal was a superior proposal for purposes of the Swander Pace merger agreement and our board of directors changed its recommendation to our stockholders that they adopt the Swander Pace merger agreement.

In the evening of September 26, 2012, the special committee met.  At the invitation of the special committee, Ms. Jackel and Mr. Rogers attended portions of the meeting, and Sheppard Mullin and Blackstone representatives also participated in the meeting. Blackstone representatives presented to the special committee the financial analyses they had used in connection with the preparation of their fairness opinion.  The Blackstone representatives informed the special committee that, based on discussions with our management and the special committee regarding the risks underlying, and uncertainty of achieving, the management case forecast, Blackstone gave less weight to the management case forecast and more weight to the management sensitivity case forecast for purposes of its analyses. At the request of the special committee, Blackstone then delivered its oral opinion that, as of September 26, 2012, the merger consideration of $4.90 per share to be received by our stockholders pursuant to the terms of the merger agreement proposed to be entered into with Parent and MergerSub was fair, from a financial point of view, to such stockholders. Blackstone subsequently confirmed its oral opinion in writing, dated September 26, 2012. At this time, Ms. Jackel and Mr. Rogers left the meeting. Upon completing deliberations, the special committee resolved to recommend that our board of directors approve our company entering into the merger agreement with Parent and MergerSub and terminating the Swander Pace merger agreement.

Immediately following the meeting of the special committee, our board of directors met and received the recommendation of the special committee. At the invitation of our board of directors, Sheppard Mullin and Blackstone representatives also participated in the meeting. At the request of our board of directors, members of the special committee communicated the special committee’s reasons for recommending that our board of directors approve our company entering into the merger agreement with Parent and MergerSub and terminating the Swander Pace merger agreement. Following discussion, our board of directors, having received the recommendation of the special committee, unanimously approved the merger agreement with Parent and MergerSub and the related transaction documents, declared the merger agreement advisable, resolved to recommend that our stockholders adopt the merger agreement with Parent and MergerSub, and authorized the termination of the Swander Pace merger agreement.

Following the meeting of our board of directors in the evening of September 26, 2012, we notified Swander Pace that we were terminating the Swander Pace merger agreement, and we entered into the merger agreement with Parent and MergerSub.

On the morning of September 27, 2012, we and Parent issued a joint press release announcing the entry into the merger agreement, and later in the day, we paid the termination fee to Swander Pace.

Reasons for the Merger; Recommendation of the Board of Directors

Our board of directors, after considering the recommendation of the special committee, which special committee acted with the advice and assistance of our management and independent financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the merger agreement.

At a meeting on September 26, 2012, the special committee recommended that our board of directors adopt resolutions that, among other things: (i) authorize and direct our company to terminate the Swander Pace merger agreement and pay the termination fee thereunder to Swander Pace, (ii) authorize and direct our company to enter into and deliver the merger agreement, (iii) approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iv) determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of our company and our stockholders, and (v) recommend that our stockholders adopt the merger agreement.

At a meeting on September 26, 2012, our board of directors unanimously approved the resolutions recommended by the special committee.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•                                          that a robust process was conducted during which 68 buyers, including 38 potential financial buyers and 30 potential strategic buyers, were approached on our behalf by Blackstone, and that two potential buyers (Swander Pace Capital and Parent) performed detailed due diligence on our business and ultimately executed definitive merger agreements with us regarding a potential merger;

•                                          the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, nationally as well as within the masstige cosmetic and skin care product industry;

•                                          our financial plan and the initiatives and the potential execution risks associated with such plan, and the effects of an economic downturn on our business specifically, and on the industry in which we compete generally, and in connection with these considerations, the attendant risk that the price that might be received by our stockholders selling stock in the open market, over the longer-term, could be much less than the merger consideration;

•                                          the risks to our company’s ability to achieve the management case forecast over the next three years despite our management’s outlook for the remainder of 2012 due to, among other things, the competitive industry in which we operate in which there is a concentrated group of major retail customers who, as a result, have significant negotiating leverage, the risks and consequences of losing a significant customer on our business operations and the trading price of our common stock, the risk of having the material terms of our business relationships with existing customers changed in a manner that is adverse to our interests and certain retailer trends of reducing shelf space for cosmetics;

•                                          the recognition of challenges we may face in attempting to increase stockholder value as a smaller independent publicly-traded company, including competition from companies with substantially greater resources, financial and otherwise, than we currently have and who often have a greater share of the market than we currently have, and the risks involved in establishing and maintaining relationships with retailers;

•                                          the knowledge of the members of the special committee and of our board of directors of our business, financial condition, results of operations, prospects and competitive position and their belief that the merger is more favorable to our stockholders than any other alternative reasonably available to our company and our stockholders, including remaining as a smaller independent publicly-traded company;

•                                          the substantial relative costs of operating as a small public company, including public company costs and the diversion of our management’s attention and time to investor relations and corporate governance that could otherwise be focused on growing our business;

•                                          our reliance on a few key employees any one of whom could resign at any time and the associated risks to our business operations;

•                                          the challenges and risks associated with our new product initiatives, including those in the skin care space, and with our pending new facilities lease given the limited resources available to us as a smaller independent publicly-traded company;

•                                          the view of the special committee and our board of directors that, given the due diligence that Parent had already completed and the discussions Parent already had with potential financing sources, Parent could successfully consummate the merger in a timely manner;

•                                          the understanding of the special committee and our board of directors that neither Parent nor any other potential buyer gave discernible weight to the management case forecast as evidenced by formal and informal bids;

•                                          the extensive efforts made by the special committee and its advisors to consider and evaluate a range of possible alternatives to the sale of our company, including continuing to operate our company on a stand-alone basis, and the risks associated with those alternatives;

•                                          following its formation, the special committee’s independent control of the sale process and the negotiations with potential financial and strategic buyers, with the advice and assistance of Blackstone and Sheppard Mullin as independent financial and legal advisors, respectively, and as to Blackstone, reporting solely to the special committee, and as to Sheppard Mullin, reporting primarily to the special committee;

•                                          that the consideration and negotiation of both the Swander Pace merger agreement and the merger agreement entered into with Parent and MergerSub were conducted through arm’s-length negotiations under the oversight of the special committee and the extensive use of independent financial and legal advisors;

•                                          in the case of the determination by our board of directors, the unanimous recommendation of the special committee with respect to the merger and the other transactions contemplated by the merger agreement;

•                                          the $4.90 per share consideration to be paid by Parent under the merger agreement and its relationship to other indicia of valuation considered by the special committee and our board of directors;

•                                          the current and historical market prices of our common stock, including the 33% premium to the closing price of our common stock on August 14, 2012, the last trading day prior to the announcement of the signing of the Swander Pace merger agreement, represented by the $4.90 per share price to be paid in the merger. The $4.90 per share price also represents a 40% premium to our one-month volume-weighted average price of $3.50 per share for the one month period prior to August 14, 2012. From May 31, 2011 until September 6, 2012, our common stock traded below $4.90 per share and had not exceeded $4.90 per share since May 31, 2011, when it reached $4.99 during intra-day trading, though its closing price that day was $4.60. The closing price of our common stock had been below $4.90 every trading day since May 20, 2011, when it closed at $5.09. On September 6, 2012, we announced the receipt of Parent’s unsolicited, nonbinding proposal to acquire all of our outstanding shares of common stock at a price of $4.90 per share. During the four years prior to September 6, 2012, the closing price of our common stock had been below $4.90 at the end of 95% of the trading days for that period;

•                                          the financial analyses reviewed and discussed with the special committee and, at the instruction of the special committee, with our board of directors, by Blackstone representatives, including the fact that Blackstone gave less weight to the management case forecast and more weight to the management sensitivity case forecast for purposes of its analyses, as well as Blackstone’s oral opinion to the special committee on September 26, 2012 (which was subsequently confirmed in writing by delivery of Blackstone’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•                                          the all cash merger consideration, which will allow our stockholders to immediately realize liquidity for their investment and provide our stockholders certainty of value for their shares;

•                                          the limited trading volume of our common stock;

•                                          the volatile nature of the trading price of our common stock and that positive earnings releases following our third and fourth quarters of 2011 and the first quarter of 2012 did not result in a sustained increase in our stock price;

•                                          that our stockholders have the right to demand appraisal of their shares in accordance with the procedures of Section 262 of the DGCL; and

•                                          the terms of the merger agreement and the equity and debt commitment letters, including:

•                                          our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals and, under certain circumstances, withdraw or modify the recommendation of our board of directors regarding the merger;

•                                          that we are a named third party beneficiary of the equity commitment letter provided in favor of Parent and we may seek specific performance of the obligations of Parent and the financing parties thereto;

•                                          the receipt of an executed debt commitment letter from the lender and the terms of such debt commitment letter and the reputation of the lender which, in the reasonable judgment of the special committee and our board of directors, increases the likelihood of such financing being completed;

•                                          our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “The Merger Agreement—Covenants and Other Agreements—No Solicitation; Acquisition Proposals” below), upon the payment to Parent of a $1,500,000 termination fee;

•                                          the $3,500,000 reverse termination fee that Parent is required to pay if the merger agreement is terminated in certain circumstances; and

•                                          our ability to seek specific performance of Parent’s obligation to consummate the merger.

The special committee and our board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•                                          the risks and costs to our company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our company’s relationships with customers and suppliers;

•                                          that our stockholders will not participate in any future earnings or growth of our company and will not benefit from any appreciation in value of our company, including any appreciation in the value that could be realized as a result of improvements to our company’s operations;

•                                          the effect of the public announcement of the merger on our company’s operations, stock price, customers and employees;

•                                          the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•                                          the taxability of an all cash transaction to our stockholders for U.S. federal income tax purposes;

•                                          the possibility that Parent may be unable or unwilling to complete the merger;

•                                          closing under the merger agreement is subject to certain conditions that are beyond our company’s control;

•                                          under no circumstances are we entitled to monetary damages in excess of the $3,500,000 reverse termination fee payable by Parent (plus collection costs, if any);

•                                          the payment of the $3,500,000 reverse termination fee (plus collection costs, if any) is our sole remedy if we may terminate the merger agreement under circumstances where all of the conditions to Parent and MergerSub’s obligation to close have been satisfied, we are, at such time, ready and willing to consummate the merger and MergerSub has not received the proceeds of the debt financing by December 31, 2012;

•                                          that if the merger is not completed under certain circumstances, we will incur fees and expenses associated with the transaction that will not be reimbursed by Parent;

•                                          the risk that the debt financing contemplated by the debt commitment letter or the equity financing contemplated by the equity commitment letter might not be obtained;

•                                          that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. See section entitled “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger” beginning on page 42 and “Advisory Vote on Golden Parachute Compensation (Proposal 2)” beginning on page 66;

•                                          that our company’s remedy of specific performance pursuant to the merger agreement may be difficult to enforce;

•                                          the $1,285,000 termination fee that we paid to Swander Pace pursuant to the terms of the Swander Pace merger agreement; and

•                                          the $1,500,000 termination fee that we may be required to pay to Parent under certain circumstances if the merger agreement is terminated or upon acceptance of a superior proposal, and the possibility that such termination fee could deter third parties from submitting acquisition proposals.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors.  In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion.  In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others.  In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of our company and our stockholders and its decision to approve the merger agreement and recommend that our stockholders adopt the merger agreement, our board of directors considered the analysis and recommendation of the special committee and the factors examined by our board of directors and the special committee as described above based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of Financial Advisor to the Special Committee

At the meeting of the special committee held on September 26, 2012, Blackstone Advisory Partners L.P., or Blackstone, rendered its oral opinion to the special committee that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the review undertaken by Blackstone described in Blackstone’s opinion, the consideration provided for in the merger agreement of $4.90 in cash per share of Physicians Formula common stock was fair to the holders of Physicians Formula common stock from a financial point of view.  Blackstone’s opinion was subsequently confirmed in writing and provided to the special committee and, at the instruction of the special committee, to the Physicians Formula board of directors.

The full text of the written opinion of Blackstone, dated September 26, 2012, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference.  At the September 26, 2012 meeting of the special committee, Blackstone presented its financial analyses and rendered its opinion to the special committee and, at the direction of the special committee, to the additional members of the Physicians Formula board of directors (which, together with the members of the special committee, constituted the full board of directors), who were invited to the special committee meeting.  Physicians Formula encourages its stockholders to read the opinion carefully and in its entirety.  Blackstone’s opinion was limited to the fairness, from a financial point of view, of the consideration provided for in the merger agreement of $4.90 in cash per share of Physicians Formula common stock to the holders of Physicians Formula common stock.  Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.  Blackstone’s opinion was addressed to the special committee and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or any other matter, and should not be relied upon by any stockholder as such.  The summary of Blackstone’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement.

In arriving at its opinion, Blackstone, among other things:

•                                          reviewed certain publicly available information concerning the business, financial condition, and operations of Physicians Formula that Blackstone believed to be relevant to its inquiry;

•                                          reviewed certain internal information concerning the business, financial condition, and operations of Physicians Formula prepared and furnished to Blackstone by the management of Physicians Formula that Blackstone believed to be relevant to its inquiry;

•                                          reviewed certain internal financial analyses, estimates and forecasts relating to Physicians Formula, prepared and furnished to Blackstone by the management of Physicians Formula, including both the management case forecast and the management sensitivity case forecast, which are described more fully in the “—Unaudited Projected Financial Information” section below;

•                                          reviewed the publicly available, audited financial statements of Physicians Formula from the fiscal year ended December 31, 2008 through the fiscal year ended December 31, 2011 and the unaudited financial statements for the fiscal quarters ended March 31, 2012 and June 30, 2012;

•                                          held discussions with members of senior management of Physicians Formula concerning their evaluations of the merger and Physicians Formula’s businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion;

•                                          reviewed the historical market prices and trading activity for Physicians Formula common stock;

•                                          compared certain publicly available financial and stock market data for Physicians Formula with similar information for certain other publicly traded companies that Blackstone deemed to be relevant;

•                                          assessed the financial terms of certain other business combinations transactions and the consideration received for and paid in such transactions that Blackstone believed to be generally relevant;

•                                          performed an illustrative leveraged buyout analysis utilizing information prepared and furnished to Blackstone by the management of Physicians Formula and illustrative capital structure assumptions provided by the lenders of Swander Pace;

•                                          performed a discounted cash flow analysis utilizing information prepared and furnished to Blackstone by the management of Physicians Formula;

•                                          reviewed the draft merger agreement, dated September 23, 2012, which is the latest draft provided to Blackstone; and

•                                          performed such other financial studies, analyses and investigations, and considered such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, at the special committee’s direction, Blackstone relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to Blackstone by Physicians Formula or otherwise discussed with or reviewed by or for Blackstone.  Blackstone assumed with the special committee’s consent that the financial and other projections prepared by Physicians Formula and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, had been reasonably prepared in accordance with industry practice and represented Physicians Formula’s management’s best estimates and judgments as of the date of their preparation.  Based on discussions with Physicians Formula’s management and the special committee regarding the risks underlying, and uncertainty of achieving, the projections reflected in the management case forecast, with the special committee’s consent, Blackstone gave greater weight to the management sensitivity case forecast for purposes of its analysis.  Blackstone assumed at the special committee’s direction no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they are based.  Blackstone further relied with the special committee’s consent upon the assurances of management of Physicians Formula that they are not aware of any facts that would make the information and the projections provided by them inaccurate, incomplete or misleading.

Blackstone was not asked to undertake, and did not undertake, an independent verification of any information, nor was Blackstone furnished with any such verification and Blackstone does not assume any responsibility or liability for the accuracy or completeness of such information.  Blackstone did not conduct a physical inspection of any of the properties or assets of Physicians Formula.  Blackstone did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Physicians Formula, nor did Blackstone evaluate the solvency of Physicians Formula or Parent under any state or federal laws.

Blackstone also assumed with the special committee’s consent that the final executed form of the merger agreement did not differ in any material respects from the draft dated September 23, 2012 and the consummation of the merger will be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Physicians Formula or the contemplated benefits of the merger.  Blackstone is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of Physicians Formula and its legal, tax and regulatory advisors with respect to such matters.

Blackstone did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Physicians Formula or the effect of any other arrangement in which Physicians Formula might engage.  Blackstone’s opinion was limited to the fairness, from a financial point of view, to the holders of Physicians Formula common stock of the consideration to be paid in the merger, and Blackstone expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of Physicians Formula or as to the underlying decision by Physicians Formula to engage in the merger.  Blackstone’s opinion did not address any other aspect or implication of the merger, the merger agreement or any other agreement or understanding entered into in connection with the merger or otherwise.  Blackstone’s opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to Blackstone, as of the date of its opinion.

Blackstone did not express any opinion as to the fairness of the amount or nature of the compensation to any of Physicians Formula’s officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of Physicians Formula.  Blackstone did not express any opinion as to the prices or trading ranges at which Physicians Formula common stock will trade at any time.  Furthermore, Blackstone did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger or the ability of the surviving corporation to pay its obligations when they become due.

Blackstone’s opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the merger or any other matter, and should not be relied upon by any stockholder as such.  Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.  Blackstone’s opinion was approved by a fairness committee in accordance with established procedures.

The merger consideration was determined through negotiations between Physicians Formula and Parent and was approved by the special committee and the board of directors of Physicians Formula.  Blackstone provided advice to the special committee during these negotiations, but did not recommend any specific consideration to Physicians Formula or the special committee or suggested that any specific consideration constituted the only appropriate consideration for the merger.  In addition, Blackstone’s opinion and its presentation to the special committee were one of many factors taken into consideration by the special committee in deciding to recommend approval of the merger to the board of directors.  Consequently, the analyses described below should not be viewed as determinative of the opinion of the special committee or the board of directors with respect to the consideration to be paid to the holders of shares of Physicians Formula common stock or of whether the special committee or the board of directors would have been willing to agree to a different consideration.

Summary of Financial Analyses

In accordance with customary investment banking practice, Blackstone employed generally accepted valuation methods in reaching its financial opinion.  The following is a summary of the material financial analyses contained in the presentation that was made by Blackstone to the special committee (and, at the direction of the special committee, to the Physicians Formula board of directors) on September 26, 2012 and that were utilized by Blackstone in connection with providing its opinion.  The following summary, however, does not purport to be a complete description of the financial analyses performed by Blackstone, nor does the order of analyses described represent the relative importance or weight given to those analyses by Blackstone.  Some of the summaries in the financial analyses include information presented in tabular format.  The tables must be read together with the full text of each summary and are alone not a complete description of Blackstone’s financial analyses.  The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 21, 2012, and is not necessarily indicative of current or future market conditions.

For purposes of its standalone analyses performed on Physicians Formula, Blackstone utilized Physicians Formula internal financial projections for calendar years ended December 31, 2012 through December 31, 2015 set forth in the management case forecast and management sensitivity case forecast prepared and furnished to Blackstone by the management of Physicians Formula.  Information regarding the net debt and the number of fully-diluted shares of common stock outstanding for Physicians Formula was provided by management.

Selected Comparable Companies Analysis

Blackstone reviewed and compared certain financial information for Physicians Formula to corresponding financial information, ratios and public market multiples of the following publicly traded companies, or the selected companies, which, in the exercise of its professional judgment, Blackstone determined to be relevant to its analysis:

•                                          L’Oréal SA

•                                          The Estée Lauder Companies Inc.

•                                          Avon Products, Inc.

•                                          Elizabeth Arden, Inc.

•                                          Shiseido Company, Limited

•                                          Inter Parfums, Inc.

•                                          Revlon, Inc.

Blackstone derived multiples for the selected companies from financial metrics and projections obtained from Capital IQ and equity analyst research and for Physicians Formula from the projections included in the management case forecast.  In its analysis, Blackstone compared multiples for the selected companies and Physicians Formula, calculated as follows:

•                                          the total enterprise value, or TEV, as a multiple of estimated adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2012, which is referred to below as 2012E TEV/EBITDA; and

•                                          the TEV as a multiple of estimated EBITDA for calendar year 2013, which is referred to below as 2013E TEV/EBITDA.

For these purposes, total enterprise value means market capitalization plus net debt plus minority interest less equity investments in affiliates.  For these purposes, EBITDA means net income (loss) attributable to continuing operations of Physicians Formula, adjusted to exclude the following items: (a) amortization; (b) depreciation; (c) interest expense, net of interest income; (d) income tax expense or benefit; (e) stock-based employee and director compensation; and (f) non-cash inventory obsolescence charges.

This analysis indicated the following:

Financial Multiple	High	Low	Median
2012E TEV/EBITDA	13.4x	6.6x*	10.4x**
2013E TEV/EBITDA	12.5x	4.9x*	9.3x**

*  Represents the multiple for Physicians Formula.

**  Median multiple excludes Physicians Formula.

Based upon the foregoing and applying its professional judgment, Blackstone selected representative ranges of multiples of 2012E TEV/EBITDA and 2013E TEV/EBITDA (in each case based on the management case forecast) taking into consideration, among other things, that since August 2007 Physicians Formula common stock traded at an average discount of 6.5x TEV to last twelve months, or LTM, EBITDA relative to the multiple of TEV/EBITDA of the selected companies.  Blackstone then applied the selected representative ranges to Physicians Formula’s estimates of EBITDA for calendar years 2012 and 2013 and calculated ranges of implied total enterprise values.  These total enterprise values were further adjusted for Physicians Formula’s net debt as of June 30, 2012 to calculate ranges of implied equity values.  These implied equity value ranges were then divided by the fully diluted number of outstanding shares of Physicians Formula common stock as of September 21, 2012 (taking into account certain adjustments resulting from price differences) as reported by Physicians Formula to Blackstone, to calculate the following ranges of implied equity values per share of Physicians Formula common stock:

Financial Multiple	Representative Range	Implied Equity Value per Share
2012E TEV/EBITDA	4.0x – 5.0x	$2.98 – $3.73
2013E TEV/EBITDA	3.0x – 4.0x	$3.00 - $4.01

Blackstone noted that the range of prices of Physicians Formula common stock implied by this analysis was between $2.98 and $4.01 per share, compared to the consideration of $4.90 per share in cash to be paid to the holders of Physicians Formula common stock in the merger.

Although Blackstone chose the selected companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Physicians Formula, no selected company is identical to Physicians Formula.  In evaluating the financial multiples for the selected companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.  Accordingly, Blackstone’s comparison of selected companies to Physicians Formula and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Physicians Formula.  Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected company data.

Illustrative Stand-Alone Discounted Cash Flow Analysis

Blackstone conducted an illustrative discounted cash flow analysis for Physicians Formula on a standalone basis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company.  Blackstone calculated a range of implied equity values per share of Physicians Formula common stock based on forecasts of future unlevered free cash flows for the second half of fiscal year 2012 through fiscal year 2015 set forth in the financial projections contained in each of the management case forecast and management sensitivity case forecast provided by management of Physicians Formula.  Blackstone first calculated unlevered free cash flows (calculated as adjusted earnings before interest and taxes, less taxes assuming a tax rate of 30% for calendar year 2012 and 40% for calendar year 2013 and subsequent calendar years, plus depreciation and amortization, less capital expenditures, and less the amount of any increase, or plus the amount of any decrease, in net working capital) of Physicians Formula for the period from June 30, 2012 to December 31, 2015.

Blackstone then calculated a terminal value for Physicians Formula by applying a range of terminal LTM EBITDA multiples of 4.5x to 5.5x (which range was selected based on Blackstone’s professional judgment after consideration of the trading multiples for the selected companies as adjusted to take account of Physicians Formula’s historical discount to such trading multiples) to the projections of EBITDA for fiscal year 2015 included in the management case and the management sensitivity case forecasts.  These unlevered free cash flows and terminal values were then discounted to present values as of June 30, 2012, using a range of discount rates of 17.5% to 19.5% (which range was selected based on Blackstone’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using industry comparables) to calculate a range of implied total enterprise values for Physicians Formula.  These total enterprise values were further adjusted for Physicians Formula’s total debt and cash and cash equivalents as of June 30, 2012 to calculate a range of implied equity values.  This implied equity value range was then divided by the fully diluted number of outstanding shares of Physicians Formula common stock as of September 21, 2012 (taking into account certain adjustments resulting from price differences), as reported by Physicians Formula to Blackstone, to calculate a range of implied equity values per share.

Blackstone noted that the range of prices for Physicians Formula common stock implied by this analysis was between $4.91 and $6.12 per share, based on the management case forecast, and between $3.29 and $4.06 per share, based on the management sensitivity case forecast, in each case compared to the consideration of $4.90 per share in cash to be paid to the holders of Physicians Formula common stock in the merger.  As discussed above, with the consent of the special committee, Blackstone gave greater weight to the management sensitivity case forecast for purposes of its analysis.

Selected Precedent Transactions Analysis

Blackstone also performed a selected precedent transactions analysis to imply a value for Physicians Formula based on certain financial metrics of selected transactions in the U.S. color cosmetics sector.  Blackstone considered, among others, the following three transactions, for which the relevant financial metrics were not publicly disclosed, relevant:

Acquirer	Target	Time Announced
LVMH Moët Hennessy Louis Vuitton S.A.	Ole Henriksen of Denmark, Inc.	February 2011
TSG Consumer Partners, LLC	EyeLipsFace Cosmetics	January 2011
Management of Soapworks, Ltd.	Soapworks, Ltd (L’Oréal SA)	January 2011

Although the relevant financial metrics were not publicly disclosed, according to market speculation, the LTM EBITDA multiples for these transactions ranged from 5.0x to 7.0x.

Blackstone applied the LTM EBITDA as of June 30, 2012 for Physicians Formula to this reference range of multiples and derived a range of implied equity value per share for Physicians Formula common stock of $4.21 to $5.93, compared to the consideration of $4.90 in cash per share to be paid to the holders of Physicians Formula common stock in the merger.

No company or transaction utilized in the selected precedent transactions analysis is identical to Physicians Formula or the merger.  In evaluating the precedent transactions, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Physicians Formula, such as the impact of competition on the business of Physicians Formula or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Physicians Formula or the industry or in the financial markets in general, which could affect the value of the transactions selected for comparison.  Mathematical analysis is not in itself a meaningful method of using selected transaction data.

Illustrative Leveraged Buyout Analysis

Blackstone performed an illustrative leveraged buyout analysis of Physicians Formula based on both the management case forecast and the management sensitivity case forecast to determine the range of prices per share of Physicians Formula common stock a financial buyer would be willing to pay to acquire Physicians Formula on a stand-alone basis.  For purposes of this analysis, Blackstone assumed (i) a three and a half year investment period ending December 31, 2015, (ii) a range of 2.5x to 3.5x for Physicians Formula’s ratio of assumed total debt to LTM EBITDA, (iii) a target implied rate of return of 20% to 30%, and (iv) an exit multiple of 5.0x LTM EBITDA at December 31, 2015.  The assumptions utilized by Blackstone were selected based on Blackstone’s professional judgment and experience and reflected recent trends it observed in leveraged acquisitions with respect to, among other things, the internal rate of returns targeted by financial sponsors.  For purposes of this analysis, Blackstone assumed a level of total debt leverage that Swander Pace Capital had indicated on June 26, 2012 it could obtain from lenders.  This analysis resulted in a range of per share purchase prices for Physicians Formula common stock from $4.56 to $5.80 based on the management case forecast and from $3.30 to $4.14 based on the management sensitivity case forecast, in each case compared to the consideration of $4.90 per share in cash to be paid to the holders of Physicians Formula common stock in the merger.  As discussed above, with the consent of the special committee, Blackstone gave greater weight to the management sensitivity case forecast for purposes of its analysis.

Historical Trading Price Analysis

Blackstone reviewed the historical trading price per share of Physicians Formula common stock for the 52-week period ending on September 21, 2012.  Blackstone noted that the lowest and highest intraday sale prices per share of Physicians Formula common stock during the 52-week period ended on September 21, 2012 were $2.54 and $4.90, respectively, and that the price per share was $3.68 on August 14, 2012, the last trading day immediately preceding the announcement of the Swander Pace merger agreement, compared to the consideration of $4.90 per share in cash to be paid to the holders of Physicians Formula common stock in the merger.

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Blackstone.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Blackstone believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion.  No single factor or analysis was determinative of Blackstone’s fairness determination.  Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion.  Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors.  The other principal assumptions upon which Blackstone based its analyses have been described under the description of each analysis in the foregoing summary.  Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors.  Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.  Moreover, Blackstone’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

As part of its investment banking business, Blackstone and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  Blackstone was selected as the special committee’s financial advisor with respect to the merger on the basis of Blackstone’s experience and its familiarity with Physicians Formula and the industry in which Physicians Formula operates.

Pursuant to the engagement letter dated February 16, 2012, Physicians Formula agreed to pay Blackstone fees for its services which are currently estimated to be approximately $2.0 million in the aggregate, the payment of which is contingent upon consummation of the merger. No part of such fees were payable upon delivery of Blackstone’s opinion and no fees are payable until the consummation of the merger.  In addition, Physicians Formula has agreed to reimburse Blackstone for its out-of-pocket expenses and to indemnify it for certain liabilities arising out of the performance of such services (including the rendering of its opinion).  During the two years prior to being retained for the merger, neither Physicians Formula, Parent, nor any affiliate thereof, retained Blackstone for any services or paid any compensation to Blackstone.  Notwithstanding the foregoing, representatives of Blackstone, during those two years, in the ordinary course of their business, regularly contacted representatives of Physicians Formula and other companies in the color cosmetics industries and related industries to discuss, among other things, market conditions, potential strategic transactions, takeover preparedness and related strategies, and other matters relating to the companies’ products, market positioning, and prospects.  In the ordinary course of Blackstone’s and its affiliates’ businesses, Blackstone and its affiliates may actively trade or hold the securities of Physicians Formula or Parent or any of their affiliates for Blackstone’s or Physicians Formula’s or Parent’s (or its affiliates’) account or for others and, accordingly, may at any time hold a long or short position in such securities.

Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness, from a financial point of view, as of September 26, 2012, of the consideration to be paid to the holders of Physicians Formula common stock in the merger and were provided to the special committee in that connection.  The opinion of Blackstone was only one of the factors taken into consideration by the special committee in making its determination to approve the merger agreement and the merger.

Unaudited Projected Financial Information

We do not as a matter of course publicly disclose detailed forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, in the course of the sale process described above under the “—Background of the Merger” section, we provided Parent, its representatives and our advisors, selected, non-public prospective financial information, which we refer to as the management case forecast, prepared by our management at the request of the special committee.  In addition to the management case forecast, our management prepared a management sensitivity case forecast in recognition of, and to assist the special committee in understanding and evaluating, the risks inherent in the management case forecast and the impact on the value of our company in the event our company was unable to achieve the financial projections in the management case forecast.  The management sensitivity case forecast was made available to our advisors prior to its inclusion in the preliminary proxy statement that we filed with the SEC in the evening of September 10, 2012.  We have included the material portions of the projected financial information included in the management case forecast and management sensitivity case forecast below in order to give our stockholders access to this information as well. The prospective financial information was prepared for purposes of our board of directors’ and the special committee’s consideration and evaluation of the merger and to facilitate Blackstone’s financial analyses in connection with the merger. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, our board of directors, the special committee, Blackstone, or Parent considered, or now considers, any of the projected financial information to be predictive of actual future results.

Our senior management team advised the special committee, our board of directors, Blackstone, and Parent that its internal financial forecasts, upon which the following prospective financial information was based, were subjective in many respects. The projected financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, geo-political, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projected financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, although the projected financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The projected financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the projected financial information set forth below was not prepared with a view toward complying with the published guidelines of the Securities Exchange Commission, or SEC, regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles, or GAAP, and some of the projections present financial metrics that were not prepared in accordance with GAAP, including EBITDA and EBIT. We define EBITDA as net income (loss) attributable to our continuing operations, adjusted to exclude the following items: (a) amortization; (b) depreciation; (c) interest expense, net of interest income; (d) income tax expense or benefit; (e) stock-based employee and director compensation; and (f) non-cash inventory obsolescence charges.  We define EBIT as EBITDA less depreciation and amortization.  We believe that these measures provide our management with a useful alternative method for assessing its operating results. However, these measures do not provide a complete picture of our operations and should not be considered a substitute for or superior to GAAP results. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information. The projected financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. The projected financial information consists of forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to our business, financial condition or results of operation, including the factors described under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 12, that could cause actual results to differ materially from those shown below. Since the projected financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projected financial information does not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

We have made publicly available our actual results for the fiscal year ended December 31, 2011. You should review our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to obtain this information. See “Where You Can Find More Information” beginning on page 75. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the projected financial information. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the projected financial information.

For the foregoing reasons, as well as the bases and assumptions on which the information set forth in the projected financial information was compiled, the inclusion of the projected financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, geo-political or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The following summary of the financial forecasts is not included in this document in order to induce any stockholder to vote in favor of the merger or any of the other proposals to be voted on at the special meeting.

The projected financial information included the following estimates of our future financial performance for fiscal years 2012 through 2015:

Management Case Forecast ($ in millions):

	Fiscal Year ended December 31,
	2012E	2013E	2014E	2015E
Net Revenue	$90.6	$108.0	$124.2	$140.0
EBITDA(1)	11.7	15.7	20.0	24.7
EBIT(1)	6.8	11.1	15.4	20.2
Capital Expenditures	(3.5)	(3.1)	(3.2)	(3.3)
Unlevered Free Cash Flow	4.4	6.0	8.1	10.5

(1)          The following table provides a reconciliation of EBITDA and EBIT to Net Income (totals may not add due to rounding):

	2012E	2013E	2014E	2015E
	(unaudited, $ in millions)
Net Income	$2.7	$5.4	$8.0	$10.9
Interest Expense, Net	0.7	0.6	0.5	0.5
Income Tax	2.0	3.5	5.3	7.2
Stock Based Compensation	0.5	0.5	0.5	0.5
Other non-cash charges	1.1	1.1	1.1	1.1
EBIT	6.8	11.1	15.4	20.2
Depreciation & Amortization	4.9	4.6	4.5	4.5
EBITDA	11.7	15.7	20.0	24.7

Management Sensitivity Case Forecast ($ in millions):

	Fiscal Year ended December 31,
	2012E	2013E	2014E	2015E
Net Revenue	$90.6	$96.1	$101.8	$107.9
EBITDA(2)	11.7	13.1	14.6	16.2
EBIT(2)	6.8	9.0	10.9	12.7
Capital Expenditures	(3.5)	(2.8)	(2.6)	(2.5)
Unlevered Free Cash Flow	4.4	4.8	5.6	6.4

(2)          As stated elsewhere in this proxy statement, the management sensitivity case EBITDA forecast was computed based solely on revising the 2015 target EBITDA margin.  Therefore, our management did not prepare a reconciliation to projected EBITDA and no such reconciliation was provided to our advisors or any other person.  Furthermore, projected capital expenditures were scaled proportionally to the reduction in net revenue for a given year.

Below is a summary of some of the assumptions our management used in connection with the preparation of the management case forecast:

•                        U.S. color cosmetics volume and price/mix growth due to, among other things, continued investment in the brand through contra-revenue and marketing;

•                        annual merit increases, inflation for general expenses, hiring additional employees to manage skin care and international growth, and increased capital and fixtures spending during certain years;

•                        an implied projected net revenue compound annual growth rate, or CAGR, for 2012 through 2015 of 15.6%; and

•                        an implied 2015 EBITDA margin of 17.7%.

To reflect the risks underlying, and the uncertainty of achieving, the forecasts reflected in the management case forecast, for purposes of its management sensitivity case forecast our management:

•                        reduced projected net revenue CAGR for 2012 through 2015 to 6.0% to make it more aligned with recent category growth trends within the U.S. color cosmetics sector; and

•                        reduced the target EBITDA margin to 15.0% to reflect less fixed cost operating leverage, upside in skin care and achievement of various cost savings measures in the management case forecast.

In connection with preparing the management sensitivity case forecast, our management also considered the potential decelerating growth within the U.S. color cosmetics sector, the uncertainty with respect to performance of certain new products, and the uncertainty with respect to the scope of future business opportunities within a concentrated customer base.

In addition, in preparing both the management case and management sensitivity case forecasts, our management made the following material assumptions:

•                        the merger is not consummated, and all transaction costs associated with the merger are excluded;

•                        there would be no significant economic or regulatory changes to our key product markets; and

•                        there would be no significant impact from any litigation.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, PHYSICIANS FORMULA UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Financing of the Merger

In connection with the merger, Parent will cause approximately $74.9 million to be paid to our stockholders and holders of stock options and warrants to acquire shares of our common stock. This amount is expected to come from a combination of Parent’s cash on hand, equity contributions by shareholders of Parent, borrowings by Parent, and our cash, cash equivalents and marketable securities on hand.  As of June 30, 2012, we had approximately $1.2 million in cash and cash equivalents.

Debt Financing

Parent and its wholly-owned subsidiary Markwins Beauty Products, Inc., which we refer to as the borrowers, have received a debt commitment letter, dated September 24, 2012, from Cathay Bank to provide the following debt financing to the borrowers, subject to the conditions set forth therein:

•                  a $10.0 million senior secured term loan, which we refer to as the senior term facility, for the purposes of financing the merger, repaying existing indebtedness of the borrowers and providing funds for working capital and general corporate purposes of the borrowers and their subsidiaries; and

•                  an up to $35.0 million senior secured revolving credit facility, which we refer to as the revolving credit facility, and which together with the senior term facility, we refer to as the debt facilities, to be used for financing the merger, repaying existing indebtedness of the borrowers and providing funds for working capital and general corporate purposes of the borrowers and their subsidiaries.

The documentation governing the debt facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, the borrowers may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Conditions Precedent to the Debt Commitment

The availability of the debt facilities will be subject to, in addition to customary corporate and documentation conditions, repayment of certain existing indebtedness and the payment of fees and expenses, the satisfaction or waiver of certain other conditions precedent, including the following:

•                  Parent shall have received the financing contemplated by the equity commitment letter;

•                  the merger must be completed substantially concurrently with the fundings under the debt facilities in accordance with applicable law and the merger agreement and without amendment, modification or waiver of any of the terms thereof in a manner material and adverse to the lender under the debt facilities unless the lender has consented to the change;

•                  no development, change, circumstance or condition which, individually or in the aggregate, has had a material adverse effect on our company shall have occurred since September 24, 2012;

•                  all legal, regulatory and third party approvals necessary to consummate the merger and required to have been obtained under the merger agreement must have been obtained; and

•                  the lender must have been granted perfected security interests in the collateral.

Equity Financing

Parent has received an equity commitment letter dated September 24, 2012 from Eric Chen and Lina Chen, the sole shareholders of Parent, pursuant to which the Chens have agreed to, and to cause certain of their affiliates to, contribute $45 million in cash equity financing to Parent.

The equity commitment is subject to the satisfaction of all of the conditions in the merger agreement to Parent’s obligation to consummate the merger.  The equity commitment will terminate upon the earlier to occur of the funding of the commitment and the termination of the merger agreement.

We are a third-party beneficiary of the equity commitment letter and may enforce the terms of it directly against the Chens.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated in this proxy statement by reference, for risks relating to our business.

Failure to complete the merger could negatively impact the market price of our common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•                  the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•                  costs relating to the merger agreement, such as legal and accounting fees, and in specified circumstances, the payment of a termination fee to Parent, must be paid by us even if the merger is not completed; and

•                  the diversion of management’s attention from our day-to-day business and the potential disruption to our employees and our relationships with customers and suppliers during the period before the completion of the merger may make it difficult for us to achieve our business goals if the merger does not occur.

If the merger agreement is not adopted by our stockholders, we will not be permitted under Delaware law to complete the merger and both we and Parent will have the right to terminate the merger agreement. In the event the merger agreement is terminated due to the failure to obtain our stockholders’ approval of the merger and, within nine months of such termination, we enter into a definitive agreement with respect to any acquisition proposal or an acquisition proposal is consummated, we will be required to pay to Parent a termination fee of $1,500,000 upon such consummation. See “The Merger Agreement—Termination Fees” beginning on page 50 of this proxy statement.

Further, if the merger agreement is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the merger.

Uncertainties associated with the merger may cause us to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with us following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and any other matters related to the foregoing that require the approval of our stockholders, our stockholders should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present our directors and executive officers with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  Each of the special committee and our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to recommend approval of, or to approve, the merger agreement and the merger and to recommend that our stockholders vote in favor of the proposal to adopt the merger agreement.

Employment Agreements and other Compensation Arrangements for Our Named Executive Officers

We have employment agreements with each of our named executive officers.  Our named executive officers and the office they hold are set forth in the table below.

Employee Name	Office
Ingrid Jackel	Chief Executive Officer
Jeffrey Rogers	President

Under their respective employment agreements, the named executive officer would be entitled to continue to receive his or her annual base salary for a period of 24 months if, in the year following the consummation of a change in control transaction, such as the merger, the officer’s employment is terminated without “cause” (as such term is defined below). Each of our named executive officers is also entitled to receive, within 30 days of such termination of employment, the greater of (i) a proportionate portion of the annual bonus award such named executive officer would have earned if the performance period had terminated on the date of the change of control and (ii) a portion of the target annual bonus for the year of termination prorated for the elapsed portion of the year to the date of the termination of employment. Each named executive officer is also entitled to use of a company car and participation in our employee benefit programs for senior executive employees for a period of two years after the date of termination of employment.

The employment agreements generally define “cause” as the occurrence of one or more of the following: (i) the executive’s conviction of (or entry of a plea of guilty or nolo contendere to) a felony or other crime involving moral turpitude or dishonesty, disloyalty or fraud with respect to our company or any of our subsidiaries, customers or suppliers, (ii) the executive reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing our company or any of our subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) willful and repeated failure to substantially perform duties as reasonably directed by our board of directors which is not cured within 15 days after written notice thereof, (iv) a breach of the executive’s duty of loyalty to our company or any of our subsidiaries or affiliates or any act of dishonesty or fraud with respect to our company or our subsidiaries, or (v) the executive’s material breach of the employment agreement, nonsolicitation and confidentiality agreement or any other agreement between the executive and our company which is not cured within 15 days after written notice thereof.

The severance benefits, including any payments, to the named executive officers in connection with a change of control transaction, such as the merger, are subject to each named executive officer signing a release in favor of our company within 60 days of his or her respective termination date and such named executive officer not revoking or breaching the provisions of such release or the nonsolicitation and confidentiality agreement previously signed with our company.  In addition, as partial consideration for the benefits described above, each named executive officer must agree not to apply for unemployment compensation chargeable to our company during the 24 months for which the named executive officer is receiving payments from our company.  The nonsolicitation and confidentiality agreement impose various restrictions on each of the named executive officers for our benefit, including maintaining the confidentiality of our information and a one year post-employment prohibition on solicitation of our employees, customers, suppliers, licensees, licensors or other business relations.

In addition to the employment agreements, we have also entered into a retention bonus agreement with each of our named executive officers. Under the terms of these agreements, upon the consummation of certain change of control transactions, including a transaction such as the merger, the named executive officers would each be entitled to a retention bonus if such named executive officer (i) has remained continuously employed by our company or one of our affiliates through the sixth month anniversary of the date the change of control transaction is completed or (ii) is terminated without cause (as such term is defined in each respective employment agreements) after the change in control transaction, but prior to the six month anniversary date. In order to be eligible to receive the retention bonus, the consideration per outstanding share of our common stock in the change of control transaction must be at least $5.00.  The per share consideration in the merger is less than $5.00 and therefore the named executive officers will not be entitled to receive any payments pursuant to the retention bonus agreements.

The named executive officers were previously granted stock option awards under our 2003 Stock Option Plan and our 2006 Amended and Restated Equity Incentive Plan.  In connection with the merger, all outstanding stock options as of immediately prior to the effective time of the merger will become fully vested and exercisable. Each stock option outstanding will, to the extent not previously exercised, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (i) the per share merger consideration over (ii) the per share option exercise price payable in respect of such share of our common stock issuable under such option, without interest and less any applicable withholding taxes. Any outstanding options with an exercise price equal to or greater than the merger consideration will be cancelled without payment.

Additionally, Mr. Rogers is a participant in our 2005 Nonqualified Deferred Compensation Plan. Participants in the plan are fully vested in the amounts they defer into their deferred compensation accounts.  Under the plan, participants are entitled to receive the balance of their deferred compensation account upon the occurrence of a change in control, such as the merger.

Cash Payable for Outstanding Shares Pursuant to the Merger

If our directors and executive officers own shares of our common stock, they will receive the same cash consideration per share on the same terms and conditions as our other stockholders in the merger. As of October 1, 2012, our directors and executive officers owned in the aggregate 3,698,967 shares of our common stock, representing approximately 27% of our outstanding common stock.  As a result, our directors and executive officers holding such shares of common stock would be entitled to an aggregate cash amount equal to approximately $18.1 million, less any applicable withholding tax, in respect of such shares upon the consummation of the merger.

The following table sets forth, as of October 1, 2012, the cash consideration that each director and executive officer would be entitled to receive for such person’s shares of our common stock in the merger (without taking into account any applicable tax withholdings):

Director/Executive Officer	Number of Shares Owned	Aggregate Amount Payable for Shares
Ingrid Jackel	81,668	$400,173
Charles J. Hinkaty	10,000	$49,000
Bruce E. Kanter	—	—
Thomas E. Lynch	2,516,943	$12,333,021
Jeffrey P. Rogers	430,356	$2,108,744
A. Alexander Taylor	10,000	$49,000

The table above does not include any shares of common stock that may be issued upon the exercise of options or warrants to purchase shares of common stock prior to the closing of the merger held by any of our directors or executive officers. See “—Treatment of Stock Options,” below. Mill Road holds a warrant to purchase up to 650,000 shares of our common stock with an exercise price of $0.25 per share. Mr. Lynch is a Senior Managing Director of Mill Road. See “The Merger Agreement—Treatment of Stock Options and Warrants,” below.

Treatment of Stock Options

The merger agreement provides that at the effective time of the merger each then-outstanding stock option (including those held by our executive officers and directors)  not previously exercised, whether or not then vested, will be cancelled and converted into the right to receive a cash payment, less any applicable withholding tax and without interest, equal to (A) the excess, if any, of $4.90 over the per share exercise price of such stock option (which excess we refer to as the cash-out value of such stock option) multiplied by (B) the number of shares of common stock subject to such stock option.

As of October 1, 2012, our directors and executive officers held, in the aggregate, stock options to purchase 968,889 shares of our common stock with an exercise price per share less than $4.90, including unvested options to purchase 249,759 shares of common stock. Assuming none of those stock options are exercised as of the effective time of the merger, the aggregate cash-out value of all such stock options would be equal to $3.0 million, less any applicable withholding tax.

The following table shows, for our directors and executive officers, the aggregate number of shares of our common stock subject to outstanding stock options, whether vested or unvested and the cash-out value of all such stock options with a per share exercise price less than $4.90 (without taking into account any applicable tax withholdings).  The information in the table is as of October 1, 2012.

	Vested Options			Unvested Options
Name	Number of Shares Underlying Vested Options	Weighted Average Exercise Price Per Share	Consideration from Vested Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price Per Share	Consideration from Unvested Options	Total Consideration
Ingrid Jackel	498,174	$0.95	$1,967,787	129,172	$3.18	$222,176	$2,189,963
Charles J. Hinkaty	19,917	$2.60	$45,809	5,083	$2.60	$11,691	$57,500
Bruce E. Kanter	12,109	$4.04	$10,414	12,891	$4.04	$11,086	$21,500
Thomas E. Lynch	17,571	$3.04	$32,682	7,429	$3.04	$13,818	$46,500
Jeffrey P. Rogers	162,376	$1.88	$490.376	79,167	$3.02	$148,834	$639,210
A. Alexander Taylor	9,765	$3.12	$17,382	15,235	$3.12	$27,118	$44,500

Golden Parachute Compensation Arrangements

We have entered into employment agreements with our named executive officers (as discussed in more detail above under “—Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers”) that specify the severance payments and benefits to be provided by our company upon various circumstances of termination of employment (including a termination without cause by our company within one year following a change in control, such as the merger).  The following table sets forth the estimated amounts of compensation that each named executive officer could receive from our company that is based on or otherwise related to the merger. The information below assumes the following:

•                  the merger hypothetically closed on October 1, 2012;

•                  the price per share of common stock paid in the merger was $4.90, the per share price payable under the merger agreement; and

•                  where applicable, each named executive officer hypothetically experiences a qualifying termination of employment without cause (as discussed in more detail above under “—Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers”) as of the day after the merger.

Certain of the amounts payable may vary depending on the actual date of completion of the merger and any qualifying termination. Our payment of the compensation and/or benefits described in the table below is conditioned on (i) the executive executing a release of all claims against our company and our directors, officers and affiliates within 60 days of his or her termination date, (ii) the executive does not breach or revoke such release, and (iii) the executive does not breach his or her nonsolicitation and confidentiality agreement as discussed in more detail above under “—Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers.”  No named executive officer is entitled to any tax reimbursement payments from our company.

Golden Parachute Compensation

Named Executive Officer	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Total (4)
Ingrid Jackel	$1,169,041	$222,176	$80,512	$1,471,729
Jeffrey Rogers	$899,210	$148,834	$64,294	$1,112,338
Jeff M. Berry (5)	—	—	—	—

(1)

Cash. Represents the estimated value of payment(s) by our company of: (a) the executive’s then-existing base salary in regular installments for a period of 24 months from the date of his or her termination of employment, which 24-month period we refer to as the severance period; and (b) a pro-rated portion of the executive’s target annual bonus for the year in which his or her employment terminated payable within 30 days after termination.

With respect to the pro-rated bonus described in clause (b), and as explained in the “—Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers” section above, if the named executive officer’s employment is terminated within one year following a change in control, the named executive officer will be entitled to receive the greater of (i) a pro-rated portion of the annual bonus the named executive officer would have earned through the date of the change in control based on the elapsed portion of the year and the executive’s and our company’s achievement of the performance criteria and goals previously established for such year, and (ii) a pro-rated portion of the named executive officer’s target annual bonus for the year in which employment terminated. For purposes of this table, in estimating the amount for the pro-rata bonus, we have assumed that the pro-rata bonus described in subclause (ii) was equal to or greater than the pro-rata bonus described in subclause (i).

The estimated value in this column does not include any payment under the named executive officer’s retention bonus agreement (described above under “—Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers”) as the per share consideration in the merger is less than $5.00 and the named executive officers are not eligible to receive any bonus under such retention bonus agreement unless the per share merger consideration is $5.00 or more.

The following table shows, for each named executive officer, the amount of each component part of the cash severance benefits under his or her employment agreement. These amounts are all “double trigger” in nature; meaning that eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying termination of employment without cause within one year following the change in control.

As noted above, the executive employment agreements provide that if the total payments received by an executive officer in connection with a change in control would be subject to excise tax under the “golden parachute” rules of the Internal Revenue Code of 1986, such payments will be reduced so that no such excise tax will apply. Ms. Jackel’s severance payment above and below reflects no reduction and Mr. Rogers’ severance payment above and below reflects no reduction.

Named Executive Officer	Base Salary Continuation (a)	Pro-Rata Bonus (b)	Total
Ingrid Jackel	$850,000	$319,041	$1,169,041
Jeffrey Rogers	$757,120	$142,090	$899,210

(a)         The amounts in this column reflect an annual base salary as of October 1, 2012 for Ms. Jackel and Mr. Rogers of $425,000 and $378,560, respectively.

(b)         The fiscal 2012 target bonus for Ms. Jackel and Mr. Rogers was 100% and 50%, respectively, of their annual base salary in effect at the time of her or his hypothetical termination.

(2)         Equity. Represents the aggregate payments to be made by our company in respect of unvested stock options with a per share exercise price that is less than the $4.90, for which vesting will be accelerated in connection with the merger, as described in greater detail above in the section entitled “—Treatment of Stock Options” and as quantified in the “Consideration from Unvested Options” column corresponding to each named executive officer’s name in the table set forth in that section.  Amounts included in this column are all “single-trigger” in nature; meaning that eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of a change in control.

(3)         Perquisites/benefits. Represents the value to the named executive officer of: (a) continued participation in our benefit plans (including medical, dental, vision, life insurance and short and long-term disability insurance premiums) for 24 months following his or her termination date; and (b) continued use of a company car (which includes lease payments, automobile insurance and license and registration fees and excludes all fuel and mileage expenses incurred) during the 24 months following the named executive officer’s termination date. The following table shows, for each named executive officer, the value attributed to each component part of these severance benefits provided under the named executive officer’s employment agreement.  These benefits are all “double trigger” in nature; meaning that eligibility to receive these benefits requires both the occurrence of a change in control and a qualifying termination of employment without cause within one year following the change in control.

Named Executive Officer	Benefits Premiums	Automobile Allowance	Total
Ingrid Jackel	$48,516	$31,996	$80,512
Jeffrey Rogers	$56,732	$7,562	$64,294

(4)         Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Ingrid Jackel	$222,176	$1,249,553
Jeffrey Rogers	$148,834	$963,504

(5)         Mr. Berry resigned on December 9, 2011 as our Chief Financial Officer in order to pursue other professional interests, effective January 13, 2012.  Accordingly, Mr. Berry will not receive any golden parachute compensation based on or related to the merger.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that, for a period of six years following the effective time of the merger, the surviving corporation will indemnify and hold harmless to the fullest extent authorized or permitted by law each person who was at September 26, 2012 or during the period from September 26, 2012 through the effective time of the merger serving as a director, officer, trustee or fiduciary of our company or our subsidiaries in connection with any Claim (as defined in the merger agreement) from and against any expenses including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom , and will advance expenses, to the fullest extent permitted by law, incurred by such parties in defending or serving as a witness in connection with such claims, subject to the receipt by each such party of an undertaking to reimburse such expenses if it is ultimately determined that such party is not entitled to indemnification. In addition, the merger agreement requires that the certificate of incorporation and bylaws of the surviving corporation contain provisions with respect to indemnification and advancement no less favorable to the current and former officers and directors than those contained in our certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger and that such provisions shall remain in full force and effect for at least six years from the effective time of the merger.

The merger agreement provides that, prior to the effective time of the merger, we will purchase a directors’ and officers’ liability “tail” insurance policy with a claims period of at least six year from the effective time of the merger in an amount and scope at least as favorable as our policies as of the date of the merger agreement.

Pursuant to the merger agreement, the indemnification and directors’ and officers’ insurance covenants described above will survive the consummation of the merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the merger agreement (whether or not parties to the merger agreement).

Section 16 Matters

Pursuant to the merger agreement, we must take all steps as may be required to cause any dispositions of our equity securities (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to our company to be exempt under Rule 16b-3 promulgated thereunder.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers nor any member of our board of directors has entered into or is in negotiations to enter into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer who has plans or is expected to remain with the surviving corporation of the merger entered into or is in negotiations to enter into any agreement, arrangement or understanding with Parent, the surviving corporation of the merger or any of their respective affiliates regarding employment with Parent or the surviving corporation or any such affiliates. Although no such agreement, arrangement or understanding currently exists for any executive officer at this time, Parent may request some of our executive officers to remain after the merger is completed, and such executive officers may, prior to the closing of the merger, enter into new arrangements with Parent or its affiliates regarding employment with Parent or the surviving corporation.

Continued Employee Benefits

Under the terms of the merger agreement, Parent is to cause the surviving corporation to maintain in effect until at least March 31, 2013, the employee benefit plans that provide the employees of the surviving corporation, as of the effective time of the merger, base salary and wages (disregarding equity incentive arrangements) which are no less favorable than those we provided immediately prior to the effective time of the merger and benefits that are substantially comparable in the aggregate to those in effect as of the effective time of the merger (disregarding change in control, retention, deferred compensation and equity incentive arrangements).  All of our executive officers currently participate or are eligible to participate in health and welfare benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts and other welfare benefit plans.

The Special Committee

In October 2010, our board of directors established the special committee. The primary purpose and responsibility of the special committee was to direct and oversee an exploration of the strategic alternatives available to our company to maximize stockholder value. The special committee is, and has been at all times, composed of independent and disinterested directors who have no financial interest in a transaction other than as equity holders in our company.  The special committee was specifically authorized to explore, review, negotiate, consider and advise our full board of directors on strategic alternatives that maximize stockholder value. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of strategic alternatives.  The special committee, however, did not have the power or authority to authorize or approve a transaction or agree on behalf of our board of directors to do so, which power and authority was expressly reserved to our board of directors.

Upon formation, the special committee was composed of Mr. Padraic L. Spence (Chairman), Mr. Thomas E. Lynch, Mr. Zvi Eiref and Mr. Charles J. Hinkaty. Mr. Spence resigned from our board of directors in May 2011. Mr. Eiref resigned from our board of directors in December 2011.  In June 2011, Mr. Bruce E. Kanter was appointed to our board of directors. He was appointed to the special committee in December 2011. In December 2011, Mr. Alec Taylor was appointed to our board of directors and to the special committee. As of our annual meeting in December 2011 and continuing through today, the special committee members are Messrs. Lynch (Chairman), Hinkaty, Kanter and Taylor.

Commencing in January 2012, we paid each member of the special committee, and will continue to pay each such member, $417 per month (or $5,000 per year) in exchange for their service on the special committee.

Material Accounting Treatment

The merger will be accounted for as a purchase under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to goodwill. Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. persons (as defined below) and non-U.S. persons (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States or any of its political subdivisions;

•                  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, we use the term “non-U.S. person” to mean a beneficial owner, other than a partnership, of shares of Common Stock that is not a U.S. person (as defined above).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of our common stock as capital assets, and may not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders that validly exercise their rights under Delaware law to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, stockholders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or stockholders that hold common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion does not address the assumption of or receipt of consideration in connection with restricted stock, stock appreciation rights, restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or non-U.S. tax laws.

U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The exchange of shares of our common stock for cash in the merger by a U.S. person will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Cash received in the merger also generally will be subject to information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of common stock in the merger by a non-U.S. person generally will be exempt from U.S. federal income tax, unless:

•                  the gain on shares of common stock, if any, is effectively connected with the conduct by the non-U.S. person of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. person’s permanent establishment in the United States), in which event (i) the non-U.S. person will be subject to U.S. federal income tax as described under “—U.S. Persons” above, but such non-U.S. person should provide a Form W-8ECI instead of a Form W-9, and (ii) if the non-U.S. person is a corporation, it also may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty); or

•                  the non-U.S. person is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. person will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Backup Withholding and Information Reporting. In general, if you are a non-U.S. person, you will not be subject to backup withholding and information reporting on a payment made with respect to shares of our common stock exchanged for cash in the merger if you have provided an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business) as part of the letter of transmittal. If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements may also apply to the partnership or other flow-through entity.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. person’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult with the stockholder’s own tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and non-U.S. tax laws, and, if applicable, the tax consequences of the assumption of or receipt of consideration in connection with options to purchase common stock, restricted stock, stock appreciation rights or restricted stock units.

Regulatory Approvals

Except for the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Relating to the Merger

To our knowledge, as of the date this proxy statement is being filed, there is no pending litigation relating to the merger contemplated by the merger agreement we entered into with Parent and MergerSub.

Since the announcement of the merger contemplated by the Swander Pace merger agreement, which merger we refer to as the Swander Pace merger, three stockholder class action lawsuits were filed against our company, the members of our board of directors and Swander Pace.

Bushansky v. Physicians Formula Holdings, Inc., et al. was filed in the Court of Chancery of the State of Delaware.  This lawsuit asserts generally that the members of our board of directors breached their fiduciary duties to maximize stockholder value in the Swander Pace merger and as a result our stockholders will not receive adequate or fair value for their shares of common stock in the Swander Pace merger.  The lawsuit further asserts that our company and Swander Pace aided and abetted those alleged breaches of duty.  The complaint seeks, among other relief, an order enjoining the consummation of the Swander Pace merger, rescission of the Swander Pace merger if it is consummated, other damages in an unspecified amount and an award of attorneys’ fees and expenses of litigation.  We believe that this lawsuit is without merit and intend to defend it vigorously.

Continuum Capital vs. Ingrid Jackel, et al. was filed in Los Angeles County Superior Court for the State of California.  This lawsuit asserts generally that the members of our board of directors breached their fiduciary duties to maximize stockholder value in the Swander Pace merger and as a result our stockholders will not receive adequate or fair value for their shares of common stock in the Swander Pace merger. This lawsuit also asserts that the members of our board of directors breached their fiduciary duties of disclosure by concealing material information in our filings with the SEC regarding the Swander Pace merger.  This lawsuit further asserts that our company and Swander Pace aided those breaches of duty.  The complaint seeks, among other relief, an order enjoining the consummation of the Swander Pace merger, rescission of the Swander Pace merger if it is consummated, other damages in an unspecified amount and an award of attorneys’ fees and expenses of litigation.  We believe that this lawsuit is without merit and intend to defend it vigorously.

L2 Opportunity Fund v. Charles Hinkaty, et al. was filed in the Court of Chancery of the State of Delaware.  This lawsuit asserts generally that the members of our board of directors breached their fiduciary duties to maximize stockholder value in the Swander Pace merger and as a result our stockholders will not receive adequate or fair value for their shares of common stock in the Swander Pace merger.  This lawsuit also asserts that the members of our board of directors breached their fiduciary duties of disclosure by concealing material information in our filings with the SEC regarding the Swander Pace merger.  This lawsuit further asserts that our company, Mill Road Capital, L.P., Swander Pace Capital and Swander Pace (by which we mean the affiliates of Swander Pace Capital who were party to the Swander Pace merger agreement) aided and abetted those alleged breaches of duty.  The complaint seeks, among other relief, an order enjoining the consummation of the Swander Pace merger, an order requiring our board of directors to determine whether the proposal leading to the merger with Parent and MergerSub constitutes a superior proposal pursuant to the Swander Pace merger agreement, rescission of the Swander Pace merger if it is consummated, other damages in an unspecified amount and an award of attorneys’ fees and expenses of litigation.  We believe that this lawsuit is without merit and intend to defend it vigorously.

Plaintiffs in each of the lawsuits described above may file an amended complaint withdrawing their claims related to the Swander Pace merger agreement and asserting claims related to the merger agreement we entered into with Parent and MergerSub.

Termination of the Swander Pace Merger Agreement

On August 14, 2012, we entered into the Swander Pace merger agreement pursuant to which Swander Pace agreed to acquire all of the outstanding shares of our common stock at a price of $4.25 per share. Under the terms of the Swander Pace merger agreement, we were permitted to respond to unsolicited acquisition proposals that met certain conditions. If our board of directors intended to determine that any such acquisition proposal constituted a superior proposal to the merger contemplated by the Swander Pace merger agreement, we were required to notify Swander Pace that our board of directors intended to make such determination. In that event, Swander Pace had the right to offer to amend the terms of the Swander Pace merger agreement such that such acquisition proposal no longer constituted a superior proposal. If Swander Pace did not make such an offer, our board of directors was permitted to change its recommendation to our stockholders that they adopt the Swander Pace merger agreement and we were permitted to terminate the Swander Pace merger agreement. Following the receipt of Parent’s unsolicited acquisition proposal to acquire all of the outstanding shares of our common stock at a price of $4.90 per share and following subsequent negotiations with Parent, on September 26, 2012, we terminated the Swander Pace merger agreement after complying with the terms of the Swander Pace merger agreement and process described in the preceding sentences and we entered into the merger agreement with Parent and MergerSub. In connection with the termination of the Swander Pace merger agreement, we paid Swander Pace a termination fee of $1,285,000 on September 27, 2012.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC and our company will cease to be an independent, publicly-traded company.  If the merger is not completed, then our company will remain an independent public company and our common stock will continue to be registered under the Exchange Act, and provided we continue to comply with applicable continued listing requirements, listed and traded on the NASDAQ Global Select Market.

THE MERGER AGREEMENT

The following sections describe the material provisions of the merger agreement but do not purport to describe all of the terms of the merger agreement. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. You are urged to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

The merger agreement should be read in conjunction with the disclosures in our filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the merger agreement are intended to govern the contractual rights and relationships of the parties thereto. The representations, warranties and covenants contained in the merger agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the merger agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, the representations and warranties made by our company, Parent and MergerSub to one another in merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party and may be subject to a contractual standard of materiality in a way that is different from what may be viewed as material by our stockholders. Our stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of our company, Parent, MergerSub or any of their respective subsidiaries or affiliates.

The Merger

At the effective time of the merger, MergerSub will be merged with and into our company. The separate corporate existence of MergerSub will cease and our company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. MergerSub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time

The closing of the merger shall occur on the third business day after the date that all of the closing conditions set forth in the merger agreement (other than conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same.

The merger shall become effective upon such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or such later time (not to exceed 30 days after the certificate of merger has been filed) which the parties shall have agreed upon and designated in such certificate of merger.

Consideration to be Received in the Merger

The merger agreement provides that, at the date and time at which the merger becomes effective, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (excluding shares owned by stockholders who dissent from the merger in accordance with Delaware law and shares of common stock owned by our company, Parent, MergerSub or their subsidiaries) shall automatically be converted into the right to receive $4.90 per share in cash, without any interest and less any applicable withholding taxes.

Cancellation of Shares

At the effective time of the merger, all of our common stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a stock certificate formerly representing any of our common stock shall cease to have any rights with respect to such common stock, except the right to receive the merger consideration to be paid in consideration therefor upon the surrender of such certificates.

Treatment of Stock Options and Warrants

In connection with the merger, outstanding and unexercised stock options and warrants will be fully vested and exercisable.  Immediately prior to the effective time of the merger, all outstanding stock options and warrants will be cancelled.  In exchange for this cancellation, and, in the case of stock options issued under the 2003 Stock Option Plan, subject to the optionholders entering into a stock option cancellation agreement, each holder of a stock option or warrant will receive a single lump sum cash payment from

Parent or our company equal to the value, if any, of such stock options or warrants as fully vested, based on the $4.90 per share merger consideration, less the exercise price for such stock option or warrant and less any applicable withholding taxes and without interest.  Stock options and warrants having an exercise price per share that is equal to or greater than $4.90 will be canceled as of the effective time of the merger without any payment.

Payment for Shares

Prior to the effective time of the merger, Parent shall appoint a bank or trust company reasonably satisfactory to our company to act as exchange and paying agent for the payment or exchange of the merger consideration.  Promptly following the effective time of the merger (and in no event later than 5:00 p.m. Pacific time on the closing date), Parent shall deposit with the paying agent the aggregate merger consideration for the benefit of the holders of common stock.

Promptly after the effective time of the merger (but in any event within five business days after the effective time of the merger), we shall cause the paying agent to mail to each person who immediately prior to the effective time held shares of common stock that were converted into the right to receive the merger consideration:  (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the holder’s certificates (or affidavits of loss in lieu thereof) in exchange for the merger consideration to which the holder is entitled as a result of the merger.  Upon delivery to the paying agent of such letter of transmittal by any holder of common stock, duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required pursuant to such instructions and surrender of the certificate that immediately prior to the effective time of the merger represented such common stock, such holder shall be entitled to receive a cash amount by wire transfer or check of immediately available funds to an account designated by such holder (less any required tax withholding) equal to the merger consideration payable in respect of such holder’s common stock, and, if applicable, the certificate so surrendered shall forthwith be canceled.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

At the effective time of the merger, holders of our common stock shall cease to be, and shall have no rights as, stockholders of our company other than the right to receive the merger consideration or to exercise appraisal rights under Delaware law.  The merger consideration paid upon the surrender for exchange of certificates shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the common stock exchanged theretofore and represented by such certificates.

Any portion of the aggregate merger consideration held by the paying agent which remains undistributed to the holders of common stock 180 days after the effective time of the merger shall be delivered to the surviving corporation. Any holders of common stock prior to the merger (other than stockholders who have properly exercised appraisal rights under Delaware law) shall thereafter look only to the surviving corporation for payment of the merger consideration to which such holder is entitled as a result of the merger.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by our company, including representations and warranties relating to:

•                  corporate organization, good standing and similar matters;

•                  corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•                  authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•                  required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•                  absence of conflicts with, violation or breach of, defaults under, organizational documents of our company and our subsidiaries and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•                  our capitalization and capital structure;

•                  our ownership of all subsidiaries;

•                  accuracy and sufficiency of our SEC filings;

•                  compliance with listing and corporate governance rules and regulations of NASDAQ;

•                  preparation of our consolidated financial statements in accordance with United States GAAP on a consistent basis and in compliance with applicable SEC rules and regulations;

•                  internal controls over financial reporting;

•                  absence of certain changes or events and the conduct of business in the ordinary course of business since December 31, 2011;

•                  absence of undisclosed material liabilities;

•                  compliance with applicable laws, court orders and certain regulatory matters, including FDA laws and regulations;

•                  accuracy of the information in this proxy statement;

•                  restriction on business activities;

•                  governmental authorizations;

•                  absence of litigation, investigations and governmental orders;

•                  real property;

•                  intellectual property;

•                  environmental matters and compliance with environmental laws;

•                  tax matters;

•                  brokers’, finders’ and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

•                  opinion of financial advisor;

•                  transactions with affiliates;

•                  employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•                  insurance;

•                  Investment Company Act of 1940, as amended;

•                  material contracts;

•                  the inapplicability of state takeover statutes;

•                  labor matters;

•                  change of control contracts;

•                  indebtedness;

•                  product warranty, product liability and recalls;

•                  major customers and suppliers; and

•                  the prior proposed transaction with Swander Pace.

The merger agreement also contains a number of representations and warranties by Parent and MergerSub, including representations and warranties relating to:

•                  corporate organization, good standing and similar matters;

•                  corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•                  authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•                  required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•                  absence of conflicts with, violation or breach of, defaults under, the organizational documents of Parent or MergerSub and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•                  absence of litigation, investigations and governmental orders;

•                  the accuracy of information supplied by Parent or MergerSub specifically in connection with this proxy statement;

•                  the sufficiency of Parent’s financing commitments to pay the aggregate merger consideration, other consideration, and all fees and expenses related to the transactions contemplated by the merger agreement;

•                  “interested stockholder” (as defined in Section 203 of the DGCL) status and the ownership of shares of our common stock;

•                  the limited operations of MergerSub since its formation; and

•                  brokers’, finders’ and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement.

Significant portions of the representations and warranties of our company, Parent and MergerSub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with our company, an effect that, individually or in the aggregate, (i) prevents or materially delays, or is reasonably expected to prevent or materially delay, our ability and the ability of our subsidiaries to perform their respective obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement, or (ii) is, or is reasonably expected to be, materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of our company and of our subsidiaries taken as a whole, other than, solely with respect to the immediately preceding clause “(ii)”, an effect arising out of or resulting from, and none of the following shall constitute or be taken into account in determining whether a material adverse effect, solely with respect to the immediately preceding clause “(ii)”, has occurred or may, would or could occur:

•                  general legal, regulatory, political, business, economic, financial or securities market conditions in the U.S. or other countries where we or our subsidiaries operate (including fluctuations, in and of themselves, in the price or trading volume of our common stock; provided, that the effects giving rise to or contributing to such effect that are not otherwise excluded from being taken into account in determining whether a material adverse effect has occurred for purposes of the merger agreement, shall be taken into account in determining whether there has been a material adverse effect);

•                  changes in conditions in the U.S. economy or the economy of other countries where we or our subsidiaries operate (except to the extent such effect affects our company or our subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which we or our subsidiaries operate);

•                  changes in conditions in the industry in which we or our subsidiaries operate (except to the extent such effect affects our company or our subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which we or our subsidiaries operate);

•                  the negotiation, execution or the announcement of the merger agreement, the identity of Parent, the undertaking and performance or observance of the obligations required by the merger agreement or the consummation or pendency of the merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, regulators, partners or employees, or any litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement or our compliance with the terms of the merger agreement;

•                  changes in laws or any changes in the interpretation or enforcement of laws (except to the extent such effect affects the our company or our subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which we or our subsidiaries operate);

•                  changes or prospective changes in GAAP, accounting standards or the accounting rules or regulations of the SEC or any changes or prospective changes in the interpretation of any of the foregoing (except to the extent such effect affects our company or our subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which we or our subsidiaries operate);

•                  our failure to meet internal budgets, projections, forecasts or estimates of revenue, earnings, cash flow or cash position, in each case, whether or not publicly disclosed, or financial analyst projections or forecasts (provided, that the effects giving rise to or contributing to such failure that are not otherwise excluded from being taken into account in determining whether a material adverse effect has occurred, shall be taken into account in determining whether there has been a material adverse effect for purposes of the merger agreement);

•                  acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of September 26, 2012;

•                  pandemics, earthquakes, hurricanes, tornados or other natural disasters; or

•                  any action we or our subsidiaries take that is required by the merger agreement or at the express written request or with the express written consent of Parent or MergerSub.

Covenants and Other Agreements

Conduct of Our Business Pending the Merger

We have agreed that, during the period from September 26, 2012 until the effective time of the merger (except as expressly required or expressly permitted by the merger agreement and except with the prior written consent of Parent), we will conduct our business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, we shall use our commercially reasonable efforts to (i) preserve substantially intact our business organization, (ii) maintain existing relations with governmental authorities, customers, suppliers, distributors, employees and business associates, (iii) keep available the services of our current officers, key employees and consultants, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear), (v) maintain all insurance and permits necessary to the conduct of our business as currently conducted, (vi) maintain our books of account and records in the usual, regular and ordinary manner, and (vii) maintain, enforce and protect all of our material intellectual property in a manner consistent in all material respects with past practice.

In addition, during the period from September 26, 2012 until the effective time of the merger (except as expressly required or expressly permitted by the merger agreement and except with the prior written consent of Parent), we may not do any of the following:

•                  declare any dividend on, or other distribution (whether in cash, stock, property or otherwise) in respect of, any of our or any our subsidiaries’ capital stock;

•                  purchase, redeem or otherwise acquire any of our or any of our subsidiaries’ capital stock or any other of our securities or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing agreements;

•                  effect any split, combination or reclassification of any of our or any of our subsidiaries’ capital stock;

•                  grant, whether orally or in writing, any increase in compensation or fringe benefits payable (i) to officers, directors, or senior management of our company or any of our subsidiaries or (ii) to any non-officer and non-senior management employees of our company or any of our subsidiaries;

•                  grant any increase in the compensation or benefits payable or to become payable by our company or any of our subsidiaries to any current or former director, officer, employee or consultant of our company or any of our subsidiaries, except in the ordinary course of business or required by the terms of a benefit plan in effect as of September 26, 2012;

•                  adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any benefit plan;

•                  enter into, establish, adopt renew or amend any consulting, employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of our company or any of our subsidiaries (other than as required by the terms of a benefit plan in effect as of September 26, 2012) or terminate any benefit plan;

•                  pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a benefit plan in effect as of September 26, 2012; provided, however, that the foregoing does not prohibit us or any of our subsidiaries from taking any action relating to the termination or promotion of employees in the ordinary course of business or the hiring of employees in the ordinary course of business to the extent that (i) such hired employee is hired for a position that is below the director level and whose base annual salary is below $100,000 and who is entitled to benefits that are no more favorable to such employee than those available to our other employees who are at the same level; or (ii) (a) such hired employee is replacing an employee whose employment with our company or our subsidiaries is terminated following September 26, 2012, which we refer to as a former employee, and (b) the base annual salary of such hired employee is not greater than 120% of the base annual salary of such former employee and the benefits made available to such hired employee are no more favorable than the benefits that were available to such former employee;

•                  amend, modify or waive any provisions of any benefit plan or policy of our company or any of our subsidiaries (or adopt any new benefit plan or policy by our company or any of our subsidiaries);

•                  change any severance, termination or bonus policies and practices (excluding sales commissions) or enter into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving our company of the nature contemplated by the merger agreement (either alone or upon the occurrence of additional or subsequent events);

•                  grant options, warrants or other rights to purchase or otherwise acquire our common stock or issue any capital stock;

•                  adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

•                  make any material tax election or any settle or compromise any material tax liability, other than in the ordinary course of business;

•                  file or amend any tax return, enter into any closing agreement, settle any tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax;

•                  make any material change to our accounting methods, principles or practices, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•                  amend or propose any amendment or otherwise change any provision of our certificate of incorporation or bylaws;

•                  acquire, or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of the operating assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

•                  merge or consolidate with any other entity;

•                  liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;

•                  pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable);

•                  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business;

•                  waive, release, assign, settle or compromise any litigation or claims other than settlements of, or compromises for, any litigation in the ordinary course of business (which shall not include the settlement of litigation initiated in connection with the merger, which shall be covered by and subject to other provisions in the merger agreement) or where (i) the amounts paid or to be paid are covered by insurance coverage we maintain and (ii) the settlement or compromise involves only the payment of money damages and does not otherwise materially and adversely effect the conduct of our business going forward;

•                  other than in the ordinary course of business, enter into or amend, modify or supplement on terms materially adverse to our company and our subsidiaries, taken as a whole, fail to renew, cancel or terminate any material contract or contract which if entered into prior to September 26, 2012 would be a deemed a material contract for purposes of the merger agreement, or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a material contract or otherwise) (it being understood that we and our subsidiaries shall not be allowed to enter into or amend any contract with any of our affiliates or Blackstone);

•                  make or authorize any new capital expenditures involving more than the aggregate amount set forth in with our capital expenditure budget, or fail to expend funds for budgeted capital expenditures or commitments;

•                  take, commit to take, or fail to take any action that (i) would result in any of the conditions to the consummation of the merger not being satisfied, or (ii) would materially impair the ability of our company, Parent or MergerSub to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•                  fail to maintain, enforce or protect any of our intellectual property;

•                  make any material restatement of our financial statements or the notes thereto included in, or incorporated by reference into, the documents we have filed with the SEC;

•                  enter into any new or renegotiate any license, agreement or arrangement relating to any of our intellectual property (other than the application for patents and registered trademarks in the ordinary course of business);

•                  enter into any joint venture, partnership or similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any entity or funding obligations of our company or of our subsidiaries;

•                  implement any employee layoffs that could implicate the WARN Act; or

•                  announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation; Acquisition Proposals

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries or our or their officers, directors or employees, investment bankers, attorneys, accountants, financial advisors or other representatives to, directly or indirectly:

•                  initiate, solicit, encourage or take any other action to knowingly facilitate (including by way of furnishing information (other than public information disseminated through documents we have filed with the SEC, press releases or other similar means)) any inquiries, offers or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below);

•                  initiate, engage in, participate in or continue any discussions or negotiations, or furnish or disclose to any person or entity (other than Parent or MergerSub) any information in furtherance of any inquiries related to an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•                  enter into any agreement, arrangement or understanding with respect to any acquisition proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement permitted by the terms of the merger agreement), or that is intended or that would reasonably be expected to result in the abandonment, termination or failure to consummate the merger or any other transaction contemplated by the merger agreement;

•                  fail to make, withdraw (or not continue to make), modify, qualify or amend in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent our board of directors’ recommendation in favor of the merger (it being understood that, subject to certain permitted activities under the merger agreement, taking a neutral position or no position with respect to any acquisition proposal shall be considered an adverse modification);

•                  recommend, adopt, endorse or approve, or publicly propose to recommend, adopt, endorse or approve, an acquisition proposal; or

•                  take any action or make any statement inconsistent with our board of directors’ recommendation in favor of the merger.

In addition, we must promptly notify Parent (and in any event within 24 hours) upon receipt by us or any of our subsidiaries (including through a notification by our or our subsidiaries’ representatives) of (i) any request for information relating to our company or any of our subsidiaries (other than requests for information in the ordinary course of business and unrelated to an acquisition proposal), or (ii) any inquiry or request for discussion or negotiations regarding an acquisition proposal and, in each case we shall provide Parent with a copy of any such request or inquiry (or a summary of any oral request or inquiry).

However, notwithstanding the restrictions described above, at any time prior to the time that our stockholders adopt the merger agreement:

•                  we may (directly or through its representatives) (i) engage in negotiations or discussions with any person or entity and its representatives and financing sources that have made a written bona fide acquisition proposal (that was not solicited in violation of the restrictions described in the immediately two preceding paragraphs) that, if and only if, prior to taking such action, our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and is from a party reasonably capable of consummating such acquisition proposal in a timely manner, and (ii) thereafter furnish or disclose to such person or entity and its representatives and financing sources non-public information relating to our company or any of our subsidiaries pursuant to a confidentiality agreement which includes terms substantially similar to those contained in the confidentiality agreement entered into between us and Parent; provided, that we shall notify Parent promptly (and in any event within 24 hours) after our receipt of any acquisition proposal of the material terms and conditions thereof and the identity of the person or entity making the acquisition proposal.  In addition, in such event, we shall furnish or make available to Parent any such non-public information furnished or made available to the person or entity making the acquisition proposal to the extent not previously furnished or made available to Parent or its representatives;

•                  our board of directors may make an adverse recommendation change to our stockholders regarding the merger following the receipt of a written bona fide acquisition proposal not made in violation of the merger agreement that our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) to constitute a superior proposal and is from a party reasonably capable of consummating such acquisition proposal in a timely manner; provided; that, prior to making such determination, (i) we must provide Parent with four business days’ notice of its intention to do so and specifying the terms and conditions of such superior proposal (including a copy thereof with all accompanying documentation and the identity of the party making such acquisition proposal) and (ii) during the applicable four business day period, if requested by Parent, we must engage in good faith negotiations with Parent to make such adjustments to the terms and conditions of the merger agreement such that such acquisition proposal no longer constitutes a superior proposal, which adjustments shall be evidenced by an offer to amend the merger agreement that would, upon our acceptance, be binding on Parent; provided, further, that nothing in the merger agreement or otherwise shall prohibit us or our representatives from negotiating and discussing further with any party that proposed such acquisition proposal; and

•                  our board of directors may make an adverse recommendation change to our stockholders regarding the merger, if and only if (i) a material development or change in circumstances occurring or arising after the date of the merger agreement with respect to our company that (a) is materially favorable to the recurring financial condition and results of our company and our subsidiaries, taken as a whole and (b) was neither known to our board of directors or management nor was reasonably foreseeable as of or prior to September 26, 2012 (it being agreed that the result of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances for these purposes.  Such a material development or change in circumstances with respect to our company referenced in the immediately preceding sentence is referred to herein as an intervening event, and (ii) our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such intervening event, that a failure to make such adverse recommendation change would result in a breach of its fiduciary duties to our stockholders; provided, that our board of directors may not make an adverse recommendation change to our stockholders regarding the merger unless we have provided prior written notice to Parent at least four business days in advance of its intention to make an adverse recommendation change and such notice includes a written explanation of our board of directors’ basis for proposing to effect such adverse recommendation change to our stockholders regarding the merger, and prior to effecting such adverse recommendation change we shall, if requested by Parent, during the applicable four business day period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of the merger agreement so that our board of directors shall no longer conclude that a failure to make such adverse recommendation change could reasonably result in a breach of its fiduciary duties to our stockholders, which adjustments shall be evidenced by an offer to amend the merger agreement that would, upon our acceptance, be binding on Parent.

An “acquisition proposal” is defined in the merger agreement as any proposal, offer, indication of interest or inquiry from any person, entity or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 20% of the total voting power of any class of our capital stock, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any of our assets or of our subsidiaries representing 20% or more of our consolidated assets (including equity securities of the subsidiaries), measured either by book value or fair market value, (c) our issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting of any class of our equity securities, (d) tender offer or exchange offer in which any person, entity or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of our outstanding common stock or any class of our equity securities, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to our company which would result in any person, entity or group acquiring 20% or more of the fair market value of the assets (including capital stock of the subsidiaries) of our company and our subsidiaries taken as a whole (including equity securities of the subsidiaries), or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, that the term “acquisition proposal” shall not include the merger or any of the other transactions contemplated by the merger agreement. For the avoidance of doubt, if any material change is made to any acquisition proposal, such altered acquisition proposal shall be considered a separate and distinct acquisition proposal.

A “superior proposal” is defined in the merger agreement as a bona fide written acquisition proposal made by a third party (a) on terms which our board of directors or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) (i) to be more favorable, from a financial point of view, to our stockholders (in their capacity as stockholders) as compared to the transactions contemplated by the merger agreement (after giving effect to any alternative proposed by Parent in accordance with the four business day matching right provided in the merger agreement as described above) and (ii) that failure to take action with respect to such acquisition proposal would reasonably be expected to violate our board of director’s fiduciary obligations under applicable law and (b) if accepted, is reasonably likely to be consummated in a timely manner in accordance with its terms taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including the financing thereof).  For the purposes of the definition of “superior proposal” described in this paragraph, the term “acquisition proposal” is deemed to have the meaning set forth in the definition of acquisition proposal in the immediately preceding paragraph, except that all references to “20%” shall be deemed references to “50.1%”.

Nothing described above or elsewhere in the merger agreement shall prevent our board of directors from taking and disclosing to our stockholders a position contemplated by Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2(a) promulgated under the Exchange Act with respect to an acquisition proposal or from making any disclosure to our stockholders if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would violate any applicable law; provided, that our compliance with such obligations shall not relieve us of any of our obligations under the restrictive provisions of the merger agreement described above. In addition, it is understood and agreed that, for purposes of the merger agreement, neither a “stop, look, and listen” statement nor a factually accurate public statement by us that describes our receipt of an acquisition proposal and the operation of the merger agreement with respect thereto shall in and of itself be deemed an adverse recommendation change to our stockholders regarding the merger for purposes of the merger agreement.

Reasonable Efforts and Certain Pre-Closing Obligations

Subject to applicable law, upon the terms and subject to the conditions of the merger agreement, each of us, Parent and MergerSub has agreed to use our or its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

•                  the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transaction contemplated by the merger agreement;

•                  the satisfaction of the other parties’ conditions to consummating the merger;

•                  the taking of all reasonable actions necessary to obtain (and the cooperation with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any person or entity required to be obtained or made by Parent, MergerSub, our company or any of their or our respective subsidiaries in connection with the merger or the taking of any action contemplated by the merger or by the merger agreement; and

•                  the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

In addition, we, Parent and MergerSub have each agreed to cooperate and assist one another in connection with all actions to be taken pursuant to the immediately preceding paragraph, including:

•                  the preparation and making of the filings referred to in the immediately preceding paragraph and, if requested, amending or furnishing additional information thereunder, including, subject to applicable law and the terms of the confidentiality agreement we entered into with Parent;

•                  providing copies of all related documents to the non-filing party and their advisors prior to filing; and

•                  to the extent practicable, neither we, Parent nor MergerSub will file any such document or have any communication with any governmental authority without prior consultation with the other party.

Furthermore, we, Parent and MergerSub each agreed to keep the others apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the transactions contemplated by the merger agreement. To the extent practicable and permitted by a governmental authority, we, Parent and MergerSub shall each permit representatives of the other parties to participate in meetings and calls with such governmental authority.

Access to Information; Confidentiality

We have agreed to provide Parent and its representatives, until the effective time of the merger, such information as Parent reasonably requests with respect to our company and our subsidiaries and their respective businesses, financial condition and operations, and to provide Parent and its representatives reasonable access during normal business hours upon reasonable prior notice to our and our subsidiaries’ officers, employees, agents, properties, offices and facilities, contracts, commitments and books and records, subject to certain exceptions.  Prior to the effective time of the merger, all information obtained by Parent pursuant to this provision of the merger agreement must be kept confidential in accordance with the confidentiality agreement we previously entered into with Parent.

Meeting of Our Stockholders

We have agreed to set a record date for, duly call, give notice of, convene and hold a meeting of our stockholders as soon as reasonably practicable following clearance with the SEC of this proxy statement for the purpose of securing stockholder approval of the merger and the other matters described in this proxy statement.  Our board of directors must recommend to our stockholders the adoption of the merger agreement and must include such recommendation in this proxy statement, unless there has been an adverse recommendation change pursuant to the terms of the merger agreement and approval of the merger.  In addition, unless there has been an adverse recommendation change pursuant to the terms of the merger agreement, we must use our commercially reasonable efforts to solicit from holders of shares of common stock proxies in favor of the adoption of the merger agreement and we must further take all other action necessary or advisable to secure, at the special meeting of stockholders, stockholder approval of the adoption of the merger agreement and the other matters described in this proxy statement.

Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger through the sixth anniversary of the effective time of the merger, the surviving corporation must:

•                  indemnify and hold harmless each person who is as of September 26, 2012, or during the period from September 26, 2012 through the effective time of the merger, serving as a director, officer, trustee, or fiduciary of our company or of our subsidiaries or as a fiduciary under or with respect to any employee benefit plan, which such individuals are collectively referred to herein as the indemnified parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any claim from and against any certain expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and

•                  within 30 days after any request for advancement, advance to each of the indemnified parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, certain expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, including advancement to the indemnified party of any certain expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent’s or the surviving corporation’s, as applicable, receipt of a written undertaking by or on behalf of such indemnified party to repay such expenses if it is ultimately determined under applicable law that such indemnified party is not entitled to be indemnified.

The merger agreement also provides that we will, prior to the effective time of the merger, purchase a directors’ and officers’ liability “tail” insurance policy, which must be maintained in effect for at least six years after the effective time of the merger, which insurance will contain substantially equivalent scope and amount of coverage as provided in the existing policy we maintained immediately prior to the effective time of the merger.

Employee Benefit Matters

From and after the effective time of the merger and until March 31, 2013, Parent agreed to, or to cause the surviving corporation or one of its other subsidiaries to, provide the employees and former employees of our company and of our subsidiaries as of the effective time of the merger with base salary and wages (disregarding equity incentive arrangements) that are no less favorable than those in effect as of the effective time of the merger and benefits that are substantially comparable in the aggregate to those in effect as of the effective time of the merger (disregarding change in control, retention, deferred compensation and equity incentive arrangements).  Parent has agreed that with respect to any employee benefit plan in which any employee of our company or any of our subsidiaries first becomes eligible to participate on or after the effective time of the merger, Parent will, or will cause its affiliates to use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such employee benefit plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company employee benefit plan, (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such employee benefit plan under the analogous Company employee benefit plan (to the same extent that such credit was given under such Company employee benefit plan) in satisfying any applicable deductible maximum out-of-pocket requirements under such employee benefit plan and (iii) recognize all service of such employee with our company and of our subsidiaries and predecessors (including recognition of all prior service with any entity (including any such subsidiary prior to its becoming a subsidiary of our company) that we or any such recognized prior to September 26, 2012 in the ordinary course of administering benefit plans), for purposes of eligibility to participate in and vesting in benefits under such Parent employee benefit plan, to the extent that such service was recognized for such purpose under our analogous employee benefit plan; provided, that, in no event shall the recognition of prior service result in a duplication of benefits. Parent has also agreed to cause the surviving corporation to recognize all accrued and unused vacation and paid time off days (including banked days) that have accrued for employees of our company through the effective time of the merger and will allow such employees to take such accrued and unused days in accordance with the policies adopted by Parent or the surviving corporation (as applicable) after the effective time of the merger.

Financing

We shall provide such reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the debt financing by the Parent as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of our or our subsidiaries’ businesses or involve any material out-of-pocket expense by our company or any of our subsidiaries), including the following and similar actions:

•                  providing to Parent and its affiliates information regarding our company and our subsidiaries and their industry reasonably requested by the lenders providing the debt financing (including the provision of monthly financial statements);

•                  participating in a reasonable number of meetings, presentations and due diligence sessions;

•                  furnishing Parent, its affiliates and the lenders information reasonably requested by any of them that is in our or our subsidiaries’ possession;

•                  as of the closing date and contingent on the occurrence of the closing, taking all corporate actions necessary and reasonable to authorize the consummation of the debt financing; and

•                  arranging for the termination of our or our subsidiaries credit facility on the closing date and contingent on the occurrence of the closing, and procure customary payoff letters in connection therewith.

Notwithstanding anything in this Agreement, neither we nor any of our subsidiaries is obligated to pay any fee or incur any liability or obligation in connection with the equity or debt financing prior to the effective time of the merger.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the financing on the terms and conditions described in the commitment letters.  At our request, Parent shall keep us reasonably informed of the status of the financing.  In the event that any material portion of the financing becomes unavailable on the terms and conditions contemplated in one or more of the commitment letters from lenders and investors, Parent shall promptly notify us thereof, and shall promptly following the occurrence of such event and for the 15-day period thereafter use its good faith efforts to arrange to (i) obtain alternative financing from alternative sources, and (ii) obtain a new financing commitment letter or letters.

Additional Agreements

The merger agreement contains additional agreements between us and Parent relating to, among other things:

•                  preparation of this proxy statement;

•                  cooperating in connection with any applicable anti-takeover statute;

•                  notification of certain matters;

•                  cooperation in connection with any litigation initiated related to the merger agreement or the merger;

•                  cooperation in connection with filing any tax returns related to transfer taxes;

•                  consultations regarding public announcements;

•                  NASDAQ delisting;

•                  resignation of our directors as of the effective time of the merger; and

•                  payment of the termination fee due to Swander Pace as a result of the termination of the Swander Pace merger agreement.

Conditions of the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver in writing (as permitted by applicable law) at or prior to the effective time of the merger of each of the following conditions:

•                  adoption of the merger agreement by our stockholders;

•                  all material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any governmental authority required to consummate the merger will have been obtained or filed or will have occurred;

•                  no applicable law shall prohibit the consummation of the merger and no governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal; and

•                  there shall not be pending any suit, action or proceeding brought by a governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation by our company or any of our subsidiaries of any material portion of the business or assets of our company or any of our subsidiaries, to dispose of or hold separate any material portion of the business or assets of our company or any of our subsidiaries, as a result of the merger or any of the other transactions contemplated by the merger agreement, or (iii) seeking to impose limitations on the ability of Parent, MergerSub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any of our common stock, including the right to vote such common stock on all matters properly presented to our stockholders.

The obligation of Parent and MergerSub to effect the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver in writing (as permitted by applicable law), at or prior to the effective time of the merger is further subject to the satisfaction, or waiver by Parent and MergerSub, of each of the following conditions:

•                  certain of our fundamental representations and warranties in the merger agreement shall be true and correct in all respects except for breaches that have a de minimis effect, and all other of our representations and warranties contained in the merger agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or material adverse effect other than our representations and warranties related to transactions with affiliates, (i) as of September 26, 2012, to the extent such representations and warranties speak of such date, and (ii) at and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that, in the event of a breach of a representation or warranty other than a specified fundamental representation and warranty, this closing condition shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a material adverse effect;

•                  performance or compliance in all material respects with the covenants and agreements contained in the merger agreement to be performed or complied with by us on or prior to the effective time of the merger;

•                  absence of the occurrence of any development, change, circumstance or condition prior to the effective time of the merger which, individually or in the aggregate, has had a material adverse effect on our company;

•                  the delivery of a FIRPTA affidavit by our company;

•                  all of the notices to third parties agreed to by the parties shall have been made in form and substance reasonably satisfactory to Parent;

•                  the aggregate amount of our unpaid obligations and expenses that we incurred in connection with the potential sale of our company and the negotiation and execution of the merger agreement and the consummation of the transactions contemplated thereby as of September 26, 2012, plus the amount that we have and may incur between September 26, 2012 and the closing of the merger in connection with the performance of our obligations (and enforcement of our rights) under the merger agreement do not exceed an agreed to amount by more than $800,000 and we shall have delivered to Parent a certificate to the effect that this condition has been satisfied; and

•                  delivery to Parent of a certificate signed by an executive officer certifying to the satisfaction of the above-mentioned closing conditions.

The obligation of Company to effect the merger is further subject to the satisfaction or waiver in writing (as permitted by applicable law), at or prior to the effective time of the merger, of each of the following conditions:

•                  the representations and warranties of MergerSub and Parent contained in the merger agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or material adverse effect, (i) as of September 26, 2012, to the extent such representations and warranties speak of such date, and (ii) at and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that notwithstanding anything herein to the contrary, this closing condition shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a material adverse effect on Parent;

•                  performance of or compliance in all material respects with the covenants and agreements of each of Parent and MergerSub contained in the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•                  delivery to us of a certificate signed by an executive officer of each of Parent and MergerSub certifying to the satisfaction of the two conditions above-mentioned.

We and Parent can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

We, Parent and MergerSub may mutually agree in writing, at any time prior to the effective time of the merger (notwithstanding the receipt of the approval of our stockholders with respect to the merger), to terminate the merger agreement and abandon the merger. Also, either Parent or we may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger (notwithstanding the receipt of the approval of our stockholders with respect to the merger) if:

•                  the merger is not consummated on or before December 31, 2012, which we refer to herein as the outside date; provided,  that, if the merger agreement has not been submitted to our stockholders at a stockholder meeting by the date that is five days prior to the outside date, the outside date will automatically extend by five days to permit our stockholder meeting to occur (so long as our stockholder meeting is scheduled to occur during such extended period); and provided, further, that such termination right shall not be available to any party whose breach of any provision of the merger agreement was the primary cause of, or resulted in the failure of the merger to be consummated by the outside date;

•                  if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order; provided, that the right to terminate the merger agreement under this provision shall not be available to a party unless such party shall have used its commercially reasonable efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the merger in accordance with the terms of the merger agreement;

•                  our stockholders fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof);

•                  if any applicable law prohibits the consummation of the merger; or

•                  if the special meeting of our stockholders shall have concluded without the requisite stockholder approval of the merger agreement as described in this proxy statement having been obtained.

In addition, Parent can terminate the merger agreement if:

•                  we shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representations or warranties become untrue or incorrect, which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of certain closing conditions set forth in the merger agreement, and (ii) is either incurable, or if curable, is not cured by our company within 30 days following our receipt of written notice of such breach or failure; provided, at the time of the delivery of such written notice, neither Parent nor MergerSub are in material breach of their obligations under the merger agreement;

•                  (i) an adverse recommendation change of our board of directors with respect to the merger shall have occurred pursuant to the terms of the merger agreement, (ii) we shall have materially breached any of its obligations under the non-solicitation provisions of the merger agreement, or (iii) we enter into, or announce our intention to enter into, a superior proposal; or

•                  if there are holders of insufficient shares of our common stock present or represented by a proxy at our stockholder meeting to constitute a quorum necessary to conduct the business of the stockholder meeting and the stockholder meeting is not adjourned to a later date.

We can terminate the merger agreement if:

•                  Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in the merger agreement (or any representations or warranties become untrue or incorrect), which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of a certain closing conditions set forth in the merger agreement, and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub within 30 days following receipt by Parent of written notice of such breach or failure; provided, at the time of the delivery of such written notice, we are not in material breach of its obligations under the merger agreement;

•                  our board of directors has effected an adverse recommendation change upon receipt of a superior proposal (following the completion of the four business day matching period set forth in the merger agreement); or

•                  all of the closing conditions set forth in the merger agreement have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), we are, at such time, ready and willing to consummate the transactions contemplated by the merger agreement (and we have irrevocably confirmed the same to Parent in writing) and MergerSub has not received the proceeds of the debt financing by the outside date.

Termination Fees

Pursuant to the merger agreement, we will be required to pay Parent a termination fee equal to $1,500,000 if the merger agreement is validly terminated:

•                  by Parent or our company in the event the merger is not consummated prior to the outside date and at any time after September 26, 2012 and before the termination of the merger agreement any person or entity shall have made an acquisition proposal relating to at least 50.1% of our voting stock or assets and we enter into a definitive agreement with respect to such an acquisition proposal, or such an acquisition proposal is consummated, within nine months following the termination of the merger agreement;

•                  by Parent or our company if our stockholder meeting concludes without our stockholders having adopted the merger agreement and at any time after September 26, 2012 and before the vote on the merger agreement at our stockholders meeting any person or entity shall have made an acquisition proposal relating to at least 50.1% of our voting stock or assets and we enter into a definitive agreement with respect to such an acquisition proposal, or such an acquisition proposal is consummated, within nine months following the termination of the merger agreement;

•                  by Parent if we have knowingly and willfully breached (and not cured such breach pursuant to the terms of the merger agreement) our representations, warranties, covenants or agreements set forth in the merger agreement and Parent or MergerSub are not then in material breach of their obligations under the merger agreement;

•                  by Parent if our board of directors makes an adverse recommendation change or if we enter into, or announces an intention to enter into, a superior proposal;

•                  by Parent if we materially breach any of our obligations under the non-solicitation provisions in the merger agreement and at any time after the date of the merger agreement and before its termination any person or entity shall have made an acquisition proposal relating to at least 50.1% of our voting stock or assets and we enter into a definitive agreement with respect to such an acquisition proposal, or such an acquisition proposal is consummated, within twelve months following the termination of the merger agreement;

•                  by Parent, if there are holders of insufficient shares of our common stock present or represented by a proxy at the stockholder meeting to constitute a quorum necessary to conduct business at the stockholder meeting and the stockholder meeting is not adjourned to a later date and at any time after September 26, 2012 and before the vote on the merger agreement at the stockholder meeting any person or entity shall have made an acquisition proposal relating to at least 50.1% of our voting stock or assets and we enter into a definitive agreement with respect to such an acquisition proposal, or such an acquisition proposal is consummated, without nine months following the termination of the merger agreement; or

•                  by us if our board of directors has effected an adverse recommendation change upon receipt of a superior proposal (following the completion of the four business day matching period set forth in the merger agreement).

If we become obligated to pay Parent the termination fee pursuant to the circumstances described under the third, fourth, or seventh bullet point immediately above, such termination fee shall be paid by us to Parent on the date of the termination of the merger agreement by us (in the case of a termination pursuant to the circumstances described in the seventh bullet point immediately above) or as soon as is reasonably practicable following the date of termination of the merger agreement by Parent, but in no event more than two business days following such date (in the case of a termination pursuant to either the third or fourth bullet point immediately above).  If we become obligated to pay Parent the termination fee pursuant to the circumstances described under the first, second, fifth, or sixth bullet point immediately above, such termination fee shall be paid by us to Parent on the date of consummation of the relevant acquisition proposal.

Pursuant to the merger agreement, Parent will be required to pay us a termination fee equal to $3,500,000 if the merger agreement is validly terminated by us, if all of the closing conditions to the obligations of each party and of the Parent and MergerSub have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), and we are, at such time, ready and willing to consummate the transactions contemplated by the merger agreement (and we have irrevocably confirmed the same to Parent in writing) and MergerSub has not received the proceeds of the debt financing by the outside date.  If Parent becomes obligated to pay us the termination fee under the circumstances described above in this paragraph, such termination fee shall be paid by Parent to us as soon as is reasonably practicable following the date of termination of the merger agreement by us, but in no event more than two business days following such date.

The payment of the termination fee by our company to Parent (plus any reasonable out-of-pocket costs incurred to collect such termination fee) shall be the sole and exclusive remedy of Parent and MergerSub against our company, our subsidiaries, and any of our or their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated for any reason, and upon the payment by our company to Parent of such amounts when due in accordance with the merger agreement, none of our company, our subsidiaries or any of our or its related parties shall have any further liability or obligation relating to or arising out of the merger agreement (or the termination of the merger agreement) or the transactions contemplated by the merger agreement other than with respect to the confidentiality agreement we entered into with Parent.

The payment of the termination fee by Parent to us (plus any reasonable out-of-pocket costs incurred to collect such termination fee) shall, in the event we terminate the merger agreeement and (i) all of our closing obligations have been satisfied (except for those that by their nature cannot be satisfied unti the closing), (ii) we have irrevocably confirmed in writing to Parent that we are ready and willing to consummate the merger and (iii) MergerSub has not received the proceeds of the financing contemplated by the merger agreement by December 31, 2012, be the sole and exclusive remedy of our company and our subsidiaries against Parent, MergerSub, the lender identified in the debt commitment letter, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated for any reason, and upon the payment by Parent of such amounts when due in accordance with the merger agreement, none of Parent, MergerSub or their related parties shall have any further liability or obligation relating to or arising out of the merger agreement (or the termination of the merger agreement) or the transactions contemplated by the merger agreement (or the abandonment thereof) other than with respect to the confidentiality agreement we entered into with Parent.  In addition, none of our company, our subsidiaries, or any of our or its related parties shall have any rights or claims against the parties to the debt commitment letter described elsewhere in this proxy statement in connection with the merger agreement, the commitment letter or the financing contemplated thereby, whether at law or equity, in contract, in tort or otherwise.  However, the foregoing shall not restrict our rights to seek specific performance pursuant to the terms of the merger agreement.

Amendment

The merger agreement may be amended by action taken by the respective board of directors (or similar governing body or entity) of Parent, MergerSub and our company at any time prior to the effective time of the merger; provided, that following the time our stockholders adopt the merger agreement, no amendment shall be made to the merger agreement which by law would require further approval by our stockholders.  The merger agreement may not be amended except by an instrument in writing signed by Parent, MergerSub and our company.

THE VOTING AGREEMENTS

The following sections describe the material provisions of the Voting Agreement but do not purport to describe all of the terms of the Voting Agreements. The summary of the material terms of the Voting Agreement below and elsewhere in this proxy statement is qualified in its entirety by the Voting Agreements. The full texts of the forms of Voting Agreements are attached to this proxy statement as Annex B-1 and Annex B-2 and are incorporated by reference into this proxy statement. This summary may not contain all of the information about the Voting Agreement that is important to you. You are urged to carefully read the Voting Agreement in their entirety because it they are legal documents that govern the obligations of certain of our stockholders in connection with the merger.

As condition to the willingness of Parent and MergerSub to enter into the merger agreement and as an inducement and in consideration therefor, Parent and MergerSub required that certain of our stockholders — Mill Road Capital, L.P., which we refer to as Mill Road, Ingrid Jackel and Jeffery P. Rogers — acting solely in their capacities as stockholders of our company, enter into a separate voting agreement with Parent. Such stockholders entered into separate voting agreements with Parent, dated as of September 26, 2012, pursuant to which each such stockholder agreed to, among others, during the term of the voting agreement: (1) vote such stockholder’s shares of our common stock (a) in favor of adoption of the merger agreement and the transactions contemplated thereby, (b) against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement, (c) against any “acquisition proposal” (as such term is defined in the merger agreement) from any party other than Parent or an affiliate of Parent as contemplated by the merger agreement, (d) against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or MergerSub’s obligations under the merger agreement not being fulfilled, (e) against any amendment of our certificate of incorporation or our by-laws that is not requested or expressly approved by Parent, and (f) against any dissolution, liquidation or winding up of our company and (2) not initiate or solicit any proposal or offer regarding an acquisition proposal (other than with Parent and its affiliates). Mill Road also agreed to not transfer its shares, and Ingrid Jackel and Jeffrey P. Rogers agreed to not transfer her or his shares (subject to certain customary exceptions).

The voting agreement entered into by Mill Road and all obligations of Mill Road thereunder will terminate upon the earlier of (i) the effective time of the merger, (ii) the date upon which the merger agreement is terminated in accordance with the terms thereof, (iii) the date on which there is any amendment to the merger agreement which expressly reduces the merger consideration payable to our stockholders, or (iv) December 31, 2012. The voting agreements entered into by Ingrid Jackel and Jeffery P. Rogers will terminate upon the earlier of (i) the effective time of the merger, (ii) the date upon which the merger agreement is terminated in accordance with the terms thereof, and (iii) the date on which there is any amendment to the merger agreement which expressly reduces the merger consideration payable to our stockholders.

Mill Road is our largest stockholder, and Mr. Lynch a member of our board of directors and of the special committee, is a Senior Managing Director of Mill Road. Ms. Jackel and Mr. Rogers serve as our Chief Executive Officer and President, respectively, and also serve on our board of directors.

As of the record date, Mill Road, Ms. Jackel and Mr. Rogers held an aggregate of approximately 3,028,967 shares of our common stock (excluding approximately 1,743,889 shares of common stock, in the aggregate, underlying outstanding stock options and warrants) representing approximately 22.1% of the outstanding shares of our common stock as of October 1, 2012 and as of the record date. Pursuant to the voting agreements, if any of the stockholders acquire beneficial or record ownership of any additional shares of our common stock, such shares will also be subject to the voting agreements.

Previously, each of Mill Road, Ms. Jackel and Mr. Rogers entered into voting agreements with Swander Pace, requiring such stockholders to vote in favor of the Swander Pace merger agreement. The Swander Pace voting agreements were terminated in accordance with their terms.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 2)

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation Arrangements” beginning on page 44.

We are asking our stockholders to indicate their approval of the various “golden parachute” compensation payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” on page 44 and the accompanying footnotes. The various agreements and arrangements pursuant to which these compensation payments may be made have previously formed part of our overall compensation program for our named executive officers which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements and/or the Executive Compensation section of our Annual Reports on Form 10-K.

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Physicians Formula Holdings, Inc. approve, solely on an advisory basis, the golden parachute compensation arrangements which may be paid to the company’s named executive officers in connection with the merger in certain circumstances, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation Arrangements” in the proxy statement for the special meeting.”

Stockholders should note that this non-binding proposal regarding certain merger-related golden parachute executive compensation arrangements is merely an advisory vote which will not be binding on our company, our board of directors, Parent, MergerSub, the surviving corporation or Swander Pace Capital. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various golden parachute compensation payments in accordance with the terms of conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the non-binding proposal regarding the “golden parachute” executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy that are entitled to vote at the special meeting, assuming a quorum is present.  The vote to approve the “golden parachute” compensation is advisory only and will not be binding on our company, our board of directors, Parent, MergerSub or the surviving corporation and is not a condition to completion of the merger. Abstentions are treated as votes against this proposal if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, any failure to vote will have no effect on this proposal.

Our board of directors unanimously recommends that you vote “FOR” the non-binding proposal to approve the “golden parachute” executive compensation arrangements described in this proxy statement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Adjournment of the Special Meeting

In the event that the number of shares of our common stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to adopt the merger agreement, we may move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in favor of the adoption of the merger agreement. In that event, we will ask our stockholders to vote only upon this proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board Recommendation

The approval of the proposal to adjourn the special meeting, if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting and entitled to vote thereon.

Our board of directors has approved and authorized the merger agreement, and recommends that you vote “FOR” adoption of the merger agreement and, if there are not sufficient votes to adopt the merger agreement, recommends that you vote “FOR” the proposal to adjourn the special meeting.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “FACE.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported by the NASDAQ Global Select Market.

	High	Low
FISCAL YEAR 2010
First Quarter (January 1 — March 31)	$2.78	$1.90
Second Quarter (April 1 — June 30)	$4.08	$2.25
Third Quarter (July 1 — September 30)	$4.00	$2.93
Fourth Quarter (October 1 — December 31)	$4.24	$2.97
FISCAL YEAR 2011
First Quarter (January 1 — March 31)	$5.23	$3.50
Second Quarter (April 1 — June 30)	$6.79	$3.52
Third Quarter (July 1 — September 30)	$4.20	$2.58
Fourth Quarter (October 1 — December 31)	$3.79	$2.54
FISCAL YEAR 2012
First Quarter (January 1 — March 31 )	$3.21	$2.76
Second Quarter (April 1 — June 30)	$4.38	$2.82
Third Quarter (July 1 — September 30)	$4.95	$3.21
Fourth Quarter (October 1 — October 2)	$4.91	$4.85

The closing sale price of our common stock on the NASDAQ Global Select Market on August 14, 2012, the last trading day prior to the announcement of the Swander Pace merger agreement, was $3.68 per share. On October 2, 2012, the last trading day before the filing of this proxy statement, the closing price for our common stock on the NASDAQ Global Select Market was $4.90 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of October 1, 2012, by:

•                  each of our directors;

•                  each of our named executive officers;

•                  each person known by us to beneficially own 5% or more of our outstanding common stock; and

•                  all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 13,714,447 shares of our common stock outstanding as of October 1, 2012 and a total of 943,871 shares of our common stock subject to options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of October 1, 2012.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of October 1, 2012 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or More Beneficial Owners:
Mill Road Capital, LP(1)	3,166,943	22.0%
Diker Management, LLC(2)	1,767,981	12.9
Rutabaga Capital Management(3)	1,330,963	9.7
Segall Bryant & Hamill(4)	1,196,903	8.7
Dimensional Fund Advisors, LP(5)	1,056,081	7.7
The Vanguard Group, Inc.(6)	702,870	5.1
FMR LLC(7)	626,100	4.6

Directors and Named Executive Officers :
Ingrid Jackel(8)	692,342	4.8
Jeffrey P. Rogers(9)	701,065	5.0
Charles J. Hinkaty(10)	30,699	*
Thomas E. Lynch(1)	3,185,296	22.1
Bruce E. Kanter(11)	12,890	*
A. Alexander Taylor(12)	20,546	*
All directors and executive officers as a group	4,642,838	30.3

* Less than 1%

(1) Information reported is based on a Schedule 13D/A filed on August 22, 2012 by Mill Road Capital, L.P., on which each of Mill Road Capital, L.P., Mill Road Capital GP LLC, Thomas E. Lynch and Scott P. Scharfman reported sole voting and dispositive power over 3,166,943 shares of our common stock, consisting of 2,516,943 shares of common stock held by the fund and a warrant to purchase 650,000 shares of common stock held by the fund. In addition, the shares beneficially owned by Mr. Lynch include 18,353 shares of common stock exercisable within 60 days of October 1, 2012. The address of Mill Road Capital, L.P. and Mill Road Capital GP LLC is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

(2) Information reported is based on Form 13F-HR filed on August 14, 2012 by Diker Management, LLC, on which Diker Management, LLC reported defined investment discretion and shared voting power over 1,767,981 shares of our common stock. Diker Management, LLC reported sharing such powers with Diker GP, LLC. The address of Diker Management, LLC is 730 Fifth Avenue, 15th Floor, New York, New York 10019.

(3) Information reported is based on Form 13F-HR filed on August 14, 2012 by Rutabaga Capital Management LLC/MA, on which Rutabaga Capital Management LLC/MA reported sole investment discretion and sole voting authority over 1,330,963 and 1,157,263 shares of our common stock, respectively.  The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(4) Information reported is based on Form 13F-HR filed on August 14, 2012 by Segall Bryant & Hamill, on which Segall Bryant & Hamill reported sole investment discretion, sole voting power and no voting power over 1,196,903, 567,397 and 629,506 shares of our common stock, respectively.  The address of Segall Bryant & Hamill is 10 South Wacker Drive, Suite 3500, Chicago, Illinois 60606.

(5) Information reported is based on Form 13F-HR filed on August 13, 2012 by Dimensional Fund Advisors LP, on which Dimensional Fund Advisors LP reported defined investment discretion, sole voting power and no voting power over 1,056,081, 1,038,470 and 17,611 shares of our common stock, respectively.  Dimensional Fund Advisors, LP reported sharing such powers with Dimensional Fund Advisors Ltd.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisor LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over securities that are owned by the Funds, and may be deemed to be the beneficial owner of our shares of common stock held by the Funds.  The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6) Information reported is based on Form 13F-HR filed on August 13, 2012 by The Vanguard Group, Inc., on which The Vanguard Group, Inc. reported investment discretion shared with Vanguard Fiduciary Trust Company and sole voting power over 24,500 shares of our common stock and sole investment discretion and no voting power over 678,370 shares of our common stock.  The address of The Vanguard Group, Inc. is P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600.

(7) Information reported is based on Form 13F-HR/A filed on August 28, 2012 by FMR LLC, on which FMR LLC reported defined investment discretion and no voting power over 626,100 shares of our common stock. FMR LLC reported sharing such powers with Fidelity Management & Research Company and FMR Co., Inc.  The address of FMR LLC is 82 Devonshire Street, Boston Massachusetts 02109.

(8) Includes 610,674 shares of common stock subject to stock options.

(9) Includes 270,709 shares of common stock subject to stock options.

(10) Includes 20,699 shares of common stock subject to stock options.

(11) Includes 12,890 shares of common stock subject to stock options.

(12) Includes 20,546 shares of common stock subject to stock options.

RIGHTS OF APPRAISAL

Under the DGCL, you have the right to seek an appraisal of your shares and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, which we refer to as the Delaware Court (together with interest, if any, on the amount determined by the Delaware Court to be the fair value), in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement, provided that you comply with the requirements of Section 262 of the DGCL. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to properly demand and validly perfect appraisal rights.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement and is incorporated herein by reference. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of your appraisal rights.

As described further below, a record holder of common stock must make a demand for appraisal. All references in this summary of appraisal rights to a “stockholder” are to record holders of common stock, unless otherwise specified. Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. Stockholders who wish to consider exercising their appraisal rights should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL.

Stockholders who elect to demand appraisal of their shares must satisfy each of the following conditions:

•                  A stockholder must deliver to the company a written demand for appraisal of his, her or its shares before the vote to approve the proposal to adopt the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•                  A stockholder must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you sign and return a proxy card, without abstaining or expressly directing that your shares of common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights with respect to the shares represented by the proxy because such shares will be voted for the adoption of the merger agreement; and

•                  A stockholder must continuously have record ownership of the shares through the effective time of the merger.  A stockholder who is the record holder of shares of our common stock on the date of the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement if you are the holder of record of such shares immediately prior to the effective time of the merger, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attention: Chief Executive Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of common stock in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the record holder and the intention of such holder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered holder.  The demand should set forth, fully and correctly, the registered stockholder’s name as it appears on our stock records and should specify the holder’s mailing address and the number of shares registered in the holder’s name.  The demand must state that the stockholder intends thereby to demand appraisal of the stockholder’s shares of common stock in connection with the merger.  Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to our company. The beneficial holder must, in such cases, act promptly to have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares in a timely manner. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her rights of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify such nominee as the record holder.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has complied with Section 262 and who did not vote in favor of the proposal to adopt the merger agreement. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation or present intent to file such a petition. Accordingly, stockholders who desire to have their shares appraised pursuant to Section 262 should initiate any proceedings necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.  The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request the written statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.  A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request the statement described in this paragraph.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing upon the petition to determine which stockholders have complied with Section 262 and have become entitled to the appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder.

After the Delaware Court determines the holders of common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings.  Through this proceeding, the Delaware Court will determine the “fair value” of the shares of our common stock as of the effective time of the merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be fair value. When the value is determined, the Delaware Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court is required to take into account all relevant factors. Accordingly, the determination could be based upon considerations other than, or in addition to, the market value of the common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. The Weinberger Court also noted that, under Section 262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Since any such judicial determination of the fair value of the common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of the common stock, stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per share of common stock paid pursuant to the merger. Holders of common stock should note that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the common stock is less than the price paid in the merger. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

The costs of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, such costs do not include attorneys’ fees and the fees and expenses of experts. Each dissenting stockholder is responsible for his or her attorneys’ fees and the fees and expenses of his or her experts, although, upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger.

A stockholder will fail to perfect, or will effectively lose, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. If a stockholder has not commenced an appraisal proceeding and delivers to the surviving corporation a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws such holder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.  In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2012 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in our 2012 proxy statement must be submitted in writing to our principal executive offices, Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702 and must have been received no later than July 9, 2012.

Stockholder proposals to be presented at our 2012 annual meeting of stockholders which are not to be included in our proxy materials must have been received by our company no earlier than August 16, 2012, nor later than September 17, 2012, in accordance with the procedures set forth in our bylaws.  However, in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after December 14, 2012, the anniversary of the 2011 annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Stockholder proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

For any proposal that is not submitted for inclusion in the 2012 proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2012 annual meeting, SEC rules permit management to vote proxies in its discretion if we (a) received notice of the proposal before the close of business on September 20, 2012 and advise stockholders in the 2012 proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) did not receive notice of the proposal prior to the close of business on September 20, 2012.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702, Attn: Investor Relations or (2) call our Investor Relations department at (626) 334-3395. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at http://investor.physiciansformula.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

The following documents we have filed with the SEC are incorporated by reference:

•                  Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2011;

•                  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012; and

•                  Current Report on Form 8-K with filing dates of February 8, 2012, March 28, 2012, August 15, 2012, September  6, 2012 and September 27, 2012.

We also incorporate by reference into this proxy statement any additional documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the earlier of the date of the special meeting or the termination of the merger agreement.  These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to 1055 West 8th Street, Azusa, California 91702, Attn: Investor Relations, on the “SEC Filings” section of our website at http://investor.physiciansformula.com/, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Physicians Formula stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection by any Physicians Formula stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

PHYSICIANS FORMULA HOLDINGS, INC.,

MARKWINS INTERNATIONAL CORPORATION, and

MARKWINS MERGER SUB, INC.

Dated as of September 26, 2012

A-i

A-ii

A-iii

EXHIBITS

Exhibit A    Knowledge Group

Exhibit B    Certificate of Incorporation of Surviving Corporation

Exhibit C    Bylaws of Surviving Corporation

Exhibit D    Certificate of Merger

Exhibit E    [Intentionally omitted]

Exhibit F    Individuals

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2012 (this “Agreement”), is made and entered into by and among Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), Markwins International Corporation, a California corporation (“Parent”), and Markwins Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“MergerSub”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the parties intend that MergerSub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Parent or MergerSub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $4.90 (the “Company Common Stock Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective boards of directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, and the board of directors of the Company (the “Company Board”) is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company to enter into this Agreement, the Lender (as defined herein) have entered into the Commitment Letter (as defined herein);

WHEREAS, as an inducement to Parent and MergerSub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements dated as of the date hereof; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company and its Subsidiaries to keep such information confidential; provided, in the case of clause (ii) that such agreement shall (x) not prohibit the Company from providing information to Parent or its Affiliates or require the Company to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) representatives named therein) and (y) contain such terms and conditions that are substantially the same as those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 20% of the total voting power of any class of the capital stock of the Company, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting of any class of equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Stock or any class of equity securities of the Company, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 20% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of the Company and Subsidiaries taken as a whole (including equity securities of the Subsidiaries), or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement.  For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Action” means any civil, criminal or administrative claim, action, suit, grievance, hearing, arbitration, mediation, investigation or other proceeding, investigation, audit, inquiry or review before or by any Governmental Authority or any arbitrator.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliated Party” has the meaning set forth in Section 4.19.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Commitment Letters” has the meaning set forth in Section 7.13(c).

“Alternative Financing” has the meaning set forth in Section 7.13(c).

“Anti-Takeover Statutes” has the meaning set forth in Section 4.24.

“Applicable Date” means January 1, 2008.

“beneficial owner”, with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Blue Sky Laws” has the meaning set forth in Section 4.05(b).

“Business Day” means any day other than a Saturday, Sunday or any day which the Parent is closed for business or is a legal holiday under the laws of the State of California or is a day on which banking institutions in Los Angeles, California are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate representing Company Common Stock (it being understood that any reference to a Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of Company Common Stock).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Claim” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.07.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

“Company Balance Sheet” has the meaning set forth in Section 4.07(b).

“Company Board” has the meaning set forth in the recitals of this Agreement.

“Company Bylaws” means the Second Amended and Restated By-laws of the Company, as amended and supplemented.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended and supplemented.

“Company Closing Obligations and Expenses” means all of out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by the Company and its Subsidiaries in connection with the potential sale of the Company and the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and that may be incurred by the Company and its Subsidiaries in connection with the performance of its obligations (and enforcement of its rights) hereunder (including the preparation of the Proxy Statement and respective amendments thereto and all amounts payable in connection with the Transaction Litigation) through and including the Closing; provided that, for the avoidance of doubt, the foregoing shall not include: (i) expenses that may become payable pursuant to any employment or severance agreements to which the Company is a party, (ii) expenses incurred for any action taken at the request of Parent or MergerSub or in connection with the Financing, including any prepayment fees related to the repayment of Indebtedness at the Closing, (iii) fees and expenses of outside counsel, experts or consultants related to any Action related to Dissenting Stockholders, (iv) amounts paid or reimbursed by insurance, and amounts properly submitted in good faith for payment or reimbursement of insurance or (v) the Prior Transaction Termination Fee.

“Company Collective Bargaining Agreement” has the meaning set forth in Section 4.25(a).

“Company Common Stock” has the meaning set forth in the recitals of this Agreement.

“Company Common Stock Merger Consideration” has the meaning set forth in the recitals of this Agreement.

“Company Financials” has the meaning set forth in Section 4.07(b).

“Company Intellectual Property” has the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” means an Effect that, individually or in the aggregate, (i) prevents or materially delays, or is reasonably expected to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, or (ii) is, or is reasonably expected to be, materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than, solely with respect to the immediately preceding clause “(ii)”, an Effect arising out of or resulting from, and none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect, solely with respect to the immediately preceding clause “(ii)”, has occurred or may, would or could occur: (a) general legal, regulatory, political, business, economic, financial or securities market conditions in the U.S. or other countries where the Company or its Subsidiaries operate (including fluctuations, in and of themselves, in the price or trading volume of the Company Common Stock; provided, that the Effects giving rise to or contributing to such Effect that are not otherwise excluded from being taken into account in determining whether a Company Material Adverse Effect has occurred, shall be taken into account in determining whether there has been a Company Material Adverse Effect), (b) changes in conditions in the U.S. economy or the economy of other countries where the Company or its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company or its Subsidiaries operate), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (d) the negotiation, execution or the announcement of this Agreement, the identity of Parent, the undertaking and performance or observance of the obligations required by this Agreement or the consummation or pendency of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, regulators, partners or employees, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement, (e) changes in Laws or any changes in the interpretation or enforcement of Laws (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (f) changes or prospective changes in GAAP, accounting standards or the accounting rules or regulations of the SEC or any changes or prospective changes in the interpretation of any of the foregoing (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (g) failure by the Company to meet internal budgets, projections, forecasts or estimates of revenue, earnings, cash flow or cash position, in each case, whether or not publicly disclosed, or financial analyst projections or forecasts (provided, that the Effects giving rise to or contributing to such failure that are not otherwise excluded from being taken into account in determining whether a Company Material Adverse Effect has occurred, shall be taken into account in determining whether there has been a Company Material Adverse Effect), (h) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, or (j) any action taken by the Company or its Subsidiaries that is required by this Agreement or at the express written request or with the express written consent of Parent or MergerSub.

“Company Plans” has the meaning set forth in Section 4.20(a).

“Company Preferred Stock” has the meaning set forth in Section 4.03(a).

“Company Products” shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Company Related Parties” has the meaning set forth in Section 9.03(b).

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Stock Options” has the meaning set forth in Section 3.01(d)(i).

“Company Stock Plan” has the meaning set forth in Section 3.01(d)(i).

“Company Stockholder Approval” has the meaning set forth in Section 4.04.

“Company Stockholders Meeting” has the meaning set forth in Section 7.01(a).

“Company Termination Fee” has the meaning set forth in Section 9.03(b).

“Company Warrants” has the meaning set forth in Section 3.01(d)(ii).

“Confidentiality Agreement” has the meaning set forth in Section 7.02(b).

“Consent” means any consent, approval, waiver or authorization of, notice to or declaration or filing.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement or other instrument or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against, as applicable, the Company or its Subsidiaries or Parent or MergerSub.

“control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” has the meaning set forth in the recitals of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement, provided, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent on its face from the nature of such disclosure. The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or “Company Material Adverse Effect” is not intended to vary the definition of “Company Material Adverse Effect” or to imply that the item so included, or other items, are material. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.01(c).

“Dissenting Stockholder” has the meaning set forth in Section 3.04.

“D&O Expenses” has the meaning set forth in Section 7.05(a).

“Effect” means any effect, event, fact, development, condition, change, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 2.04.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Environmental Laws” has the meaning set forth in Section 4.16(a).

“Equity Award Consideration” means, collectively, the Option Merger Consideration and the Warrant Consideration.

“Equity Awards” has the meaning set forth in Section 3.01(d)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.20(h).

“Exchange Act” has the meaning set forth in Section 4.05(b).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“FDA” has the meaning set forth in Section 4.06(c).

“FDC Act” has the meaning set forth in Section 4.06(c).

“Financial Advisor” has the meaning set forth in Section 4.17.

“Financing” has the meaning set forth in Section 5.07.

“Form 10-K” has the meaning set forth in ARTICLE IV.

“Form 10-Q” has the meaning set forth in ARTICLE IV.

“Former Employee” has the meaning set forth in Section 6.01(b)(x).

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification; Subsidiaries; Authority), Section 4.02 (Organizational Documents), Section 4.03(a), Section 4.03(c) and Section 4.03(d) (Capitalization), Section 4.04 (Authority; Validity and Effect of Agreements), Section 4.05(c) (Authority), Section 4.17 (Brokers’ and Finders’ Fees), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Transactions with Affiliates), Section 4.24 (Inapplicability of Takeover Statutes), Section 4.26 (Change of Control) and Section 4.30 (Prior Transaction).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, including NASDAQ, or any court, tribunal, or judicial or arbitral body of any nature; or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorizations” has the meaning set forth in Section 4.14.

“Governmental Order” has the meaning set forth in Section 8.01(c).

“Indebtedness” means, with respect to the Company and its Subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the Ordinary Course, (vi) guarantees and similar commitments relating to any of the foregoing items, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.05(a).

“Intellectual Property” has the meaning set forth in Section 4.11(a).

“Intervening Event” has the meaning set forth in Section 7.03(b)(iii).

“IRS” has the meaning set forth in Section 4.20(a).

“IT Systems” has the meaning set forth in Section 4.11(e).

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A and the knowledge that a reasonably prudent person holding the office that the applicable individual listed on Exhibit A holds would have obtained upon the ordinary exercise of their duties.

“Law” means any applicable federal, state, municipal, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, writ or other order of any Governmental Authority.

“Lease Documents” has the meaning set forth in Section 4.10(b).

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Lender” has the meaning set forth in Section 5.07.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, title defect, security interest or encumbrance of any kind in respect to such asset.

“Major Customer” has the meaning set forth in Section 4.29.

“Major Supplier” has the meaning set forth in Section 4.29.

“Material Contract” has the meaning set forth in Section 4.23(a).

“Materials of Environmental Concern” has the meaning set forth in Section 4.16(a).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Recommendation” has the meaning set forth Section 7.01(a).

“MergerSub” has the meaning set forth in the preamble of this Agreement.

“NASDAQ” means the NASDAQ Stock Market.

“New Financing Commitments” has the meaning set forth in Section 7.13(d).

“Option Merger Consideration” has the meaning set forth in Section 3.01(d)(i).

“Ordinary Course” means any action taken by the Company or any of its Subsidiaries that does not require authorization by the Company Board (or any of its committees) or the stockholders of the Company and is consistent in nature, scope and magnitude with the past practices of the Company or any of its Subsidiaries and is taken in the ordinary course of the normal, day-to-day operations of the Company or any of its Subsidiaries.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Material Adverse Effect” means any Effect that prevents or materially hinders or delays Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Parent Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, equity and equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plan, program or arrangement with respect to which Parent or MergerSub or, after the Effective Time, Surviving Corporation has any obligation or which are maintained, contributed to or sponsored by Parent or MergerSub or, after the Effective Time, Surviving Corporation.

“Parent Related Parties” has the meaning set forth in Section 9.03(c).

“Parent Termination Fee” has the meaning set forth in Section 9.03(c).

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.06(a).

“Permitted Liens” has the meaning set forth in Section 4.10(c).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including any Governmental Authority.

“Prior Agreement” means that certain agreement and plan of merger dated August 14, 2012 by and among Physicians Formula Superior Holdings, LLC, Physicians Formula Merger Sub, Inc. and the Company, a copy of which was filed as an exhibit to the  Company’s Current Report on Form 8-K  filed with SEC on August 15, 2012.

“Prior Date” has the meaning set forth in Section 9.01(b).

“Prior Transaction” means the transactions contemplated by the Prior Agreement.

“Prior Transaction Termination Fee” means the amount of $1,285,000 payable by the Company to Physicians Formula Superior Holdings, LLC as a result of the termination of the Prior Agreement.

“Proxy Statement” has the meaning set forth in Section 4.05(b).

“Representative” means, as to any Person, any of that Person’s officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives.

“Returns” has the meaning set forth in Section 4.09(b)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 7.04(b).

“Securities Act” has the meaning set forth in Section 4.05(b).

“Special Committee” means the special committee of the Company Board.

“Subsidiary” of any Person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such Person or any other Subsidiary of such Person is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or organization is held by such Person or by any one or more of such Person’s Subsidiaries; (c) at least 50% of the equity interests is controlled by such Person, or (d) is or would be consolidated in such Person’s financial statements pursuant to GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) (i) to be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as stockholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(b)(ii)) and (ii) that failure to take action with respect to such Acquisition Proposal would reasonably be expected to violate the Company Board’s fiduciary obligations under applicable Law and (b) if accepted, is reasonably likely to be consummated in a timely manner in accordance with its terms taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof). For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50.1%”.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” has the meaning set forth in Section 4.09(a).

“Termination Date” has the meaning set forth in Section 9.01.

“Transaction Litigation” has the meaning set forth in Section 7.09.

“Transfer Taxes” has the meaning set forth in Section 7.10.

“U.S. Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“Voting Agreements” shall mean those certain Voting Agreements dated as of the date hereof between Parent and each of Mill Road Capital, L.P., Ingrid Jackel and Jeffery P. Rogers.

“Warrant Consideration” has the meaning set forth in Section 3.01(d)(ii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law.

Section 1.02                                Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                  when used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been provided, delivered or made available to the party to which such information or documents are to be made available including as to Parent, MergerSub and their respective Representatives, via the electronic data room for Project Palette run by SmartRoom and maintained by the Company for purposes of the transactions contemplated by this Agreement and the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database maintained by the SEC.

(b)                                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(c)                                  the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d)                                 whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e)                                  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                                    references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(g)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)                                 the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i)                                     references to a person are also to its successors and permitted assigns; and

(j)                                     the word “or” is used in the inclusive sense of “and/or” unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.01                                Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company, the separate corporate existence of MergerSub shall thereupon cease and (ii) the Company shall continue as the surviving corporation and as a direct, wholly owned subsidiary of Parent (“Surviving Corporation”). The Merger shall have the effects specified in the DGCL and this Agreement. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges and powers and franchises of the Company and MergerSub shall vest in Surviving Corporation and all debts, liabilities and duties of the Company and MergerSub shall become debts, liabilities and duties of Surviving Corporation.

Section 2.02                                Tax Characterization. Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder’s Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03                                Organizational Documents. At the Effective Time, the Company Charter shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B, and as so amended shall be the certificate of incorporation of Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read in the form attached hereto as Exhibit C, and as so amended shall be the bylaws of Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

Section 2.04                                Effective Time. On the Closing Date, and upon the terms and subject to the provisions of this Agreement, the Company shall duly execute and file a certificate of merger in a form that complies with the DGCL in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Company shall pre-clear the Certificate of Merger with the Secretary of State of the State of Delaware at least one day prior to Closing. The Merger shall become effective upon such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger but not to exceed 30 days after the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.05                                Closing. The closing of the Merger (the “Closing”) shall occur on the third Business Day after the date that all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same. Subject to the foregoing, the Closing shall take place at such time and on a date to be specified by the parties. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, Suite 1600, Los Angeles, CA 90067-6017, or at such other place as agreed to by the parties hereto.

Section 2.06                                Directors and Officers of Surviving Corporation. The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of Surviving Corporation and the DGCL.

Section 2.07                                Further Assurances. If at any time after the Effective Time Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01                                Effects on Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)                                  Each share of common stock, par value $0.001 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of Surviving Corporation.

(b)                                 Each share of Company Common Stock that is owned by the Company or any Subsidiary of the Company or by Parent or MergerSub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                                  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by stockholders who have properly perfected and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”) and (ii) shares to be canceled in accordance with Section 3.01(b) (together with the Dissenting Shares, the “Excluded Shares”)) shall automatically be converted into the right to receive the Company Common Stock Merger Consideration, without interest.

(d)                                 At the Effective Time, all Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate formerly representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02 or to be paid the fair value of Dissenting Shares in accordance with the DGCL, as the case may be.

(i)                                     Immediately prior to the Effective Time, each then-outstanding and unexercised option (the “Company Stock Options”) to purchase shares of the Company Common Stock under either the Company’s 2003 Stock Option Plan or the Company’s Amended and Restated 2006 Equity Incentive Plan (each, a “Company Stock Plan” and collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall be (and the Company shall take all actions necessary to cause them to be), as of and immediately prior to the Effective Time, terminated (if not exercised prior to the Effective Time) or cancelled and converted into the right to receive from Parent or Surviving Corporation, in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Company Common Stock Merger Consideration over the per share exercise price of such Company Stock Option and (ii) the number of shares of the Company Common Stock subject to such Company Stock Option not exercised; provided that any Company Stock Options for which the per share exercise price equals or exceeds the Company Common Stock Merger Consideration (the “Option Merger Consideration”) will be cancelled without any payment in respect thereof and shall be of no further force and effect.

(ii)                                  At the Effective Time, each then-outstanding and unexercised warrant to purchase shares of Company Common Stock (“Company Warrants” and together with the Company Stock Options, the “Equity Awards”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be (and the Company shall take all actions necessary to cause them to be) cancelled and converted into and will become a right to receive from Parent or Surviving Corporation, in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Company Common Stock Merger Consideration over the per share exercise price of such Company Warrant and (ii) the number of shares of the Company Common Stock subject to such Company Warrant not exercised; provided that any Company Warrants for which the per share exercise price equals or exceeds the Company Common Stock Merger Consideration (the “Warrant Consideration”) will be cancelled without any payment in respect thereof and shall be of no further force and effect.

(iii)                               Surviving Corporation shall pay all amounts payable pursuant to this Section 3.01 to (A) holders of Company Warrants, as soon as practicable after the Effective Time and in any event no later than five Business Days thereafter, and (B) to holders of Company Stock Options, as soon as practicable after the Effective Time and in any event no later than five Business Days thereafter. Except as otherwise agreed to in writing by the parties, (i) each Company Stock Plan will terminate as of the Effective Time, and (ii) the Company shall use commercially reasonable efforts to assure that following the Effective Time, no participant in any Company Stock Plan will have any rights thereunder to acquire the capital stock of the Company or Surviving Corporation.

Section 3.02                                Exchange of Certificates; Paying Agent.

(a)                                  Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange and paying agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). Promptly following the Effective Time and in any event no later than 5:00 p.m. Pacific Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Paying Agent the Company Common Stock Merger Consideration for the benefit of the holders of Company Common Stock (other than Excluded Shares). If a Dissenting Stockholder effectively withdraws its demand for, or loses its right to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Dissenting Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the Company Common Stock Merger Consideration to which such Dissenting Stockholder is entitled pursuant to the terms of this Agreement. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Stock Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

(b)                                 Share Transfer Books. From and after the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Effective Time, any Certificates presented to the Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby in accordance with the procedures set forth in this Article III.

(c)                                  Payment for Shares of Company Common Stock. Promptly after the Effective Time (but in any event within five Business Days after the Effective Time), Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock (other than the Excluded Shares) that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(h)) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company shall reasonably agree); and (ii) instructions for use in effecting the surrender of the holder’s Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(h)) in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled as a result of the Merger. If any Excluded Shares cease to be Excluded Shares, Surviving Corporation shall cause the Paying Agent, promptly (and in any event within five Business Days) after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable holder of such Excluded Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Excluded Shares. Upon delivery to the Paying Agent of such letter of transmittal by any holder of Company Common Stock (other than Excluded Shares), duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required pursuant to such instructions and surrender of the Certificate (if any) that immediately prior to the Effective Time represented such Company Common Stock (or affidavit of loss in lieu thereof as provided in Section 3.02(h), or, if such Company Common Stock is held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Company Common Stock on a book-entry account statement), such holder shall be entitled to receive from the Exchange Fund a cash amount by wire transfer or check of immediately available funds to an account designated by such holder (less any required Tax withholding as provided in Section 3.03) equal to the Company Common Stock Merger Consideration payable in respect of such holder’s Company Common Stock pursuant to the provisions of this Article III, and, if applicable, the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) and all documents reasonably required by Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

(d)                                 No Further Ownership Rights in Company Common Stock or Company Stock Options. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III or to be paid the fair value of their Dissenting Shares in accordance with the DGCL. The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates. The Equity Award Consideration paid with respect to Company Stock Options and Company Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options and Company Warrants and from and after the Effective Time the holder of a Company Stock Option or Company Warrant shall have no further rights with respect to any Company Stock Option or Company Warrant, other than the right to receive the Equity Award Consideration, as applicable, as provided in Section 3.01.

(e)                                  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Surviving Corporation. Any holders of Company Common Stock prior to the Merger (other than holders of Excluded Shares) who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration to which such holder is entitled as a result of the Merger upon compliance with the instructions in the form of letter of transmittal referred to in Section 3.02(c), without any interest thereon.

(f)                                    No Liability. None of Parent, MergerSub, Surviving Corporation, the Company, the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate of any of the foregoing, shall be liable to any person in respect of the Company Common Stock Merger Consideration, if the Exchange Fund or any portion thereof has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.

(g)                                 Investment of Exchange Fund. With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time, (i) deposit such cash in a noninterest-bearing transaction account fully guaranteed under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program or (ii) invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and any amounts in excess of the aggregate amount payable pursuant to Section 3.01 shall be returned to Surviving Corporation in accordance with Section 3.02(e). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Equity Award Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)                                 Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03                                Withholding Rights. Notwithstanding any other provision of this Agreement, each of MergerSub, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation, MergerSub or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by MergerSub, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04                                Dissenters’ Shares. Notwithstanding any other provision of this Agreement to the contrary, no holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Stock owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock to which such stockholder would otherwise be entitled pursuant to the terms of this Agreement, without interest thereon, upon surrender of the Certificate, in the manner provided herein, representing such shares and delivery of an executed letter of transmittal. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.05                                Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, not in violation of Section 6.01, the Company Common Stock Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Company Common Stock Merger Consideration

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule (it being agreed and acknowledged that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which such information would pertain when it is reasonably apparent that such disclosure is relevant to such section(s) of this Agreement or such Disclosure Schedule but only to the extent relevant) or, the Company’s Annual Report on Form 10-K filed on March 7, 2012 including any amendments thereto (the “Form 10-K”) and the Company’s Quarterly Report on Form 10-Q filed on August 14, 2012 (the “Form 10-Q”) (excluding any disclosures under the heading “Risk Factors,” and any disclosure of risks included in any quantitative or qualitative disclosures about market risk contained therein, or other cautionary, predictive or “forward-looking” disclaimers or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature, provided, however, that, nothing in the Form 10-K or Form 10-Q shall be deemed to modify or qualify the representations and warranties set forth in Section 4.01 (Organization and Qualification; Subsidiaries; Authority), Section 4.03 (Capitalization), Section 4.04 (Authority; Validity and Effect of Agreements), Section 4.17 (Brokers’ and Finders’ Fees) and Section 4.24 (Inapplicability of Takeover Statutes)) (it being understood that any matter disclosed in the Form 10-K or the Form 10-Q shall be deemed to be disclosed in a section of the Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in the Form 10-K or the Form 10-Q that such disclosure is applicable to such section of the Disclosure Schedule, other than matters required to be disclosed for purposes of any Fundamental Company Representation), the Company hereby represents and warrants to each of Parent and MergerSub as of the date hereof and as of the Closing Date as follows:

Section 4.01                                Organization and Qualification; Subsidiaries; Authority.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c)                                  Each of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding equity of each such Subsidiary owned by the Company and each other Subsidiary of the Company, is set forth on Section 4.01(c) of the Disclosure Schedule. The Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries, free and clear of all Liens, and all such stock and other equity interests have been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding convertible securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of the Company’s Subsidiaries. The Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. Each Subsidiary of the Company is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.02                                Organizational Documents. The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and has previously provided or made available complete copies of each of the Company’s Subsidiary’s charter, bylaws or other comparable organizational documents (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any of its Subsidiaries, revocation or forfeiture proceedings regarding the Company or any of its Subsidiaries have been commenced. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of the Company Charter or Company Bylaws and none of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of its charter, bylaws or other organizational documents.

Section 4.03                                Capitalization.

(a)                                  The authorized shares of stock of the Company consist of 50,000,000 shares of Company Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date hereof, (i) 13,714,447 shares of Company Common Stock are issued and outstanding (and no shares of Company Common Stock are held by the Company in its treasury), (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) 2,075,389 shares of Company Common Stock have been reserved for issuance pursuant to the Company Stock Plans in respect of Company Stock Options outstanding as of the date hereof, subject to adjustment on the terms set forth in the Company Stock Plans, and (iv) 650,000 shares of Company Common Stock have been reserved for issuance pursuant to Company Warrants outstanding as of the date hereof, subject to adjustment on the terms set forth in such Company Warrants. As of the date of this Agreement, the Company had no Company Common Stock, Company Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance other than as described in the immediately preceding sentence.

(b)                                 All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, lien, charge, pledge, security interest, mortgage, transfer restriction, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right.

(c)                                  Except for the Company Stock Options, there are no outstanding options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(d)                                 The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(e)                                  There are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(f)                                    The Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(g)                                 Section 4.03(g) of the Disclosure Schedule sets forth the aggregate number of all shares of Company Common Stock subject to Equity Awards outstanding as of the date hereof. Such list specifies, as of the date hereof, (i) the type of Equity Award, (ii) the name of the holder of such Equity Award, (iii) the number of shares of Company Common Stock subject to such Equity Award, as applicable, (iv) the date on which such Equity Award was granted, (v) the applicable vesting schedule, (vi) the target number of shares of Company Common Stock or units for performance based Equity Awards, (vii) the date on which such Equity Award expires, as applicable, and (viii) the exercise price of such Equity Award, in each case of (i) through (viii), outstanding as of the date of this Agreement.

(h)           No bonds, debentures, notes or other similar indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued and outstanding.

Section 4.04           Authority; Validity and Effect of Agreements. The Company has all necessary corporate power to enter into and to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (1) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the adoption of this Agreement (the “Company Stockholder Approval”) and (2) the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.05           No Conflict; Required Filings and Consents.

(a)           Subject to the receipt of the Company Stockholder Approval, the execution, delivery and performance under this Agreement by the Company and all documents and agreements contemplated by this Agreement do not, and will not, (i) contravene, conflict with or result in a violation of, or breach of, or constitute a default of, any provision of the Company Charter, the Company Bylaws or other equivalent organizational documents of the Company’s Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any such Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary of the Company, pursuant to, any of the terms, conditions or provisions of any Permit or Material Contract.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 4.05(a) of the Disclosure Schedule, and (D) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL and the Company Bylaws, unanimously duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company and its stockholders, (ii) adopting and approving this Agreement and the Voting Agreements and the transactions contemplated hereby, including the Merger, in accordance the requirements of the DGCL, (iii) subject to the terms and conditions set forth herein, recommending adoption of this Agreement by the Company’s stockholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, and assuming the accuracy of the representation made in Section 5.08, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid resolutions by the Company Board has been amended, rescinded or modified as of the date hereof. Except for the actions contemplated by Section 7.01, no further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby.

Section 4.06           Permits; Compliance with Laws.

(a)           Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their businesses in the same manner as their businesses have been conducted immediately prior to the date hereof or necessary for them to own, lease or operate their properties or assets (collectively, the “Permits”). All Permits are valid and in full force and effect and no cancellation or suspension of any Permits is pending, or to the knowledge of the Company, threatened.

(b)           Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries is, and has been since the Applicable Date, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries respective properties or assets are bound, and (ii) the Company and its Subsidiaries are in compliance with all Permits.

(c)           The Company and each Subsidiary since the Applicable Date has complied in all material respects with: (i) the Federal Food, Drug, and Cosmetic Act (the “FDC Act”), or similar legal provisions in any domestic or foreign jurisdiction, (ii) the Food and Drug Administration’s (the “FDA’s”) regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction, (iii) all applicable Laws enforced by the United States Department of Agriculture, (iv) the Federal Trade Commission Act and all applicable state and foreign Laws with respect to the truthfulness and substantiation of all product labeling and advertising claims for products manufactured, distributed or sold prior to the Closing Date, and (v) all Laws governing the manufacturing, testing, processing, packaging, labeling, marketing, selling, holding and/or distribution of the Company’s products.

(d)           To the knowledge of the Company, since the Applicable Date, neither the Company nor any Subsidiary has engaged in any conduct or taken or omitted to take any action, and there has been no event, circumstance, fact or condition, that would reasonably be expected to result in any liability, action, suit, claim or proceeding involving the Company or any of its Subsidiaries as a result of, relating to or in connection with any product related representations or claims in or on any product labeling or advertising prior to the Closing Date, including print, television and other advertising and product labeling of products manufactured, distributed or sold prior to the Closing Date.

(e)           Since the Applicable Date: (i) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company oral, notice of any actions, suits, proceedings, orders, or investigations from the FDA or any other Governmental Authority (ii) no claims have been filed against the Company or any Subsidiary alleging a violation of the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act or any similar state or foreign laws.

(f)            All manufacturing operations conducted by the Company and any Subsidiary since the Applicable Date have been conducted in material compliance with applicable FDA good manufacturing practices.

(g)           Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any of the Company’s or any Subsidiary’s directors, officers or employees, has ever been: (i) convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or (ii) convicted of any other crime as a result of any violation of the FDC Act.

(h)           Since the Applicable Date: (i) neither the Company nor any Subsidiary has initiated, conducted or issued any recall, market withdrawal or replacement with respect to any product manufactured, distributed or sold by the Company or its Subsidiaries and (ii) no product manufactured, distributed or sold by the Company or its Subsidiaries has been discontinued (whether voluntarily or otherwise) due to concerns over potential harm to human health or safety. No proceedings (whether completed or pending) initiated by the FDA or any other Governmental Authority seeking the recall, withdrawal, suspension or seizure of any product manufactured, distributed or sold by the Company or its Subsidiaries are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, nor have any such proceedings been pending at any time since the Applicable Date, including any “warning letters” or “untitled letters” issued by the FDA.

Section 4.07           SEC Filings; Financial Statements; Internal Controls; Company Reports.

(a)           SEC Filings. The Company has timely filed or furnished and made available to Parent true and complete copies of all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since the Applicable Date (the “Company SEC Documents”). The Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since the Applicable Date, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding or unresolved SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012, which has been provided to Parent, is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed on the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(c)           Internal Control over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s consolidated financial statements. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the knowledge of the Company, the Company’s independent registered public accounting firm have identified or been made aware of (i) any significant deficiencies or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)           Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act that are designed to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(e)           Sarbanes-Oxley and NASDAQ. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.08           Absence of Certain Changes or Events. Other than as set forth in the Company SEC Documents, since December 31, 2011 through the date hereof, (i) there has not been a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has conducted their respective businesses in the Ordinary Course, and (iii) there has not been, accrued or arisen:

(a)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, property or otherwise) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing agreements;

(b)           any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(c)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits payable (i) to officers, directors, or senior management of the Company or any Subsidiary or (ii) to any non-officer and non-senior management employees of the Company or any Subsidiary other or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(d)           any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(e)           any grant of options, warrants or other rights to purchase or otherwise acquire Company Common Stock;

(f)            any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution;

(g)           any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the Ordinary Course;

(h)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or

(i)            any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of paragraphs (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(xiii), (b)(xvi) or (b)(xvii) of Section 6.01.

Section 4.09           Taxes.

(a)           Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, escheat, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’

compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)           Tax Returns, Audits and Other Matters.

(i)            The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be paid or withheld whether or not shown as due on any Return.

(ii)           Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii)          No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv)          No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(v)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(vi)          Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vii)         The Company and its Subsidiaries are in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii)        Neither the Company nor any of its Subsidiaries has any liability as Taxes payable for unpaid Taxes which have not been accrued or reserved on the Company Financials as Taxes payable, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course.

(ix)           Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x)            Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(xi)           Since the Applicable Date, each of the Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate tax authority all amounts required to be withheld and paid over for all taxable periods.

(xii)          No written claim has been made by any tax authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company or any of its other Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction.

(xiii)         The Company has delivered or made available to Parent (i) complete copies of all Tax Returns, examination reports and statements or deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to the prior three (3) taxable years and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes has not expired and (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted and those years for which required Tax Returns have not yet been filed.

Section 4.10           Title to Property.

(a)           Properties. Neither the Company nor any of its Subsidiaries owns or has any options to acquire any real property. All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions. No parties other than the Company or any of its Subsidiaries have a right to occupy any real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries. The Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, adequate for the uses to which they are being put and are in good condition and repair and regularly maintained in accordance with standard industry practice. The Leased Real Property is in compliance, in all material respects, with applicable Laws. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any Lease Documents.

(b)           Documents. The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, “Lease Documents”).

(c)           Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business for amounts which are not due and payable; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. Such material tangible properties and assets are in good operating condition and repair, ordinary wear and tear excepted. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted immediately prior to the date hereof.

Section 4.11           Intellectual Property.

(a)           The Company or its Subsidiaries own and/or are licensed or otherwise possess sufficient rights to use any: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions and patents and patent applications in any jurisdiction; (iii) trade secrets, including confidential and other non-public information; (iv) works of authorship, copyrights, software programs, mask works, applications or registrations in any jurisdiction for the foregoing; (v) databases and all database rights; (vi) internet websites, other domain names and applications and registrations pertaining thereto; and (vii) any intellectual property or similar proprietary rights ((i) through (vii), collectively, “Intellectual Property”), that are used in or necessary for the businesses of the Company and its Subsidiaries as currently conducted (such Intellectual Property, the “Company Intellectual Property”), free and clear of all Liens.

(b)           To the knowledge of the Company, there are no infringements, misappropriations, dilutions or other violations of any Company Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of a third party. There are no actions pending or, to the knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property, nor, to the knowledge of the Company, is there any reasonable basis for the same.

(c)           Section 4.11(c) of the Disclosure Schedule sets forth a list of all registrations for Company Intellectual Property owned by the Company or any Subsidiary (including any applications for the same and any domain names).  Neither the Company nor any Subsidiary owns any proprietary software.

(d)           All employees and consultants responsible for the development of any Company Intellectual Property owned by the Company or any Subsidiary have executed an agreement with such entity sufficient to transfer all right, title and interest in and to such Company Intellectual Property to such entity.

(e)           The computer software, computer hardware, and electronic data processing and record-keeping systems, and other information technology systems and software used or relied upon by the Company and its Subsidiaries in the operation of their respective businesses (the “IT Systems”) are sufficient for the current needs of such businesses and have not suffered any material security breach or material outage or failure in the twelve (12) months prior to the Closing Date.

Section 4.12           Proxy Statement. None of the information to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, or (iii) at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.13           Restriction on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (i) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (ii) granting any exclusive distribution rights in the United States, (iii) providing “most favored nations” terms for Company Products, or (iv) which otherwise materially and adversely affects the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

Section 4.14           Governmental Authorizations. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or assets or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Authority regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the knowledge of the Company, threatened suspension or cancellation, nor to the knowledge of the Company is there any basis for any of the foregoing.

Section 4.15           Litigation. There is no Action pending or, to the knowledge of the Company, threatened against or affecting or involving the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) and to the knowledge of the Company, there is no basis for any of the foregoing. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against or affecting or involving the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Authority. There are not currently, nor have there been since the Applicable Date, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no material action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, settlement entered into in the past twelve months, injunction or decree. No officer or director of the Company or any of its Subsidiaries is a defendant in any action or suit or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company or its Subsidiaries.

Section 4.16           Environmental Matters.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)            “Environmental Laws” mean all applicable federal, state, local and foreign laws, statutes, regulations, ordinances, other provisions having the force or effect of law, and common law relating to public health and safety, worker health and safety, pollution, protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including those relating to emissions, discharges, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

(ii)           “Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins, or other substances, materials or wastes that have an adverse effect on human health or the environment or for which liability or standards of conduct may be imposed under Environmental Laws.

(b)           (i) the Company and its Subsidiaries are and have been since the Applicable Date in compliance in all material respects with Environmental Laws, (ii) the Company and its Subsidiaries possess and have obtained, and are and have been since the Applicable Date in compliance in all material respects with, all Permits required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as conducted and occupied immediately prior to the date hereof, (iii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or report regarding any violation of or liability under any Environmental Law, other than those that have been fully and finally resolved with no future or continuing obligations, (iv) there are no Actions pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary under any Environmental Law, (v) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, distributed, exposed any Person to, or released any Materials of Environmental Concern, or owned or operated any property or facility which is or has been contaminated by any Materials of Environmental Concern, so as to give rise to any current or future material liabilities under any Environmental Laws, (vi) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Materials of Environmental Concern, and (vii) neither the Company nor any of its Subsidiaries has designed, manufactured, sold, marketed, repaired, installed or distributed products or other items containing asbestos, silica or other Materials of Environmental Concern, and none of such entities is subject to any material liabilities with respect to the presence of asbestos, silica or other Materials of Environmental Concern in any product or item or in or upon any property, premises or facility.

(c)           Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in Section 4.07(b) and this Section 4.16 constitute the sole representations and warranties of the Company regarding matters relating to any Environmental Laws.

Section 4.17           Brokers’ and Finders’ Fees. No broker, finder or investment banker or other Person (other than the fee payable to Blackstone Advisory Partners L.P., the “Financial Advisor”) is entitled to any brokerage, finder’s or other fee, commission or similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby. The Company has provided Parent with a true and correct copy of all agreements with the Financial Advisor, and such agreements have not been amended, modified or otherwise altered.

Section 4.18           Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor, dated the date of such opinion, to the effect that, as of such date, and subject to various assumptions and qualifications set forth in such opinion, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A complete copy of the executed opinion will be delivered to Parent for informational purposes only as soon as practicable after the date of this Agreement but in no event later than the day following the date of this Agreement.

Section 4.19           Transactions with Affiliates. Except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, no executive officer, director or, to the knowledge of the Company, employee or other Affiliate of the Company or any of its Subsidiaries or any person that beneficially owns more than 5% of the Company Common Stock and who has filed a report pursuant to Section 13(d) of the Exchange Act (each, an “Affiliated Party”), or, to the knowledge of the Company, any relative of any such executive officer or director, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is material to the Company and its Subsidiaries, taken as a whole, or has any material interest in any material property owned by the Company or any of its Subsidiaries or is a material creditor or debtor of the Company or its Subsidiaries.

Section 4.20           Employee Benefit Plans and Compensation.

(a)           The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plans, programs or arrangements, and all employment contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the “Company Plans”) and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, if any, relating to a Company Plan, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Company Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Plan, (v) the most recent summary plan description for such Company Plan (or other descriptions of such Company Plan provided to employees) and all modifications thereto, and (vi) the name of each employee, his or her position, length of service and current annual rates of salary. Section 4.20(a) of the Disclosure Schedule lists each Company Plan.

(b)           Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Company Plan have been timely filed. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan.

(c)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS on the prototype or volume submitter document upon which the Company Plan is based, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of its accompanying trust.

(d)           Neither the Company nor any ERISA Affiliate sponsors, or has sponsored or has any liability with respect to any Company Plan that is subject to the provisions of Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Company Plan that provides for nor is the Company a party to any agreement that could require the Company to provide any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or similar state law.

(e)           As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims, Actions, or investigations with respect to any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine undisputed claims for benefits). To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Company Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

(f)            Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) result in any payment (including, but not limited to, any retention or other bonuses, change of control payments, severance payments, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (iv) otherwise result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

(g)           Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in compliance in all material respects with the plan document and the requirements of Section 409A of the Code and applicable guidance issued thereunder, no amounts under any such plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and the Company has no obligation to gross-up or indemnify any service provider with respect to any such tax.

(h)           An entity is an “ERISA Affiliate” of the Company if it would have, within the past six years, been considered a single employer with the Company under Code Sections 414(b), (c), (m) or (o).

Section 4.21           Insurance. The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Section 4.21 of the Disclosure Schedule sets forth a list of all insurance policies maintained by the Company and each of its Subsidiaries or under which the Company or any of its Subsidiaries is currently an insured, a named insured or otherwise the principal beneficiary of coverage and the name of the insurer and the policy number.  All of the Company insurance policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and to the knowledge of the Company there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company insurance policies or, to the knowledge of the Company, by any other party to the Company insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Company insurance policy nor, to the knowledge of the Company, is the termination of any such policies threatened.

Section 4.22           Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.23           Contracts.

(a)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a “material contract” (as such term is described in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) that is a material contract which has as its subject Company Intellectual Property other than those with respect to off-the-shelf commercially-available software with a total replacement cost of less than $100,000,

(iii) relating to any Indebtedness of the Company or any of its Subsidiaries or mortgages, pledges, or that otherwise places a Lien on any material asset of the Company or its Subsidiaries, (iv) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets other than in the Ordinary Course or pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries, (v) that involves or is likely to involve annual expenditures in excess of $150,000 in the aggregate, (vi) that provides for the lease of any properties or assets of the Company or its Subsidiaries with annual lease payments in excess of $150,000, (vii) that provides for the advancement or loan to any third party in amounts in excess of $50,000 (excluding, for the avoidance of doubt, trade accounts receivable incurred in the Ordinary Course); (viii) that contains any warranty agreements with respect to the Company’s or its Subsidiaries’ services or products, other than warranties granted in the Ordinary Course, or (ix) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries. Each Contract of the type described in this Section 4.23 is referred to herein as a “Material Contract.”

(b)                                 No Breach. All Material Contracts are valid and binding on the Company or its Subsidiaries, as applicable, and are in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries have violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Material Contract. No other party to any Material Contract is, to the knowledge of the Company, in material default thereunder.  Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of, or default under, any Material Contract.  No party to any Material Contract will have the right to cancel, terminate or modify any or all of the provisions of any such Material Contract as a result of the consummation of the transactions contemplated by this Agreement.  To the knowledge of the Company, no event has occurred and no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any Material Contract, (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract, (iii) give any Person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Material Contract, (iv) give any Person the right to accelerate the maturity or performance of any Material Contract, or (v) give any Person the right to cancel, terminate, or modify in any material respect any Material Contract.

Section 4.24                                Inapplicability of Takeover Statutes. Assuming the representations and warranties of Parent and MergerSub set forth in Section 5.08 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under state or federal laws in the United States (collectively, “Anti-Takeover Statutes”) is applicable to the execution, delivery, performance or consummation of this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby, or if applicable, the Company Board has elected to make the Anti-Takeover Statutes inapplicable to the execution, delivery, performance or consummation of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby. The Company has taken all appropriate and necessary actions to exempt this Agreement, the Voting Agreements and all the transactions contemplated hereby and thereby from the requirements and restrictions of Section 203 of the DGCL. The Company has delivered to Parent and MergerSub copies of all actions taken by the Company and the Company Board with respect to the matters set forth in this Section 4.24.

Section 4.25                                Labor Matters.

(a)                                  There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a “Company Collective Bargaining Agreement”) and, to the Company’s knowledge, no labor union, foreign work council, or other collective bargaining representative represents any Persons employed by the Company or any of its Subsidiaries in connection with such employment. No Company Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, work stoppage, or other material labor dispute against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, and no such disputes have occurred within the past three years. To the knowledge of the Company, no labor union or labor organization is organizing or seeking to organize any employees of the Company or any of its Subsidiary and no such organizing activities have occurred within the past three years.

(b)                                 The Company and its Subsidiaries have complied and are in compliance in all material respects with applicable Laws with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable Laws regarding employee leave, workers compensation, wage and hour requirements, I-9 compliance, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).

The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, policies and guidelines of any Governmental Authority relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices, and there are no unfair labor practice, discrimination, wrongful discharge, wage and hour charges or complaints pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries are obligated to make any severance payments or bonus payments by virtue of the transactions contemplated by this Agreement.

(c)                                  Section 4.25(c) of this Disclosure Schedule lists, by date and location, each employee of the Company and each of its Subsidiaries who has been terminated in the 90 days prior to the date of this Agreement. As of the date hereof, to the knowledge of the Chief Executive Officer of the Company, none of the individuals listed on Exhibit F has any intention to terminate his or her employment within the first twelve (12) months following the Effective Time. As of the date hereof, to the knowledge of the Special Committee, the Chief Executive Officer of the Company does not have any intention to terminate her employment within the first twelve (12) months following the Effective Time.

Section 4.26                                Change of Control. Section 4.26 of the Disclosure Schedule sets forth (i) any Contract pursuant to which any compensation, benefit, obligation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or any of its Subsidiaries or any other similar person, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (ii) any Contract pursuant to which any earn-out or similar deferred payment obligations for the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise which arose in connection with any acquisition of another company or business by the Company.

Section 4.27                                Indebtedness. As of the date of this Agreement, the Company has no outstanding Indebtedness.

Section 4.28                                Product Warranty; Product Liability; Recalls.

(a)                                  Each Company Product is manufactured, marketed and distributed for itself or a customer or other third party in conformity in all material respects with (i) all applicable contractual commitments of the Company applicable to such Company Product, (ii) all product specifications applicable to such Company Product, and (iii) all express and implied warranties applicable to such Company Product. Section 4.28(a) of the Disclosure Schedule sets forth each express warranty and guaranty that the Company makes in respect of each Company Product it currently sells.

(b)                                 To the knowledge of the Company, no claim has been asserted at any time during the past two years that the Company has any liability arising out of any injury or death to individuals, animals or property as a result of the use of any Company Product. In addition, the Company has no material liability (and, to the knowledge of the Company, there is no basis for any present or future claim, lawsuit or other proceeding against the Company that could give rise to any material liability) arising out of any injury or death to individuals, animals or property as a result of the use of any Company Product.

(c)                                  In the past two years, neither the Company nor any Company Product has been, or to the knowledge of the Company, is, subject to any product recall, withdrawal, seizure, sequestration, or quarantine, whether voluntarily or at the direction or order of any Governmental Authority or otherwise, and the Company has no liability in respect of any recall, withdrawal, seizure, sequestration, or quarantine of any Company Product.

Section 4.29                                Customers and Suppliers. Section 4.29 of the Disclosure Schedule sets forth a list of the ten largest customers (“Major Customers”) and suppliers (“Major Suppliers”) of the Company and its Subsidiaries for the most recently completed fiscal year of the Company as measured by gross revenue of purchases by such customers from the Company and its Subsidiaries and by total purchases by the Company and its Subsidiaries from such suppliers, and showing the approximate gross revenue by such customer and total purchases from such supplier. Since January 1, 2012, there has not been any material adverse change in the business relationship between the Company or its Subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, or any material controversies with any Major Customer or Major Supplier. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice (including by e-mail) or, to the knowledge of the Company, oral notice, nor do they reasonably believe, that any Major Customer or Major Supplier (i) will be terminating its relationship with the Company or its Subsidiaries, or (ii) shall stop, or materially decrease the rate of, supplying or buying (as the case may be) materials, products or services to or from (as applicable) the Company or its Subsidiaries.

Section 4.30                                Prior Transaction. The Prior Agreement has been terminated.  To the knowledge of the Company there has been no material breach by the Company of the Prior Agreement and the Company has complied with its obligations under the Prior Agreement through the date of its termination (giving effect to any consents or waivers thereunder) in all material respects.

Section 4.31                                No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its respective Subsidiaries in connection with this Agreement, including with respect to estimates, projections and other forecasts.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Each of Parent and MergerSub jointly and severally represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.01                                Due Incorporation/Formation and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent owns directly all of the issued and outstanding capital stock of MergerSub. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which MergerSub is a party of any character relating to the issued or unissued capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of MergerSub or obligating MergerSub to grant, issue or sell any shares of the capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of MergerSub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of MergerSub to repurchase, redeem or otherwise acquire any shares of the capital stock of MergerSub.

Section 5.02                                Authorization; Binding Agreement. Parent and MergerSub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the board of directors of Parent and the board of directors of MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03                                Governmental Approvals. The execution and delivery by the Parent and MergerSub of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (B) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) constitute a Parent Material Adverse Effect.

Section 5.04                                Litigation. There are no Actions pending or threatened against Parent or MergerSub or any officer, director or employee of Parent or MergerSub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or MergerSub from performing its obligations under this Agreement.

Section 5.05                                No Violations. The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the articles of incorporation, certificates of incorporation or bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.06                                Proxy Statement. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s stockholders.

Section 5.07                                Financing. Parent has delivered to the Company, a true, complete and correct copy of the executed commitment letter (the “Commitment Letter”, from the financial institution identified therein (the “Lender”) pursuant to which the lender party thereto has committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Financing”).  Parent has or will have, and will cause MergerSub to have, together with the Financing prior to the Effective Time sufficient funds to pay the aggregate Company Common Stock Merger Consideration, the aggregate Equity Award Consideration and all fees and expenses required to be paid by Parent and MergerSub related to the Merger and the other transactions contemplated by this Agreement. There are no conditions precedent related to the funding of the Financing other than as described in the Commitment Letter. As of the date hereof, there are no other agreements, side letters or arrangements related to the funding of the Financing other than the Commitment Letter.  The Commitment Letter has been duly executed and delivered by, and is a valid and binding obligation of, Parent and MergerSub and, to the knowledge of Parent or MergerSub, the Lender named therein, subject to the Enforceability Exceptions. As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated in any respect, and has not been amended or modified in any respect. As of the date hereof, assuming the accuracy of the representations and warranties of the Company in Article IV, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or MergerSub under the Commitment Letter, or to the knowledge of Parent or MergerSub, the Lender named therein. All commitment and other fees required to be paid under the Commitment Letter on or prior to the date hereof have been fully paid and, as of the date hereof, assuming the accuracy of the representations and warranties of the Company in Article IV, to the knowledge of Parent and MergerSub, there is no fact or occurrence existing that makes any of the statements (including assumptions) set forth in the Commitment Letter inaccurate.

Section 5.08                                Ownership of Common Stock. Other than in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, neither Parent nor any of its Subsidiaries (including MergerSub) or Affiliates is, and at no time during the last three years has Parent or any of its Subsidiaries (including MergerSub) or Affiliates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.09                                No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation of this Agreement and the consummation of the Merger and in connection with the Financing Commitments, MergerSub has not incurred, and prior to the Effective Time will not have incurred any obligations or liabilities, and has not engaged, and prior to the Effective Time will not have engaged, directly or indirectly through any Subsidiary or Affiliate, in any business activities of any type or kind whatsoever.

Section 5.10                                Brokers’ and Finders’ Fees. Other than The Spartan Group LLC, no broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent or MergerSub is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.11                                No Other Representations or Warranties. Except for the representations and warranties made by Parent and MergerSub in this Article V none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01                                Conduct of Business by Company Pending the Merger.

(a)                                  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and its Subsidiaries, (ii) maintain existing relations with Governmental Authorities, customers, suppliers, distributors, employees and business associates, (iii) keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear), (v) maintain all insurance and permits necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, and (vii) maintain, enforce and protect all of the material Company Intellectual Property in a manner consistent in all material respects with past practice.

(b)                                 Except as expressly required or expressly permitted by this Agreement or as set forth in Section 6.01(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, directly or indirectly, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent:

(i)                                     take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(ii)                                  amend or propose any amendment or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(iii)                               (A) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon exercise of Company Stock Options outstanding on the date of this Agreement; (B) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options; (C) adjust, reclassify, combine, split, or subdivide any stock of the Company or any Subsidiary; (D) adopt any new incentive plan or any equity based compensation plan; or (E) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary.

(iv)                              (A) acquire, or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of the operating assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course); (B) merge or consolidate with any other person; or (C) liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;

(v)                                 pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course;

(vi)                              waive, release, assign, settle or compromise any litigation or claims other than settlements of, or compromises for, any litigation in the Ordinary Course (which shall not include the settlement of Transaction Litigation which shall be covered by and subject to Section 7.09) or where (A) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (B) the settlement or compromise involves only the payment of money damages and does not otherwise materially and adversely effect the conduct of the business of the Company going forward;

(vii)                           other than in the Ordinary Course, enter into or amend, modify or supplement on terms materially adverse to the Company and its Subsidiaries, taken as a whole, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract, or waive, release, grant assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) (it being understood that the Company and its Subsidiaries shall not be allowed to enter into or amend any Contract with any Affiliated Party or the Financial Advisor);

(viii)                        make or authorize any new capital expenditures involving more than the aggregate amount set forth in with the Company’s capital expenditure budget, or fail to expend funds for budgeted capital expenditures or commitments;

(ix)                                make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(x)                                   (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the Company or such subsidiary, except in the Ordinary Course or required by the terms of a Company Plan in effect as of the date of this Agreement, (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Plan, (C) enter into, establish, adopt renew or amend any consulting, employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its subsidiaries (other than as required by the terms of a Company Plan in effect as of the date of this Agreement) or terminate any Company Plan, or (D) pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a Company Plan in effect as of the date of this Agreement; provided, however, that nothing in this Section 6.01(b)(x) shall prohibit the Company or any of its Subsidiaries from taking any action relating to the termination or promotion of employees in the Ordinary Course or the hiring of employees in the Ordinary Course to the extent that (1) such hired employee is hired for a position that is below the director level and whose base annual salary is below $100,000 and who is entitled to benefits that are no more favorable to such employee than those available to the Company’s other employees who are at the same level; or (2) (I) such hired employee is replacing an employee whose employment with the Company and its Subsidiaries is terminated following the date hereof (the “Former Employee”) and (II) the base annual salary of such hired employee is not greater than 120% of the base annual salary of the Former Employee and the benefits made available to such hired employee are no more favorable than the benefits that were available to the Former Employee;

(xi)                                make or change any election, adopt or change any accounting method, file or amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Return or the payment of any Tax;

(xii)                             take, commit to take, or fail to take any action that (A) would result in any of the conditions to the consummation of the Merger not being satisfied, or (B) would materially impair the ability of the Company, Parent or MergerSub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xiii)                          fail to maintain, enforce or protect any Company Intellectual Property;

(xiv)                         make any material restatement of the Company Financial Statements or the notes thereto included in, or incorporated by reference into, the Company SEC Documents;

(xv)                            enter into any new or renegotiate any license, agreement or arrangement relating to any Company Intellectual Property (other than the application for patents and registered trademarks in the Ordinary Course);

(xvi)                         enter into any joint venture, partnership or similar arrangement, other than arrangements with distributors or resellers in the Ordinary Course that do not result in the formation of any Person or funding obligations of the Company or its Subsidiaries;

(xvii)                      implement any employee layoffs that could implicate the WARN Act; and

(xviii)                   except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                                Preparation of Proxy Statement; Stockholders’ Meeting.

(a)                                  The Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter and the Company Bylaws: (i) set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable following clearance with the SEC of the Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Stockholders Meeting”), (ii) unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(b), recommend to its stockholders the adoption of this Agreement (the “Merger Recommendation”) and shall include such recommendation in the Proxy Statement and (iii) unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(b), use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Stockholders Meeting, the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation, the Company Board shall take all commercially reasonable lawful action in order to properly call, hold, and complete the Company Stockholders Meeting in compliance with applicable Law, the Company Charter and Company Bylaws.

(b)                                 As soon as reasonably practicable following the date of this Agreement and in no event more than 15 days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. Parent shall review any drafts of the Proxy Statement provided by the Company promptly after receipt. Each of Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s Stockholders as promptly as practicable after the Proxy Statement is cleared with the SEC but in any event no later than 5 Business Days after the Proxy Statement is cleared with the SEC. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, subject to applicable Law, the Company shall provide Parent and MergerSub with a reasonable opportunity to review and comment on the Proxy Statement or such response. Each of Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Stockholders Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all such comments or correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)                                  At the Company Stockholders Meeting, Parent shall vote, and cause each of its Subsidiaries to vote, all shares of Company Common Stock beneficially owned by Parent and each of its Subsidiaries in favor of the adoption of this Agreement.

Section 7.02                                Access to Information; Confidentiality.

(a)                                  Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.02(a), reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the

Company’s or Subsidiaries’ employees, agents or representatives (other than the Chief Executive Officer of the Company and the individuals listed on Exhibit F; provided that if the Company Board is considering an Acquisition Proposal received after the date hereof from a Person other than Parent, Parent may not contact any such individuals without a member of the Special Committee or its designated Representative being present (it being agreed and acknowledged that (A) with respect to in-person meetings or telephone calls, a member of the Special Committee or its designated Representative shall be deemed present at such meeting or telephone call provided that the Special Committee and its counsel were provided at least 24 hours advance notice (delivered in accordance with Section 10.02) of such meeting or telephone call and reasonable accommodations were made to permit a member of the Special Committee or its designated Representative to participate in such meeting or telephone call, and (B) with respect to contact via e-mail, a member of the Special Committee or its designated Representative shall be deemed present provided that a member of the Special Committee or its designated Representative is copied on such e-mail), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, (ii) contact or have any discussions with any of the customers of the Company or its Subsidiaries regarding the business of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned. Parent shall schedule and coordinate all inspections with the Company. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof, or the Company’s Subsidiaries, or (ii) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, in each of the foregoing cases, the parties hereto shall cooperate to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. If any of the information or material furnished pursuant to this Section 7.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b)                                 Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated April 10, 2012, between Parent and the Company (the “Confidentiality Agreement”).

Section 7.03                                Acquisition Proposals.

(a)                                  Subject to Section 7.03(b) and Section 7.03(c), none of the Company or any of its Subsidiaries shall, nor shall any of them authorize or permit, directly or indirectly, any Representative to, directly or indirectly: (i) initiate, solicit, encourage or take any other action to knowingly facilitate (including by way of furnishing information (other than public information disseminated through Company SEC Documents, press releases or other similar means)) any inquiries, offers or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate, engage in, participate in or continue any discussions or negotiations, or furnish or disclose to any Person not a party to this Agreement any information in furtherance of any inquiries related to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 7.03(b)), or that is intended or that would reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) (A) fail to make, withdraw (or not continue to make), modify, qualify or amend in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(b), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), (B) recommend, adopt, endorse or approve, or publicly propose to recommend, adopt, endorse or approve, an Acquisition Proposal, or (C) take any action or make any statement inconsistent with the

Merger Recommendation (any of the foregoing in this clause “(iv),” a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing solicitations, discussions, negotiations or communications with any party or parties that have made or indicated an interest or intention to make an Acquisition Proposal; provided, that nothing in this Section 7.03 shall preclude the Company, any of its Subsidiaries or their respective Representatives from complying with the provisions of the immediately following sentence. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential Acquisition Proposal (other than Parent and its Affiliates) to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly notify Parent (and in any event within 24 hours) upon receipt by the Company or any of its Subsidiaries (including through a notification by its Representatives) of (y) any request for information relating to the Company or any of its Subsidiaries (other than requests for information in the Ordinary Course and unrelated to an Acquisition Proposal), or (z) any inquiry or request for discussion or negotiations regarding an Acquisition Proposal and, in each case the Company shall provide Parent with a copy of any such request or inquiry (or a summary of any oral request or inquiry). The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement, which prohibits the Company from providing such information to Parent or requires the Company to negotiate on an exclusive basis. The Company shall not, and shall cause each of its Subsidiaries not to terminate, waive amend or modify any provision of any existing standstill to which it or any of its Subsidiaries is party, and the Company shall, and shall cause its Subsidiaries to seek enforcement of the provisions of any such agreement, in each case, except to the extent the Company Board determines in good faith (after consultation with its outside legal counsel) that such action would be reasonably likely to violate its fiduciary obligations under applicable Law.

(b)                                 Notwithstanding Section 7.03(a) or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval:

(i)                                     the Company may (directly or through its Representatives) (A) engage in negotiations or discussions with any Person and its Representatives and financing sources that have made a written bona fide Acquisition Proposal (that was not solicited in violation of Section 7.03(a)) that, if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal and is from a party reasonably capable of consummating such Acquisition Proposal in a timely manner, and (B) thereafter furnish or disclose to such Person and its Representatives and financing sources non-public information relating to the Company and its Subsidiaries pursuant to an Acceptable Confidentiality Agreement with such Person; provided, that the Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company of any Acquisition Proposal of the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal and the Company shall furnish or make available to Parent any such information furnished or made available to the Person making the Acquisition Proposal to the extent not previously furnished or made available to Parent or its Representatives;

(ii)                                  the Company Board may make a Company Adverse Recommendation Change following the receipt of a written bona fide Acquisition Proposal not made in violation of this Section 7.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to constitute a Superior Proposal and is from a party reasonably capable of consummating such Acquisition Proposal in a timely manner; provided; that, prior to making such determination, (A) the Company provides Parent with four Business Days’ notice of its intention to do so and specifying the terms and conditions of such Superior Proposal (including a copy thereof with all accompanying documentation (including any purchase agreement submitted by or on behalf of the party making such Acquisition Proposal) and the identity of the party making such Acquisition Proposal) and (B) during the applicable four Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal no longer constitutes a Superior Proposal, which adjustments shall be evidenced by an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent; provided, further, that nothing in this Section 7.03(b) or otherwise shall prohibit the Company or its Representatives from negotiating and discussing further with any party that proposed such Acquisition Proposal; and

(iii)                               the Company Board may make a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii), if and only if (A) a material development or change in circumstances occurring or arising after the date of this Agreement with respect to the Company that (1) is materially favorable to the recurring financial condition and results of the Company and its Subsidiaries, taken as a whole and (2) was neither known to the Company Board or management of the Company and its Subsidiaries nor reasonably foreseeable as of or prior to the date hereof (it being agreed that the result of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances) (such material development or change in circumstances with respect to the Company being referred to as an “Intervening Event”) and (B) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such Intervening Event, that a failure to make such Company Adverse Recommendation Change would result in a breach of its fiduciary duties to the stockholders of the Company; provided, that the Company Board may not make a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii) unless the Company shall have provided prior written notice to Parent at least four Business Days in advance of its intention to make a Company Adverse Recommendation Change and such notice includes a written explanation of the Company Board’s basis for proposing to effect such Company Adverse Recommendation Change, and prior to effecting such Company Adverse Recommendation Change the Company shall, if requested by Parent, during the applicable four Business Day period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall no longer conclude that a failure to make such Company Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company, which adjustments shall be evidenced by an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent. For the avoidance of doubt, the Company Board shall not be permitted to effect a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 7.03(b)(ii)).

(c)                                  Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would violate any applicable Law; provided, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), neither a “stop, look, and listen” statement nor a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall in and of itself be deemed a Company Adverse Recommendation Change.

Section 7.04                                Employee Benefits Matters.

(a)                                  Parent Plans.

(i)                                     From and after the Effective Time and until March 31, 2013, Parent shall, or shall cause Surviving Corporation or one of its other Subsidiaries to provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time base salary and wages (disregarding equity incentive arrangements) that are no less favorable than those in effect as of the Effective Time and benefits that are substantially comparable in the aggregate to those in effect as of the Effective Time (disregarding change in control, retention, deferred compensation and equity incentive arrangements).

(ii)                                  With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall, or shall cause its applicable Affiliates to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering the Company Plans), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan; provided, that, in no event shall the recognition of prior service result in a duplication of benefits.

(iii)                               Surviving Corporation shall continue to recognize all accrued and unused vacation and paid time off days (including banked days) that have accrued through the Effective Time, and shall allow such employees to take such accrued and unused days in accordance with such policies as Parent or Surviving Corporation, as applicable, may adopt after the Effective Time.

(iv)          This Section 7.04(a) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contain herein, this Section 7.04(a) does not amend nor establish any provisions of any Company Plan or Parent Plan. Nothing contained herein, express or implied shall alter or limit Parent’s or the Surviving Corporation’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(b)           Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock and Company Stock Options (whether vested or unvested) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05           Directors’ and Officers’ Indemnification and Insurance.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date through the 6th anniversary of the Effective Time, Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim from and against any D&O Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent’s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.05(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto. Any determination of entitlement to indemnification under this Section 7.05(a) shall be made by independent legal counsel selected by Surviving Corporation, and reasonably acceptable to the Indemnified Party, and the fees of such counsel shall be paid by Surviving Corporation.

(b)           For a period of six years from the Effective Time, the certificate of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c)           Prior to the Effective Time, the Company shall cause to be obtained effective at the Effective Time and shall fully pay the premium for “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that excited or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby).

(d)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

(e)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06           Further Action; Reasonable Efforts.

(a)           Subject to applicable Law, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transaction contemplated by this Agreement, (ii) the satisfaction of the other parties’ conditions to consummating the Merger, (iii) the taking of all reasonable actions necessary to obtain (and the cooperation with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made by Parent, MergerSub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by the Merger or by this Agreement, and (iv) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.06, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

Section 7.07           Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute are or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and MergerSub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby.

Section 7.08           Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement or (b) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 7.08 shall not be taken into account for purposes of determining whether the condition referred to in Section 8.02(b) or Section 8.03(b), respectively, shall have been satisfied.

Section 7.09           Transaction Litigation. In the event that any litigation related to this Agreement (and any pending litigation as of the date of this Agreement related to the Prior Transaction), the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that such consent of Parent shall not be required only with respect to any settlement, compromise or arrangement that does not involve any conditions or obligations of the Company, Parent or MergerSub except for (i) payments of money paid entirely from proceeds of insurance except for any applicable retention or deductible in an amount not to exceed $250,000, and/or (ii) amendments to disclosure in the Proxy Statement or related public disclosures that relate solely to the Company or the Financial Advisor, or that are required by Law.

Section 7.10           Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.11           Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except in connection with a Company Adverse Recommendation Change effected in accordance with Section 7.03(b)(ii) or Section 7.03(b)(iii) or pursuant to Section 7.03(c) or as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 7.12           NASDAQ Delisting. Prior to the Closing Date, each of the Company and Parent shall take all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by Surviving Corporation of the Company Common Stock from NASDAQ. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to cause the continued trading and quotation of the Company Common Stock on NASDAQ from and after the date hereof until the Closing Date.

Section 7.13           Financing.

(a)           The Company shall, and the Company shall cause its Subsidiaries and its and their respective Representatives to, provide such reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the businesses of the Company or its any of its Subsidiaries or involve any material out-of-pocket expense by the Company or any of its Subsidiaries), including the following and similar actions: (i) providing to Parent and its Affiliates from time to time information regarding the Company, its Subsidiaries and their industry reasonably requested by the Lender providing the Financing (including the provision of monthly financial statements), (ii) participating in a reasonable number of meetings, presentations and due diligence sessions, (iii) furnishing Parent, its Affiliates and the Lender information reasonably requested by any of them that is in the Company’s or its Subsidiaries’ possession, (iv) as of the Closing Date and contingent on the occurrence of the Closing, taking all corporate actions necessary and reasonable to authorize the consummation of the Financing and (v) arranging for the termination of the Company’s and its Subsidiaries credit facility on the Closing Date and contingent on the occurrence of the Closing, and procure customary payoff letters in connection therewith. Notwithstanding anything in this Agreement, neither the Company nor any of its Subsidiaries shall pay any fee or incur any liability or obligation in connection with the Financing prior to the Effective Time.

(b)           Subject to the provisions of Section 7.13(c), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions reflected in the Commitment Letter or on other terms as would not reasonably be expected to materially impede the ability of Parent and MergerSub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, and (ii) satisfy on a timely basis all conditions applicable to Parent and MergerSub set forth in the Commitment Letter and such definitive agreements that are within their control.

(c)           At the request of the Company, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within one Business Day) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or breach) by any party to, or of any event or circumstance that would give rise to an inability to satisfy one or more conditions precedent under, any Commitment Letter or Contract related to the Financing of which Parent has knowledge or becomes aware; and (ii) of the receipt of any written notice from any party to a Commitment Letter or Contract related to the Financing with respect to any actual or potential default, breach, termination or repudiation by such party of, or any inability to satisfy one or more conditions precedent under, any Commitment Letter or Contract related to the Financing. Parent shall not enter into, make, or cause or permit to be made any amendment, supplement or other modification to a Commitment Letter that amends, supplements or modifies the conditions precedent to the Financing in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Financing materially less likely to occur. Parent shall provide the Company with a copy of any amendment, supplement or other modification to a Commitment Letter promptly after the same is entered into. Subject to the terms and conditions of this Agreement, in the event that any material portion of the Financing becomes unavailable on the terms and conditions contemplated the Commitment Letter, Parent shall promptly notify the Company thereof, and shall promptly following the occurrence of such event and for the 30-day period thereafter use its good faith efforts to arrange to (A) obtain alternative financing (in an amount at least equal to the amount of the Financing or such unavailable portion thereof, as the case may be, or such lesser amount, together with the available cash on hand of Parent and its Subsidiaries, as is sufficient for Parent and MergerSub to pay the aggregate Company Common Stock Merger Consideration and the aggregate Equity Award Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith) from alternative sources (“Alternative Financing”), and (B) obtain a new financing commitment letter or letters with respect to such Alternative Financing (collectively, the “Alternative Commitment Letters”), which shall supersede the Commitment Letter, a true, complete and correct copy of each of which Parent shall promptly provide to the Company. In the event that any Alternative Commitment Letter is obtained, (1) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Commitment Letter as modified by the Alternative Commitment Letters, and (2) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter to the extent not superseded by Alternative Commitment Letters at the time in question and the Alternative Commitment Letters to the extent then in effect.

(d)           Notwithstanding anything in this Agreement to the contrary, but subject to its compliance with Section 7.13(a), Section 7.13(b) and Section 7.13(c), after the date of this Agreement but prior to the Effective Time, Parent may replace, amend or supersede the Commitment Letter (the “New Financing Commitments”); provided, that the terms of the New Financing Commitments shall not expand upon or modify the conditions precedent to the Financing as set forth in the Commitment Letter in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Financing materially less likely to occur. In such event, the term “Commitment Letter” as used herein shall be deemed to include the Commitment Letter to the extent not so replaced, amended or superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 7.14           Director Resignations. The Company shall use its reasonable best efforts to deliver at the Closing signed letters of resignation from each member of the Company Board and each member of the board of directors (or any equivalent) of each Subsidiary pursuant to which each such director shall resign from his or her position as a director of the Company (and/or Subsidiary, as applicable) effective at the Effective Time.

Section 7.15           Prior Transaction Termination Fee. The Company shall pay the Prior Transaction Termination Fee in accordance with the terms of the Prior Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01           Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and Company Bylaws;

(b)           All material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Authority required to consummate the Merger shall have been obtained or filed or shall have occurred;

(c)           No applicable Law shall prohibit the consummation of the Merger and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal (“Governmental Order”);

(d)           There shall not be pending any suit, action or proceeding brought by a Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Parent, MergerSub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including the right to vote Company Common Stock on all matters properly presented to the stockholders of the Company.

Section 8.02           Additional Conditions to Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver in writing (as permitted by applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties. The Fundamental Company Representations shall be true and correct in all respects except for breaches that have a de minimis effect, and all other representations and warranties of Company contained in this Agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or Company Material Adverse Effect other than in Section 4.19, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that, in the event of a breach of a representation or warranty other than a Fundamental Company Representation, this Section 8.02(a) shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a Company Material Adverse Effect;

(b)           Agreements and Covenants. The Company shall have performed and complied with in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)           Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied;

(d)           No Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had a Company Material Adverse Effect;

(e)           [Intentionally Omitted];

(f)            FIRPTA Affidavit. The Company shall have delivered an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); and

(g)           Notices. All of the notices to third parties set forth on Section 8.02(g) of the Disclosure Schedule shall have been made in form and substance reasonably satisfactory to Parent.

(h)           Company Closing Obligations and Expenses. The aggregate amount of unpaid Company Closing Obligations and Expenses as of the date hereof (as described in Section 8.02(h) of the Disclosure Schedule) plus the aggregate amount of Company Closing Obligations and Expenses incurred between the date hereof and the Closing Date shall not exceed the amount set forth on Section 8.02(h) of the Disclosure Schedule by more than $800,000 and the Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the condition set forth in this Section 8.02(h) has been satisfied.

Section 8.03           Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver in writing (as permitted by applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of MergerSub and Parent contained in this Agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or Parent Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a Parent Material Adverse Effect;

(b)           Agreements and Covenants. Parent and MergerSub shall have performed and complied with in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c)           Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

Section 8.04           Frustration of Closing Conditions. None of the Company, Parent or MergerSub may rely on the failure of any condition set forth in Section 8.02 or Section 8.03, as the case may be, to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, if December 31, 2012 (the “Outside Date”) shall have occurred and the Merger shall not have been consummated; provided, that if this Agreement has not been submitted to the stockholders of the Company at the Company Stockholder Meeting by the date that is five days prior to the Outside Date (the “Prior Date”), the Outside Date shall automatically extend by five days to permit the Company Stockholder Meeting to occur (so long as the Company Stockholder Meeting is scheduled (as of the Prior Date) to occur during such extended period); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)           by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to a party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger in accordance with Section 7.06;

(d)           by either Parent or the Company, if any applicable Law prohibits the consummation of the Merger;

(e)           by either Parent or the Company, if the Company Stockholders Meeting shall have concluded without the Company Stockholder Approval having been obtained;

(f)            by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or any representations or warranties become untrue or incorrect), which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (ii) is either incurable, or if curable, is not cured by the Company within 30 days following receipt by the Company of written notice of such breach or failure; provided, at the time of the delivery of such written notice, Parent or MergerSub shall not be in material breach of its obligations under this Agreement;

(g)           by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have materially breached any of its obligations under Section 7.03 or (iii) the Company enters into, or announces its intention to enter into, a Superior Proposal;

(h)           by Parent, if there are holders of insufficient shares of Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and the Company Stockholder Meeting is not adjourned to a later date;

(i)            by the Company, if Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (or any representations or warranties become untrue or incorrect), which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub within 30 days following receipt by Parent of written notice of such breach or failure; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(j)            by the Company, if the Company Board has effected a Company Adverse Recommendation Change pursuant to Section 7.03(b)(ii); or

(k)           by the Company, if all of the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), the Company is, at such time, ready and willing to consummate the transactions contemplated by this Agreement (and has irrevocably confirmed the same to Parent in writing) and MergerSub has not received the proceeds of the Financing by the Outside Date.

Section 9.02           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, that except as otherwise provided herein, no such termination shall relieve any party hereto from liability for any knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03           Fees and Expenses.

(a)           Subject to the proviso in Section 9.02, all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)           Company Termination Fee. The Company agrees that the Company shall pay to Parent an amount equal to $1,500,000 (the “Company Termination Fee”) if this Agreement is validly terminated pursuant to:

(i)            Section 9.01(b) by Parent or the Company and at any time after the date of this Agreement and before its termination any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement;

(ii)           Section 9.01(e) by Parent or the Company and at any time after the date of this Agreement and before the vote on this Agreement at the Company Stockholders Meeting any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement;

(iii)          Section 9.01(f) by Parent if the Company has knowingly and willfully breached its representations, warranties, covenants or agreements set forth in this Agreement;

(iv)          Section 9.01(g)(i) or Section 9.01(g)(iii);

(v)           Section 9.01(g)(ii) and at any time after the date of this Agreement and before its termination any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to that Acquisition Proposal, or that Acquisition Proposal is consummated, within twelve months following the termination of this Agreement;

(vi)          Section 9.01(h) and at any time after the date of this Agreement and before the vote on this Agreement at the Company Stockholders Meeting any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement; or

(vii)         Section 9.01(j).

If the Company Termination Fee is payable pursuant to Section 9.03(b)(iii), Section 9.03(b)(iv) or Section 9.03(b)(vii), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds on the date of termination of this Agreement by the Company or as soon as is reasonably practicable following the date of termination of this Agreement by Parent, but in any event no more than two Business Days following such date. If the Company Termination Fee is payable pursuant to Section 9.03(b)(i), Section 9.03(b)(ii), Section 9.03(b)(v) or Section 9.03(b)(vi), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds on the date of consummation of the relevant Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, if this Agreement may be terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 9.03(b), the payment of the Company Termination Fee (plus the amounts payable under Section 9.03(d), if any) shall be the sole and exclusive remedy of Parent and MergerSub against the Company and its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Company Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated for any reason, and upon payment by the Company of such amounts due in accordance with this Agreement, none of the Company, its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (or the termination of this Agreement) or the transactions contemplated by this Agreement (or the abandonment thereof) other than with respect to the Confidentiality Agreement. Notwithstanding the foregoing, nothing contained in this Section 9.03(b) shall restrict Parent’s or MergerSub’s rights to seek specific performance pursuant to the terms of Section 10.06. For purposes of Section 9.03(b)(i), Section 9.03(b)(ii), Section 9.03(b)(v) and Section 9.03(b)(vi), references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50.1%.”

(c)           Parent Termination Fee. Parent agrees that Parent shall pay to the Company an amount equal to $3,500,000 (the “Parent Termination Fee”) if this Agreement is validly terminated pursuant to Section 9.01(k). If the Parent Termination Fee is payable, the Parent Termination Fee shall be paid by Parent as directed by the Company in writing in immediately available funds as soon as is reasonably practicable following the date of termination of this Agreement by the Company, but in any event no more than two Business Days following such date. Notwithstanding anything to the contrary in this Agreement, (A) if this Agreement may be terminated pursuant to Section 9.01(k), the payment of the Parent Termination Fee (plus the amounts payable under Section 9.03(d), if any) shall be the Company’s sole and exclusive remedy of the Company and its Subsidiaries against Parent, MergerSub, the Lender and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated for any reason, and upon the payment by Parent of such amounts when due in accordance with this Agreement, none of Parent, MergerSub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (or the termination of this Agreement) or the transactions contemplated by this Agreement (or the abandonment thereof) other than with respect to the Confidentiality Agreement; and (B) none of the Company, its Subsidiaries or Company Related Parties shall have any rights or claims against any Lender in connection with this Agreement, the Commitment Letter or the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing contained in this Section 9.03(c) shall restrict the Company’s rights to seek specific performance pursuant to the terms of Section 10.06.

(d)           Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 9.03, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 9.03, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, the reasonable out-of-pocket costs and expenses of Parent or the Company, as applicable (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee, as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e)           The parties hereto acknowledge and agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 9.04           Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

Section 10.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as receipt of such email is received) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerSub:

Markwins International Corporation

22067 Ferrero Parkway

City of Industry, CA 91789

Telephone No: (909) 595-8898

Facsimile: (909) 595-8820

E-mail: echen@markwins.com

Attention: Eric Chen, Chief Executive Officer

with a copy to:

Buchalter Nemer
A Professional Corporation

1000 Wilshire Boulevard

Suite 1500

Los Angeles, CA 90017

Telephone No: (213) 896-0700

Facsimile: (213) 896-0400

E-mail: jweitz@buchalter.com; mbonenfant@buchalter.com

Attention: Jeremy Weitz and Mark Bonenfant

if to the Company:

Physicians Formula Holdings, Inc.

c/o Mill Road Capital

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

Telephone No: 203.987.3512

Facsimile No: 203.621.3280

Email: tlynch@millroadcapital.com

Attention: Thomas Lynch, Chairman of the Special Committee

with copies to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067-6017

Telephone No: 310.228.3737

Facsimile No: 310.228.3939

Email: JNewby@sheppardmullin.com

Attention: Jon Newby, Esq.

All such notices, requests, claims, demands and other communications shall be deemed received, if delivered via facsimile or email, the date of transmission (transmission confirmed) if sent prior to 5:00 p.m. Pacific time on a Business Day (and if sent after 5:00 p.m. Pacific time on a Business Day, then on the next succeeding Business Day) and, if delivered via hand or registered certified mail, on the date of receipt by the recipient thereof.

Section 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04         Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, that following receipt of the Company Stockholder Approval, no amendment shall be made to this Agreement which by Law would require further approval by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05         Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Notwithstanding the foregoing, without the prior written consent of the Company, Parent and/or Surviving Corporation may (i) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its Affiliates (but no such assignment shall relieve Parent and/or Surviving Corporation of any of their respective obligations hereunder) and (ii) collaterally assign any of its rights, but not its obligations, under this Agreement to the Lender.

Section 10.06         Specific Performance. The parties hereto hereby agree that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and each of the parties hereto hereby waives (i) the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article IX, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and MergerSub, on the other hand, of any of their respective covenants, obligations or agreements set forth in this Agreement, the Company, on the one hand, and Parent and MergerSub, on the other hand, shall, subject to the following sentence, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the other under this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any state or federal court located in the State of Delaware).

Notwithstanding anything to the contrary herein, it is explicitly agreed that the Company shall not be entitled to seek specific performance to cause Parent and MergerSub to enforce the terms of the Commitment Letter, including by demanding Parent and/or MergerSub to file one or more lawsuits against the Lender to fully enforce the Lender’s obligations thereunder and Parent’s and/or MergerSub’s rights thereunder.  Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (plus the amounts payable under Section 9.03(d), if any).  Under no circumstance shall Parent or MergerSub be permitted or entitled to receive both a grant of specific performance and payment of the Company Termination Fee. For the avoidance of doubt, under no circumstances will Parent or MergerSub be entitled to monetary damages in excess of the amount of the Company Termination Fee (plus the amounts payable under Section 9.03(d), if any).

Section 10.07         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.04 and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08         Governing Law; Enforcement and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any Action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.08, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 10.02. Each party agrees not to commence any Action related to this Agreement or any of the transactions contemplated hereby except in such courts.

Section 10.09         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10         Counterparts. This Agreement may be executed and delivered in two or more original, facsimile or .PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11         Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13         Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARKWINS INTERNATIONAL CORPORATION

By:	/s/ Eric Chen
Name: Eric Chen
Title: Chief Executive Officer

MARKWINS MERGER SUB, INC.

By:	/s/ Eric Chen
Name: Eric Chen
Title: Chief Executive Officer

PHYSICIANS FORMULA HOLDINGS, INC.

By:	/s/ Ingrid Jackel
Title: Chief Executive Officer

Annex B-1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September       , 2012 between Markwins International Corporation, a California corporation (“Parent”), and Markwins Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which the outstanding shares of capital stock of the Company will be converted into the right to receive the Company Common Stock Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                       Agreement to Retain Subject Shares.

1.1                                 At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), Stockholder shall not, except for transfers of Shares following the Effective Time in connection with the Merger: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, that such restrictions shall not be applicable to (i) a gift of the Subject Shares made to Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of Stockholder or Stockholder’s spouse or issue, provided that such transferee agrees to be bound by the terms of this Agreement, (ii) a transfer of title to the Subject Shares effected pursuant to Stockholder’s will or the laws of intestate succession, or (iii) a transfer of title to the Subject Shares to a trust organized under the laws of the United States or any political subdivision thereof solely for the benefit of such Stockholder, provided that such transferee agrees to be bound by the terms of this Agreement; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) enter into any hedging or other derivative transaction with respect to the Subject Shares; (d) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares; or (e) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time, (y) the date upon which the Merger Agreement is validly terminated in accordance with the terms of Section 9.01 thereof, or (z) the date on which there is any amendment to the Merger Agreement (effected pursuant to the terms of the Merger Agreement) which expressly reduces the Company Common Stock Merger Consideration.

1.2                                 “New Shares” means:

(a)                                  any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

B-1-1

(b)                                 any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

2.                                       Agreement to Vote Subject Shares and Take Certain Other Action.

2.1                                 Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, take all actions necessary to cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a)                                  in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b)                                 against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c)                                  against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d)                                 against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e)                                  against any amendment of the Company Certificate of Incorporation or the Company By-laws that is not requested or expressly approved by Parent; and

(f)                                    against any dissolution, liquidation or winding up of the Company.

2.2                                 Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person, or, take all actions necessary to cause the holder of record to be present, in person or by the proxy, at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 hereof are to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3                                 Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1 of this Agreement.

3.                                       No Solicitation, etc. In consideration of Parent’s and Merger Sub’s significant expenses incurred (and to be incurred) in connection with the Merger, Stockholder shall not, directly or indirectly, and shall cause Stockholder’s agents, representatives, advisors, as applicable, not to (a) initiate, solicit, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal (other than with Parent and its Affiliates), (b) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or (c) approve, endorse or recommend any Acquisition Proposal.

B-1-2

4.                                       Representations and Warranties of Stockholder. Stockholder hereby represents and warrants and covenants to Parent as follows:

4.1                                 (a) Stockholder is the record or beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof, including rights to purchase shares of capital stock of the Company; (c) the Subject Shares are, and except for a Transfer in accordance with Section 1.1, will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, other than those created by this Agreement; (d) Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and except for a Transfer in accordance with Section 1.1, will have voting power and power of disposition with respect to all of the Subject Shares acquired by Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

4.2                                 Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to the Enforceability Exceptions). The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.  Without limiting the generality of the foregoing, except for the Prior Voting Agreement (as defined below) Stockholder has not entered into any voting agreement (other than this Agreement) with any Person (other than a power of attorney) with respect to any of the Shares, or granted any Person any proxy (revocable or irrevocable) deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.  If Stockholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms.  For purposes of this Section 4.2, the term “Prior Voting Agreement” means the voting agreement dated August 14, 2012, entered into by and among Stockholder, Physicians Formula Superior Holdings, LLC, and Physician Formula Merger Sub, Inc.  Stockholder acknowledges that the Prior Voting Agreement has been terminated and has no further effect.

4.3                                 Stockholder understands and agrees that other than (a) in connection with or following a Transfer permitted by Section 1.1, or (b) otherwise in compliance with this Agreement, if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Subject Shares, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

5.                                       Termination. This Agreement and all obligations of Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6.                                       No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be construed to affect, limit or restrict (a) Stockholder or any of its representatives from acting in his or her capacity as an officer, director or other fiduciary of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and Stockholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Stockholder acting solely in his or her capacity as officer, director or other fiduciary of the Company, or (b) Stockholder from voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.

B-1-3

7.                                       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.                                       Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any Affiliate of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.                                       Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.                                 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

11.                                 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, at the address set forth below on Stockholder’s signature page at the end hereof with a copy (which shall not constitute notice) to:

Solomon Hunter, Jr.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Direct (215) 981-4587

Direct Fax (215) 689-2568

hunters@pepperlaw.com

www.pepperlaw.com

If to Parent or Merger Sub, to:

Markwins International Corporation

22067 Ferrero Parkway

City of Industry, CA 91789

Attention: Eric Chen, Chief Executive Officer

Facsimile: (909) 595-8820

with a copy (which shall not constitute notice) to:

Buchalter Nemer

1000 Wilshire Boulevard

Suite 1500

Los Angeles, CA 90017

Attention: Jeremy Weitz and Mark Bonenfant

Facsimile: (213) 896-0400

or to such other address as any party hereto may designate for itself by notice given as herein provided.

B-1-4

12.                                 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

13.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.                                 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

15.                                 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

16.                                 Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.                                 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

B-1-5

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

MARKWINS INTERNATIONAL CORPORATION

By:
	Name:	Eric Chen
	Title:	Chief Executive Officer

MARKWINS MERGER SUB, INC.

By:
	Name:	Eric Chen
	Title:	Chief Executive Officer

Signature:
INGRID JACKEL

Street Address:	c/o Physicians Formula Holdings, Inc.
City, State and Zip:	1055 West 8th Street, Azusa, CA 91702-2248
Facsimile Number:	(626) 812-9462

Subject Shares owned on the date hereof:

81,688 shares of Company Common Stock

727,346 shares of Company Common Stock issuable upon the exercise of Company Options, Company Warrants or any other outstanding options, warrants or other rights.

B-1-6

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September       , 2012 between Markwins International Corporation, a California corporation (“Parent”), and Markwins Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which the outstanding shares of capital stock of the Company will be converted into the right to receive the Company Common Stock Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Agreement to Retain Subject Shares.

1.1           At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), Stockholder shall not, except for transfers of Shares following the Effective Time in connection with the Merger: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, that such restrictions shall not be applicable to (i) a gift of the Subject Shares made to Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of Stockholder or Stockholder’s spouse or issue, provided that such transferee agrees to be bound by the terms of this Agreement, (ii) a transfer of title to the Subject Shares effected pursuant to Stockholder’s will or the laws of intestate succession, or (iii) a transfer of title to the Subject Shares to a trust organized under the laws of the United States or any political subdivision thereof solely for the benefit of such Stockholder, provided that such transferee agrees to be bound by the terms of this Agreement; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) enter into any hedging or other derivative transaction with respect to the Subject Shares; (d) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares; or (e) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time, (y) the date upon which the Merger Agreement is validly terminated in accordance with the terms of Section 9.01 thereof, or (z) the date on which there is any amendment to the Merger Agreement (effected pursuant to the terms of the Merger Agreement) which expressly reduces the Company Common Stock Merger Consideration.

1.2           “New Shares” means:

(a)           any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

B-1-7

(b)           any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

2.             Agreement to Vote Subject Shares and Take Certain Other Action.

2.1           Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, take all actions necessary to cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a)           in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b)           against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c)           against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d)           against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e)           against any amendment of the Company Certificate of Incorporation or the Company By-laws that is not requested or expressly approved by Parent; and

(f)            against any dissolution, liquidation or winding up of the Company.

2.2           Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person, or, take all actions necessary to cause the holder of record to be present, in person or by the proxy, at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 hereof are to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3           Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1 of this Agreement.

3.             No Solicitation, etc. In consideration of Parent’s and Merger Sub’s significant expenses incurred (and to be incurred) in connection with the Merger, Stockholder shall not, directly or indirectly, and shall cause Stockholder’s agents, representatives, advisors, as applicable, not to (a) initiate, solicit, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal (other than with Parent and its Affiliates), (b) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or (c) approve, endorse or recommend any Acquisition Proposal.

B-1-8

4.             Representations and Warranties of Stockholder. Stockholder hereby represents and warrants and covenants to Parent as follows:

4.1           (a) Stockholder is the record or beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof, including rights to purchase shares of capital stock of the Company; (c) the Subject Shares are, and except for a Transfer in accordance with Section 1.1, will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, other than those created by this Agreement; (d) Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and except for a Transfer in accordance with Section 1.1, will have voting power and power of disposition with respect to all of the Subject Shares acquired by Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

4.2           Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to the Enforceability Exceptions). The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.  Without limiting the generality of the foregoing, except for the Prior Voting Agreement (as defined below) Stockholder has not entered into any voting agreement (other than this Agreement) with any Person (other than a power of attorney) with respect to any of the Shares, or granted any Person any proxy (revocable or irrevocable) deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.  If Stockholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms.  For purposes of this Section 4.2, the term “Prior Voting Agreement” means the voting agreement dated August 14, 2012, entered into by and among Stockholder, Physicians Formula Superior Holdings, LLC, and Physician Formula Merger Sub, Inc.  Stockholder acknowledges that the Prior Voting Agreement has been terminated and has no further effect.

4.3           Stockholder understands and agrees that other than (a) in connection with or following a Transfer permitted by Section 1.1, or (b) otherwise in compliance with this Agreement, if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Subject Shares, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

5.             Termination. This Agreement and all obligations of Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6.             No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be construed to affect, limit or restrict (a) Stockholder or any of its representatives from acting in his or her capacity as an officer, director or other fiduciary of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and Stockholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Stockholder acting solely in his or her capacity as officer, director or other fiduciary of the Company, or (b) Stockholder from voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.

B-1-9

7.             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.             Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any Affiliate of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.             Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.           Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

11.           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, at the address set forth below on Stockholder’s signature page at the end hereof with a copy (which shall not constitute notice) to:

Solomon Hunter, Jr.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Direct (215) 981-4587

Direct Fax (215) 689-2568

hunters@pepperlaw.com

www.pepperlaw.com

If to Parent or Merger Sub, to:

Markwins International Corporation

22067 Ferrero Parkway

City of Industry, CA 91789

Attention: Eric Chen, Chief Executive Officer

Facsimile: (909) 595-8820

with a copy (which shall not constitute notice) to:

Buchalter Nemer

1000 Wilshire Boulevard

Suite 1500

Los Angeles, CA 90017

Attention: Jeremy Weitz and Mark Bonenfant

Facsimile: (213) 896-0400

or to such other address as any party hereto may designate for itself by notice given as herein provided.

B-1-10

12.           Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

13.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.           No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

15.           Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

16.           Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

B-1-11

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

MARKWINS INTERNATIONAL CORPORATION

By:
	Name:	Eric Chen
	Title:	Chief Executive Officer

MARKWINS MERGER SUB, INC.

By:
	Name:	Eric Chen
	Title:	Chief Executive Officer

Signature:
JEFFREY P. ROGERS

Street Address:	c/o Physicians Formula Holdings, Inc.
City, State and Zip:	1055 West 8th Street, Azusa, CA 91702-2248
Facsimile Number:	(626) 812-9462

Subject Shares owned on the date hereof:

430,356 shares of Company Common Stock

341,543 shares of Company Common Stock issuable upon the exercise of Company Options, Company Warrants or any other outstanding options, warrants or other rights.

B-1-12

Annex B-2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September       , 2012 between Markwins International Corporation, a California corporation (“Parent”), and Markwins Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which the outstanding shares of capital stock of the Company will be converted into the right to receive the Company Common Stock Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

WHEREAS, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                       Agreement to Retain Subject Shares.

1.1                                 At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), Stockholder shall not, except for transfers of Shares following the Effective Time in connection with the Merger: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) enter into any hedging or other derivative transaction with respect to the Subject Shares; (d) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares; or (e) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (w) the Effective Time, (x) the date upon which the Merger Agreement is validly terminated in accordance with the terms thereof, (y) the date on which there is any amendment to the Merger Agreement which expressly reduces the Company Common Stock Merger Consideration, or (z) December 31, 2012.

1.2                                 “New Shares” means:

(a)                                  any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b)                                 any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.

B-2-1

2.                                       Agreement to Vote Subject Shares and Take Certain Other Action.

2.1                                 Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote or give written consent or, using Stockholder’s best efforts, cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a)                                  in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b)                                 against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c)                                  against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d)                                 against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e)                                  against any amendment of the Company Certificate of Incorporation or the Company By-laws that is not requested or expressly approved by Parent; and

(f)                                    against any dissolution, liquidation or winding up of the Company.

2.2                                 Prior to the Expiration Date, Stockholder, as the holder of voting stock of the Company, shall be present, in person, or use its best efforts necessary to cause the holder of record to be present, in person or by the proxy, at all meetings of stockholders of the Company at which any of the matters referred to in Section 2.1 hereof are to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3                                 Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1 of this Agreement.

3.                                       No Solicitation, etc. In consideration of Parent’s and Merger Sub’s significant expenses incurred (and to be incurred) in connection with the Merger, Stockholder agrees that until the Expiration Date, subject to Section 6 hereof, Stockholder shall not, and shall cause Stockholder’s agents, representatives, advisors, employees, officers and directors, as applicable, not to, initiate or solicit any proposal or offer regarding an Acquisition Proposal (other than with Parent and its Affiliates).

4.                                       Representations and Warranties of Stockholder. Stockholder hereby represents and warrants and covenants to Parent as follows:

4.1                                 (a) Stockholder is the record or beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the Subject Shares; (b) the Subject Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof, including rights to purchase shares of capital stock of the Company; (c) the Subject Shares are, and

B-2-2

except for a Transfer in accordance with Section 1.1, will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, other than those created by this Agreement; (d) Stockholder has voting power and the power of disposition with respect to all of the Subject Shares outstanding on the date hereof, and except for a Transfer in accordance with Section 1.1, will have voting power and power of disposition with respect to all of the Subject Shares acquired by Stockholder after the date hereof; and (e) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

4.2                                 Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to the Enforceability Exceptions). The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.  Without limiting the generality of the foregoing, except for the Prior Voting Agreement (as defined below), Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.  For purposes of this Section 4.2, the term “Prior Voting Agreement” means the voting agreement dated August 14, 2012, entered into by and among Stockholder, Physicians Formula Superior Holdings, LLC, and Physicians Formula Merger Sub, Inc.  Stockholder acknowledges that the Prior Voting Agreement has been terminated and has no further effect.

4.3                                 Stockholder understands and agrees that other than (a) in connection with or following a Transfer permitted by Section 1.1, or (b) otherwise in compliance with this Agreement, if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Subject Shares, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Subject Shares or (c) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

5.                                       Termination. This Agreement and all obligations of Stockholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6.                                       No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be construed to affect, limit or restrict (a) Stockholder or any of its representatives from acting in his or her capacity as an officer or director of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company and Stockholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Stockholder acting solely in his or her capacity as officer, director or other fiduciary of the Company, or (b) Stockholder from voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.

7.                                       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

B-2-3

8.                                       Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any Affiliate of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.                                       Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.                                 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

11.                                 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, to:

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

Attention: Justin Jacobs

Facsimile: (203)621-3280

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

Attention: Peter M. Rosenblum

Facsimile: (617) 832-7000

If to Parent or Merger Sub, to:

Markwins International Corporation

22067 Ferrero Parkway

City of Industry, CA 91789

Attention: Eric Chen, Chief Executive Officer

Facsimile: (909) 595-8820

with a copy (which shall not constitute notice) to:

Buchalter Nemer

1000 Wilshire Boulevard

Suite 1500

Los Angeles, CA 90017

Attention: Jeremy Weitz and Mark Bonenfant

Facsimile: (213) 896-0400

or to such other address as any party hereto may designate for itself by notice given as herein provided.

B-2-4

12.                                 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

13.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.                                 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

15.                                 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

16.                                 Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.                                 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows]

B-2-5

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

MARKWINS INTERNATIONAL CORPORATION

By:
Name:	Eric Chen
Title:	Chief Executive Officer

MARKWINS MERGER SUB, INC.

By:
Name:	Eric Chen
Title:	Chief Executive Officer

MILL ROAD CAPITAL, L.P.

By:
Name:	Charles M.B. Goldman
Title:	Managing Director

Subject Shares owned on the date hereof:

2,516,943 shares of Company Common Stock

675,000 shares of Company Common Stock issuable upon the exercise of Company Options, Company Warrants or any other outstanding options, warrants or other rights.

B-2-6

Annex C

Blackstone Advisory Partners L.P.

September 26, 2012

Special Committee of the Board of Directors
Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, CA 91702

Members of the Special Committee of the Board of Directors:

We understand that Physicians Formula Holdings, Inc. (“Physicians Formula” or the “Company”) and Markwins International Corporation (the “Acquiror”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of a wholly-owned subsidiary of the Acquiror with and into Physicians Formula (the “Merger”).  Pursuant to the Merger Agreement, Physicians Formula will be the surviving corporation of the Merger and each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), other than those shares of Company Common Stock which are not being converted into the right to receive the merger consideration pursuant to the Merger Agreement, will be converted into the right to receive $4.90 in cash (the “Consideration”).  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Consideration is fair to the holders of Company Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•                  Reviewed certain publicly available information concerning the business, financial condition, and operations of Physicians Formula that we believe to be relevant to our inquiry;

•                  Reviewed certain internal information concerning the business, financial condition, and operations of Physicians Formula prepared and furnished to us by the management of Physicians Formula that we believe to be relevant to our inquiry;

•                  Reviewed certain internal financial analyses, estimates and forecasts relating to Physicians Formula, prepared and furnished to us by the management of Physicians Formula, including both the management case forecast (the “Management Case”) and management sensitivity case forecast (the “Management Sensitivity Case”);

•                  Reviewed the publicly available, audited financial statements of Physicians Formula from the fiscal year ended December 31, 2008 through the fiscal year ended December 31, 2011 and the unaudited financial statements for the fiscal quarters ended March 31, 2012 and June 30, 2012;

•                  Held discussions with members of senior management of Physicians Formula concerning their evaluations of the Merger and Physicians Formula’s businesses, operating and regulatory environments, financial conditions, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion;

•                  Reviewed the historical market prices and trading activity for the Company Common Stock;

•                  Compared certain publicly available financial and stock market data for Physicians Formula with similar information for certain other publicly traded companies that we deemed to be relevant;

•                  Assessed the financial terms of certain other business combinations transactions and the consideration received for and paid in such transactions that we believe to be generally relevant;

•                  Performed an illustrative leveraged buyout analysis utilizing information prepared and furnished to us by the management of Physicians Formula and illustrative capital structure assumptions provided by the lenders of SPC Partners V, L.P., who had previously proposed to acquire the Company using a leveraged buyout structure;

•                  Performed a discounted cash flow analysis utilizing information prepared and furnished to us by the management of Physicians Formula;

•                  Reviewed the draft Merger Agreement, dated September 23, 2012, which is the latest draft provided to us; and

•                  Performed such other financial studies, analyses and investigations, and considered such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction, we have relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise discussed with or reviewed by or for us.  We have assumed with your consent that the financial and other projections prepared by Physicians Formula and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation.  Based on discussions with management of the Company and the Special Committee of the Board of Directors regarding the risks underlying, and uncertainty of achieving, the forecasts reflected in the Management Case, with your consent, we have given greater weight to the Management Sensitivity Case for purposes of our analysis.  We assume at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based.  We have further relied with your consent upon the assurances of the management of Physicians Formula that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not conduct a physical inspection of any of the properties or assets of the Company.  We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we evaluated the solvency of Physicians Formula or the Acquiror under any state or federal laws.

We also have assumed with your consent that the final executed form of the Merger Agreement does not differ in any material respects from the draft dated September 23, 2012 and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Physicians Formula or the contemplated benefits of the Merger.  We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage.  Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be paid in the Merger, and we express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Physicians Formula or as to the underlying decision by Physicians Formula to engage in the Merger.  Our opinion does not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof.

We express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Physicians Formula.  We express no opinion as to the prices or trading ranges at which the Company Common Stock will trade at any time.  Furthermore, we are not expressing any opinion as to the impact of the Merger on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due.

This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger or any other matter, and should not be relied upon by any shareholder as such.  We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.  This opinion has been approved by a fairness committee in accordance with established procedures.

This letter is provided to the Special Committee of the Board of Directors of Physicians Formula (and, at the instruction of such committee, to the Board of Directors of Physicians Formula) in

connection with and for the purposes of its evaluation of the Merger only.  This letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of Physicians Formula, including any committee thereof, or Physicians Formula without our prior written consent.  However, a copy of this opinion may be included, in its entirety, as an exhibit to, any disclosure documents Physicians Formula is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary or description of this opinion in such documents shall require our prior written approval, which shall not be unreasonably withheld.

We have acted as financial advisor to the Special Committee of the Board of Directors of Physicians Formula with respect to the Merger and will receive a fee from Physicians Formula for our services, a significant portion of which is contingent upon the consummation of the Merger.  In addition, Physicians Formula has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).  In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of the Company or the Acquiror or any of their affiliates for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.

Based on the foregoing and subject to the foregoing, we are of the opinion, that, as of the date hereof, the Consideration to be paid to the holders of Company Common Stock is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P.

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)                                  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)                                 Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)                                  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)                                  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                                       Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                                      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.                                       Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.                                      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)                                  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)                                  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)                                 Appraisal rights shall be perfected as follows:

(1)                                  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)                                  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)                                  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)                                    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)                                 At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)                                 After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)                                     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)                                     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)                                  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)                                     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy

PHYSICIANS FORMULA HOLDINGS, INC.

ATTN: LINH LE

1055 WEST 8TH STREET

AZUSA, CA 91702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHYSICIANS FORMULA HOLDINGS, INC.

The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3.

Vote on Proposal	For	Against	Abstain
1.

To adopt the agreement and plan of merger, dated as of September 26, 2012, by and among Physicians Formula Holdings, Inc., Delaware corporation, Markwins International Corporation, a California corporation, and Markwins Merger Sub, Inc., a Delaware corporation.

	☐	☐	☐

2.

To approve, on a non-binding, advisory basis, of compensation that may be paid or become payable to the named executive officers of Physicians Formula Holdings, Inc. that is based on or otherwise relates to the merger.

	☐	☐	☐

3.

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are insufficient votes to adopt the merger agreement described above at the time of the special meeting.

	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	DATE

1

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Physicians Formula Holdings, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHYSICIANS FORMULA HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

Proxy for Special Meeting of Stockholders to be held on [•], 2012

The undersigned stockholder of Physicians Formula Holdings, Inc. (“Physicians Formula”) hereby appoint(s) Ingrid Jackel and Thomas E. Lynch, and each of them acting singly, true and lawful agents and proxies, with full power of substitution and revocation, to vote all shares of common stock of Physicians Formula which the undersigned is entitled to vote at the Special Meeting of Stockholders of Physicians Formula to be held at [•], on [•], 2012 beginning at [•], local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting dated [•] and the related Proxy Statement, copies of which have been received by the undersigned. Attendance at the Special Meeting of Stockholders in person will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH THE RESPECT TO THE PROPOSALS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED ON THIS PROXY CARD.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

2